As filed with the Securities and Exchange Commission on August 23, 1996
                                                REGISTRATION NO. 33-___________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)


                                      6711
            (Primary Standard Industrial Classification Code Number)


                                   22-2405746
                      (I.R.S. Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2200
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                               KENNETH T. NEILSON
                 Chairman, President and Chief Executive Officer
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                                 (201) 236-2200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

RONALD H. JANIS, ESQ.                             STUART G. STEIN, ESQ.
MICHAEL W. ZELENTY, ESQ.                          Hogan & Hartson L.L.P.
Pitney, Hardin, Kipp & Szuch                      Columbia Square
P.O. Box 1945                                     555 Thirteenth Street, N.W.
Morristown, New Jersey 07962                      Washington, D.C.  20004-1109
(201) 966-6300                                    (202) 637-8575

             APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated June 21, 1996 (the "AGREEMENT"), by and among HUBCO, Inc. ("HUBCO"), Westport Bancorp, Inc. ("WESTPORT") and The Westport Bank & Trust Company, attached as Appendix A to the Proxy Statement-Prospectus.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

======================== ====================== ====================== ====================== ======================
Title of each class of                            Proposed maximum       Proposed Maximum
   securities to be          Amount to be        offering price per     aggregate offering          Amount of
      registered              registered                unit<F1>              price<F1>         registration fee
      ----------              ----------                ----                  -----             ----------------
Common Stock, No Par           3,423,587                $19.77              $67,675,557            $23,336.40
Value                          Shares<F2>

Series B Convertible         39,600 Shares             $637.50              $25,245,000             $8,705.17
Preferred Stock,
$100 Stated Value
======================== ====================== ====================== ====================== ======================
Total Fee                                                                                          $32,041.57
======================== ====================== ====================== ====================== ======================

<F1> Estimated  solely  for the  purpose of  calculating  the  registration  fee pursuant to Rule 457(f) under the Securities Act based, as to the Common Stock, on the exchange ratio of 0.3225 and the last reported sales price ($6,375) for Westport Common Stock as of August 19, 1996, and as to the Preferred Stock, the number of shares of Westport Common Stock into which each share of Westport Preferred Stock is convertible (100), and the last reported sales price ($6.375) for Westport Common Stock as of August 19, 1996.

<F2> The shares of HUBCO  Common  Stock being  registered  and  included in this number include shares of HUBCO Common Stock issuable either (i) in the Merger in exchange for shares of Westport Common Stock issued prior to the Merger upon conversion of Westport Series A Convertible Preferred Stock, or
     (ii) after the Merger upon conversion of shares of HUBCO Series B Convertible Preferred Stock issued in the Merger in exchange for Westport Series A Convertible Preferred Stock. The shares of HUBCO Common Stock registered and included in this number also include shares of HUBCO Common Stock issuable either (i) in the Merger in exchange for shares of Westport Common Stock issued prior to the Merger upon exercise of Westport stock options or (ii) after the Merger upon exercise of HUBCO stock options issued in the Merger in exchange for Westport stock options. The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.


             THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

================================================================================

                                     PART I
                       INFORMATION REQUIRED IN PROSPECTUS

                              CROSS REFERENCE SHEET


ITEM 1.  CROSS REFERENCE SHEET.

             Pursuant to Item 501 of Regulation S-K, this cross-reference sheet shows the location in the Proxy Statement-Prospectus (the "PROXY STATEMENT") of responses to Items 1 through 19 of Part I of Form S-4:

Item          Caption                     Location or Heading
No.           -------                     in Prospectus/Proxy Statement
- ----                                      -----------------------------

1.  Forepart of Registration              Facing Page of Registration
    Statement and Outside Front           Statement; Cross Reference Sheet;
    Cover Page of Prospectus ............ Cover Page of Proxy Statement

2.  Inside Front and Outside Back         AVAILABLE INFORMATION; INFORMATION
    Cover Pages of Prospectus............ DELIVERED AND INCORPORATED BY
                                          REFERENCE; TABLE OF CONTENTS

3.  Risk Factors, Ratio of                SUMMARY OF PROXY STATEMENT-PROSPECTUS
    Earnings to Fixed Charges
    and Other Information

    Introduction (S-K 503)...............

    (a).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Companies

    (b).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Companies

    (c).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Merger

    (d).................................. SELECTED CONSOLIDATED FINANCIAL DATA
                                          OF HUBCO; SELECTED CONSOLIDATED
                                          FINANCIAL DATA OF WESTPORT

    (e).................................. PRO FORMA CONDENSED FINANCIAL
                                          INFORMATION; PRO FORMA FINANCIAL
                                          INFORMATION

    (f).................................. ACTUAL AND PRO FORMA PER SHARE
                                          DATA

    (g).................................. MARKET PRICE AND DIVIDEND MATTERS

    (h).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Meeting

    (i).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Merger

    (j).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Merger

    (k).................................. SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Merger

4.  Terms of the Transaction

    (a).................................. THE PROPOSED MERGER; DESCRIPTION OF
                                          HUBCO CAPITAL STOCK; COMPARISON OF
                                          THE RIGHTS OF SHAREHOLDERS OF
                                          WESTPORT AND HUBCO


    (b).................................. THE PROPOSED MERGER - Opinion of
                                          Financial Advisor

    (c).................................. THE PROPOSED MERGER (Introductory
                                          Paragraph)

5.  Pro Forma Financial Information...... PRO FORMA CONDENSED FINANCIAL
                                          INFORMATION; PRO FORMA FINANCIAL
                                          INFORMATION
6.  Material Contacts with the
    Company Being Acquired............... THE PROPOSED MERGER --  Interests of
                                          Certain Persons in the Merger; --
                                          Conditions to the Merger
7.  Additional Information
    Required for Reoffering
    by Persons and Parties
    Deemed to be Underwriters............ NOT APPLICABLE

8.  Interests of Named
    Experts and Counsel.................. LEGAL OPINION

9.  Disclosure of Commission
    Position on Indemnification
    for Securities Act Liabilities....... NOT APPLICABLE

B.  INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to
    S-3 Registrants...................... CERTAIN INFORMATION REGARDING HUBCO
                                          -- Recent Developments

11. Incorporation of Certain
    Information by Reference..............INFORMATION DELIVERED AND
                                          INCORPORATED BY REFERENCE
12. Information with Respect to
    S-2 or S-3 Registrants............... NOT APPLICABLE

13. Incorporation of Certain
    Information by Reference............. NOT APPLICABLE

14. Information with Respect to
    Registrants other than S-3 or
    S-2 Registrants...................... NOT APPLICABLE

INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15. Information with Respect to
    Companies...........................  NOT APPLICABLE

16. Information with Respect
    to S-2 or S-3 Companies.............. INFORMATION DELIVERED AND
                                          INCORPORATED BY REFERENCE; CERTAIN
                                          INFORMATION REGARDING WESTPORT

17. Information with Respect
    to Companies Other than
    or S-3 Companies..................... NOT APPLICABLE

  VOTING AND MANAGEMENT INFORMATION


18. Information if Proxies,
    Consents or Authorizations
    are to be Solicited.................. Cover Page of Proxy Statement;
                                          SUMMARY OF PROXY STATEMENT-PROSPECTUS
                                          -- The Meeting; SHAREHOLDER
                                          PROPOSALS; THE PROPOSED MERGER --
                                          Dissenters' Rights of Appraisal; --
                                          Interests of Certain Persons in the
                                          Merger; THE MEETING; RIGHTS OF
                                          DISSENTING WESTPORT SHAREHOLDERS

19. Information if Proxies,
    Consents or Authorizations
    Are Not to be Solicited, or
    in an Exchange Offer................  NOT APPLICABLE

                                                              September __, 1996

To the Shareholders of Westport Bancorp, Inc.:

         You are cordially invited to attend a special meeting of shareholders (the "MEETING") of Westport Bancorp, Inc. ("WESTPORT") to be held at Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut on Thursday, October 24, 1996 at 4:00 p.m.

         At the Meeting, you will be asked to approve an Agreement and Plan of Merger, dated June 21, 1996 (the "MERGER AGREEMENT"), by and among HUBCO, Inc. ("HUBCO"), Westport and The Westport Bank & Trust Company, a copy of which is included as Appendix A to the accompanying Proxy Statement-Prospectus. As more fully described in the Proxy Statement-Prospectus, the Merger Agreement provides for Westport to be acquired by HUBCO through a merger of Westport with and into HUBCO (the "MERGER"). As part of the Merger, each outstanding share of Westport common stock, par value $.01 per share ("WESTPORT COMMON STOCK") will be converted into .3225 of a share of HUBCO common stock and each outstanding share of Series A Convertible Preferred Stock of Westport, par value $.01 per share ("WESTPORT PREFERRED STOCK") will be converted into the right to receive one share of a newly created series of HUBCO convertible preferred stock in a tax free exchange, plus cash to be paid in lieu of fractional shares.

         Approval of the Merger Agreement requires the affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Westport Common Stock and Westport Preferred Stock, voting together as a single class. The directors and executive officers of Westport and their affiliates beneficially own an aggregate of ___________ shares of Westport Common Stock (___%) and _______ shares of Westport Preferred Stock (___%). Each share of Westport Common Stock will entitle its holder to one vote and each share of Westport Preferred Stock will entitle its holder to 100 votes.

         Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the shareholders of Westport and the receipt of certain regulatory approvals.

         Ostrowski & Company, Inc., Westport's financial advisor in connection with the Merger, has delivered its written opinion to Westport's Board of Directors that, as of the date of the Merger Agreement, the consideration to be received by the shareholders of Westport in the Merger was fair to such holders from a financial point of view. The written opinion of Ostrowski & Company, Inc., including an update as of September __, 1996, is reproduced in full as Appendix B to the accompanying Proxy Statement-Prospectus.

         Your Board of Directors has determined that the Merger is in the best interests of Westport and its shareholders and has unanimously approved the Merger Agreement. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

         You are urged to read the Proxy Statement-Prospectus, which provides you with a description of the terms of the Merger. IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. Failure to return a properly executed proxy card or to vote at the Meeting will have the same effect as a vote against the Merger Agreement.

                                 Sincerely,



                                 Michael H. Flynn
                                 President and Chief Executive Officer



                                 David A. Rosow
                                 Chairman of the Board

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 24, 1996

To the Shareholders of Westport Bancorp, Inc.:

         NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "MEETING") of Westport Bancorp, Inc. ("WESTPORT") will be held on Thursday, October 24, 1996, at 4:00 p.m., at Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut, for the following purposes:

         (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated June 21, 1996 (the "MERGER AGREEMENT"), by and among HUBCO, Inc. ("HUBCO"), Westport and The Westport Bank & Trust Company, which is included as Appendix A to the accompanying Proxy Statement-Prospectus. As more fully described in the Proxy Statement-Prospectus, the Merger Agreement provides for Westport to be acquired by HUBCO through a merger of Westport with and into HUBCO (the "MERGER"). As part of the Merger, each outstanding share of Westport common stock, par value $.01 per share ("WESTPORT COMMON STOCK") will be converted into .3225 of a share of HUBCO common stock and each outstanding share of Series A Convertible Preferred Stock of Westport, par value $.01 per share ("WESTPORT PREFERRED STOCK") will be converted into the right to receive one share of a newly created series of HUBCO convertible preferred stock in a tax free exchange, plus cash to be paid in lieu of fractional shares; and

         (2) To transact such other business as may properly come before the Meeting or any adjournment thereof.

         If the Merger Agreement is approved, adopted and consummated, each holder of Westport Preferred Stock will have the right to dissent and demand payment of the fair value of his shares. This right is contingent upon strict compliance with the procedures set forth in the applicable statute. The full text of this statute is included as Appendix C to the accompanying Proxy Statement-Prospectus.

         The Board of Directors has fixed the close of business on September 5, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. Only shareholders of record at the close of business on September 5, 1996 will be entitled to notice of and to vote at the Meeting or any adjournment thereof. The holders of Westport Common Stock and Westport Preferred Stock are entitled to vote at the Meeting or at any adjournment or postponement thereof. Each share of Westport Common Stock will entitle its holder to one vote and each share of Westport Preferred Stock will entitle its holder to 100 votes.

         All shareholders are urged to attend the Meeting in person. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. If you decide to attend the Meeting, you may revoke your proxy and vote your shares in person.

Westport, Connecticut
September __, 1996

                                          By Order of the Board of Directors



                                 John J. Henchy
                                                              Secretary

THE BOARD OF DIRECTORS OF WESTPORT UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT.

                             WESTPORT BANCORP, INC.

                                 PROXY STATEMENT

                                       for

                         Special Meeting of Shareholders
                            of Westport Bancorp, Inc.
                                  to be held on
                                October 24, 1996
                   ------------------------------------------

                                   HUBCO, INC.

                                   PROSPECTUS

                                       for
                                Common Stock and
                      Series B Convertible Preferred Stock,
                 to be issued by HUBCO, Inc. in connection with
                      the merger of Westport Bancorp, Inc.
                            with and into HUBCO, Inc.
                   ------------------------------------------

         This Proxy Statement-Prospectus (sometimes referred to as this "PROXY STATEMENT") is first being furnished to the shareholders of Westport Bancorp, Inc. ("WESTPORT") on or about September __, 1996 in connection with the solicitation of proxies by the Board of Directors of Westport to be used at the Special Meeting of its shareholders (the "MEETING") to be held on Thursday, October 24, 1996. The purpose of the Meeting is for holders of Westport common stock, $.01 par value ("WESTPORT COMMON STOCK") and holders of Westport Series A Convertible Preferred Stock, $.01 par value ("WESTPORT PREFERRED STOCK") to consider and vote upon an Agreement and Plan of Merger, dated June 21, 1996 (the "MERGER AGREEMENT"), by and among HUBCO, Inc. ("HUBCO"), Westport and The Westport Bank & Trust Company ("WBTC"). In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the shareholders of Westport, receipt of all requisite regulatory approvals, and the satisfaction or waiver of all other conditions, Westport will be merged with and into HUBCO, with HUBCO as the surviving entity in the Merger. WBTC simultaneously will be merged with and into Lafayette American Bank and Trust Company ("LAFAYETTE"), HUBCO's principal Connecticut bank subsidiary (the "BANK MERGER"). In connection with the Merger, each share of Westport Common Stock will be converted into the right to receive 0.3225 shares (the "EXCHANGE RATIO") of HUBCO common stock, no par value ("HUBCO COMMON STOCK") and each share of Westport Preferred Stock will be converted into the right to receive one share of a new HUBCO Series B Convertible Preferred Stock ("NEW HUBCO PREFERRED STOCK") having substantially identical terms as the Westport Preferred Stock, in each case subject to adjustment in certain circumstances, as more fully described in this Proxy
Statement. In addition, (i) each holder of one or more vested options to purchase a share of Westport Common Stock pursuant to Westport's existing stock option plans and agreements will be asked to agree to convert each such vested option into the right to receive one or more shares of HUBCO Common Stock with a value (as determined pursuant to the Merger Agreement) equal to the difference between the per share option exercise price and the product of the Exchange Ratio multiplied by the value (as so determined) of one share of HUBCO Common Stock (Westport stock options which are to be so converted into HUBCO Common Stock are referred to herein as "CONVERTING STOCK OPTIONS"); and (ii) each Westport stock option which is not a Converting Stock Option (referred to herein as a "CONTINUING STOCK OPTION"), will be converted into a like stock option to purchase HUBCO Common Stock, all as more fully described in this Proxy Statement. A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

         HUBCO has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the shares of HUBCO Common Stock (including shares issuable upon the exercise or conversion of stock options) and New HUBCO Preferred Stock (together, the "HUBCO STOCK") which will be issued in connection with the Merger. In addition to constituting the Proxy Statement for the Meeting, this document constitutes a Prospectus of HUBCO with respect to the HUBCO Stock to be issued if the Merger is consummated.

         Certificates representing Westport stock or options (together, "WESTPORT SECURITIES") should NOT be returned to Westport with the enclosed proxy and should not be forwarded to HUBCO until after receipt of a letter of transmittal which will be provided to holders of Westport Securities upon consummation of the Merger.

         This Proxy Statement does not serve as a prospectus to cover any resales of HUBCO Stock to be received by holders of Westport Securities upon consummation of the Merger. Affiliates of Westport will be subject to restrictions on their ability to resell the HUBCO Stock received by them in the Merger. See "THE PROPOSED MERGER -- Resale Considerations with Respect to the HUBCO Stock."

         ALL INFORMATION AND STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO WESTPORT WERE SUPPLIED BY WESTPORT. ALL INFORMATION AND STATEMENTS CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO HUBCO WERE SUPPLIED BY HUBCO.

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF HUBCO STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

       The date of this Proxy Statement-Prospectus is September __, 1996.

                                TABLE OF CONTENTS
                                                                          Page
AVAILABLE INFORMATION........................................................
INFORMATION DELIVERED AND INCORPORATED BY REFERENCE..........................
SUMMARY OF PROXY STATEMENT-PROSPECTUS........................................
         General.............................................................
         The Meeting.........................................................
         The Companies ......................................................
         The Merger..........................................................
SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO................................
SELECTED CONSOLIDATED FINANCIAL DATA OF WESTPORT.............................
SELECTED CONSOLIDATED FINANCIAL DATA OF LAFAYETTE............................
MARKET PRICE AND DIVIDEND MATTERS............................................
         Market Price and Dividend History...................................
         Limitations on Dividends Under the Merger Agreement.................
         Dividend Limitations on HUBCO.......................................
SUMMARY PRO FORMA FINANCIAL INFORMATION......................................
ACTUAL AND PRO FORMA PER SHARE DATA..........................................
INTRODUCTION ................................................................
CERTAIN INFORMATION REGARDING HUBCO .........................................
         General.............................................................
         Recent Developments.................................................
CERTAIN INFORMATION REGARDING WESTPORT.......................................
THE MEETING .................................................................
         Purpose of the Meeting..............................................
         Record Date; Voting Rights; Proxies.................................
         Solicitation of Proxies.............................................
         Quorum..............................................................
         Required Vote.......................................................
THE PROPOSED MERGER..........................................................
         General Description.................................................
         Consideration ......................................................
         Conversion of Westport Stock Options................................
         Westport Warrants...................................................
         Cash in Lieu of Fractional Shares ..................................
         Dissenters' Rights of Appraisal.....................................
         Background of and Reasons for the Merger............................
         Interests of Certain Persons in the Merger .........................
         Opinion of Financial Advisor........................................
         Resale Considerations with Respect to the HUBCO Stock...............
         Conditions to the Merger............................................
         Conduct of Business Pending the Merger..............................
         Customary Representations, Warranties and Covenants.................
         Regulatory Approvals................................................
         Management and Operations After the Merger..........................
         Exchange of Certificates, Issuance of Shares for Options............
         Effective Time; Amendments; Termination ............................
         Accounting Treatment of the Merger..................................
         Federal Income Tax Consequences ....................................
PRO FORMA FINANCIAL INFORMATION..............................................
RIGHTS OF DISSENTING WESTPORT SHAREHOLDERS ..................................
DESCRIPTION OF HUBCO CAPITAL STOCK...........................................
         General ............................................................
         Description of New HUBCO Preferred Stock............................
         Description of HUBCO Common Stock...................................

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF WESTPORT AND HUBCO...............
         General ............................................................
         Voting Requirements.................................................
         Cumulative Voting...................................................
         Classified Board of Directors ......................................
         Rights of Dissenting Shareholders...................................
         Shareholder Consent to Corporate Action.............................
         Dividends ..........................................................
         By-laws.............................................................
         Preemptive Rights...................................................
         Transactions Involving Officers and Directors.......................
         Limitations of Liability of Directors and Officers..................
         Shareholder Protection Legislation..................................
         Capital Stock ......................................................
SHAREHOLDER PROPOSALS........................................................
LEGAL OPINION................................................................
EXPERTS......................................................................
SUBSEQUENT FILINGS INCORPORATED BY REFERENCE.................................

APPENDIX A Agreement and Plan of Merger by and among HUBCO, Westport and WBTC

APPENDIX B Fairness Opinion of Ostrowski & Co.

APPENDIX C Section 262 of the Delaware General Corporation Law

APPENDIX D Exhibit 2.1(a) to the Merger Agreement - Terms of  the New HUBCO
           Preferred Stock

                              AVAILABLE INFORMATION

          HUBCO and Westport are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "COMMISSION"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as HUBCO and Westport). The address of the Commission's web site is http://www.sec.gov. In addition, HUBCO Common Stock, and Westport Common Stock are each listed on The Nasdaq Stock Market, and certain material as to HUBCO and Westport can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         HUBCO has filed with the Commission a Registration Statement on Form S-4 under the Securities Act (together with all amendments and supplements thereto, the "REGISTRATION STATEMENT"), with respect to the securities being offered by this Proxy Statement-Prospectus. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to HUBCO and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

         Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference herein, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INFORMATION DELIVERED AND INCORPORATED BY REFERENCE

         A copy of Westport's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed on May 21, 1996 ("WESTPORT'S 10-K") and Westport's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 ("WESTPORT'S SECOND QUARTER 10-Q") accompany each copy of this Proxy Statement-Prospectus delivered to holders of Westport Securities.

         Certain information with respect to Lafayette, an entity recently acquired by HUBCO, is included in HUBCO filings with the Commission which are incorporated herein by reference.

         The following documents, or the portions thereof indicated, filed by HUBCO with the Commission are incorporated herein by reference:

         1. Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed April 29, 1996 ("HUBCO'S 10-K").

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

         3. Current Reports on Form 8-K filed with the Commission on January 16, February 20, March 6, March 7, May 2, 1996, May 8, 1996, July 2, 1996, July 16, 1996, as amended by Form 8-K/A filed with the Commission on August 17, 1996 (which Form 8-K, as amended, includes Lafayette financial statements for periods ended June 30, 1996) August 15, 1996, August 22, 1996 and August 22, 1996 and on Form 8-K/A filed with the Commission on March 18, 1996.

         4. Those portions of HUBCO's 1995 Annual Report to Shareholders incorporated by reference into HUBCO's 10-K.

         5. Form 8-A filed by HUBCO to register its Common and Preferred Stock pursuant to Section 12(g) of the Exchange Act.

         The following documents, or portions thereof, filed by Westport with the Commission are incorporated herein by reference:

         1.       Westport's 10-K.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996.

         3.       Current  Report on Form 8-K filed with the  Commission on July
                  3, 1996.

         All documents filed by HUBCO pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Meeting or (ii) the termination of the Merger Agreement, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Documents filed by Westport with the Commission subsequent to the date hereof may also be filed by HUBCO on Forms 8-K, and thereby be incorporated by reference herein.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS (NOT INCLUDING EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN), AS WELL AS ADDITIONAL COPIES OF WESTPORT'S 1995 ANNUAL REPORT AND WESTPORT'S SECOND QUARTER 1996 10-Q, ARE AVAILABLE FREE OF CHARGE TO ANY HOLDER OF WESTPORT SECURITIES, INCLUDING ANY BENEFICIAL OWNER, UPON WRITTEN OR ORAL REQUEST TO THE OFFICE OF THE HUBCO CORPORATE SECRETARY, D. LYNN VAN BORKULO-NUZZO, ESQ., HUBCO, INC., 1000 MACARTHUR BOULEVARD, MAHWAH, NEW JERSEY 07430; TELEPHONE (201) 236-2641. RESPONSES TO ANY SUCH REQUEST WILL BE MADE WITHIN ONE BUSINESS DAY BY SENDING THE REQUESTED DOCUMENTS BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS. IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE MEETING, ANY REQUEST SHOULD BE MADE BY OCTOBER 17, 1996.

                      SUMMARY OF PROXY STATEMENT-PROSPECTUS

         The following is a summary of certain information regarding the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified by the more detailed information contained elsewhere in this Proxy Statement. Holders of Westport Securities should read carefully the details of this Proxy Statement.

GENERAL

         This Proxy Statement solicits, on behalf of the Board of Directors of Westport Bancorp, Inc. ("Westport"), approval by the holders of shares of common stock of Westport, $.01 par value ("WESTPORT COMMON Stock") and by the holders of shares of Westport Series A Convertible Preferred Stock, $.01 par value ("WESTPORT PREFERRED STOCK") of the Agreement and Plan of Merger, dated June 21, 1996 (the "MERGER AGREEMENT"), by and among HUBCO, Inc. ("HUBCO"), Westport and The Westport Bank & Trust Company ("WBTC"). Pursuant to the Merger Agreement, Westport will be merged with and into HUBCO (the "MERGER"). Upon consummation of the Merger, each outstanding share of Westport Common Stock, except for Excluded Shares (as defined below), will be converted into the right to receive 0.3225 shares (the "EXCHANGE RATIO") of HUBCO common stock, no par value ("HUBCO COMMON Stock") and each outstanding share of Westport Preferred Stock, except for Excluded Shares, will be converted into the right to receive one share of a new HUBCO Series B Convertible Preferred Stock ("NEW HUBCO PREFERRED STOCK") having substantially identical terms as the Westport Preferred Stock, in each case subject to adjustment in certain circumstances and as more fully described elsewhere herein. See "THE PROPOSED MERGER."

THE MEETING

         Time, Date, Place and Purpose

         The Special Meeting of Shareholders of Westport (the "MEETING") will be held on Thursday, October 24, 1996 at 4:00 p.m. local time, at Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut. At the Meeting, holders of shares of Westport Common Stock and Westport Preferred Stock (together, "WESTPORT STOCK") will be asked to approve the Merger Agreement. See "THE MEETING" and "THE PROPOSED MERGER."

         Record Date, Quorum, Vote Required. Only holders of record of Westport Stock at the close of business on September 5, 1996 (the "RECORD DATE") are entitled to notice of and to vote at the Meeting. At such date, there were ___________ shares of Westport Common Stock outstanding held by approximately
_____ holders of record, and _______ shares of Westport Preferred Stock outstanding held by approximately ______ holders of record. The presence, in person or by proxy, of at least a majority of Westport Stock issued and outstanding and entitled to be voted at the Meeting is necessary to constitute a quorum. The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Westport Common Stock and Westport Preferred Stock entitled to be voted at the Meeting, voting together as a single class, is required in order to approve and adopt the Merger Agreement. As of the Record Date, the directors and executive officers of Westport and their affiliates (including Josiah T. Austin) beneficially owned an aggregate of ___________ shares of Westport Common Stock (___%) and _______ shares of Westport Preferred Stock (___%) issued and outstanding and entitled to vote at the Meeting. As of the Record Date, Josiah T. Austin (who has the right under the Merger Agreement to designate one of the directors of Lafayette at the time the Merger becomes effective (the "EFFECTIVE TIME")) beneficially owned __________ shares (___%) of Westport Common Stock and _________ shares (__%) of Westport Preferred Stock. As of the Record Date, HUBCO owned ____ shares of Westport Common Stock. See "THE MEETING."

         Recommendation of the Westport Board of Directors

         THE WESTPORT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF WESTPORT STOCK VOTE FOR THE MERGER AGREEMENT.

THE COMPANIES

         HUBCO

         HUBCO is a bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, and Lafayette American Bank and Trust Company ("LAFAYETTE"), a Connecticut chartered bank. HUBCO's corporate headquarters are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. HUB's corporate headquarters are located at 3100 Bergenline Avenue, Union City, New Jersey 07087. Lafayette's corporate headquarters are located at 1087 Broad Street, Bridgeport, Connecticut 06604. The telephone number of HUBCO is (201) 236-2200. HUB is a full-service commercial  bank which  primarily  serves  small and  mid-sized  businesses  and consumers through 59 branches in Northern New Jersey. Lafayette is a full-service commercial bank which serves small-to-medium-sized business firms as well as individuals through 19 banking offices located mainly in Fairfield and New Haven counties in Connecticut. As of June 30, 1996, prior to its acquisition of Lafayette and its pending acquisition (the "HOMETOWN ACQUISITION") of Hometown Bancorporation, Inc. ("HOMETOWN"), HUBCO had consolidated assets of $1.7 billion, consolidated deposits of $1.5 billion and consolidated stockholders' equity of $130 million. Based on assets as of June 30, 1996, HUBCO was the fifth largest commercial banking company headquartered in New Jersey.

         On July 1, 1996, HUBCO completed its acquisition of Lafayette in a transaction accounted for as a pooling of interests. As of June 30, 1996, Lafayette reported assets, deposits and stockholders' equity of $741 million, $647 million and $59 million, respectively. HUBCO anticipates completing its acquisition of Hometown in a transaction accounted for as a purchase, and merging Hometown's two-branch Connecticut bank subsidiary, The Bank of Darien ("TBD") into Lafayette, on August 30, 1996. As of June 30, 1996, Hometown reported assets of $205 million. HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since October, 1990, HUBCO has added over 65 branches and approximately $2 billion in assets through 15 acquisitions of financial institutions in both government-assisted and private transactions. HUBCO EXPECTS TO CONTINUE ITS ACQUISITION STRATEGY. See "CERTAIN INFORMATION REGARDING HUBCO"; "AVAILABLE INFORMATION"; "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE"; and SELECTED CONSOLIDATED FINANCIAL DATA OF LAFAYETTE."

         Westport

         Westport is the bank holding company of WBTC, a Connecticut-chartered bank and trust company headquartered at 87 Post Road East, Westport, Connecticut 06880. The telephone number of Westport is (203) 222-6911. Westport's principal asset is the capital stock of WBTC, and its principal business is the business of WBTC. Westport acquired WBTC in October 1984.

         As of June 30, 1996, Westport reported total assets of $317 million, total deposits of $259 million and stockholders' equity of $25 million. WBTC, which was originally chartered in 1852, operates from its home office in Westport, Connecticut and from branch offices located in the mid-Fairfield county Connecticut communities of Weston, Fairfield, Redding/Georgetown, Greens Farms, Shelton and Saugatuck. See "CERTAIN INFORMATION REGARDING WESTPORT"; "AVAILABLE INFORMATION"; AND "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."

THE MERGER

         Description of the Merger

         At the Effective Time, Westport will be merged into HUBCO, with HUBCO as the surviving entity. WBTC simultaneously will be merged with Lafayette, HUBCO's principal Connecticut bank subsidiary (the "BANK MERGER"). See "THE PROPOSED MERGER -- General Description". A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.

         Consideration

         At the Effective Time, each outstanding share of Westport Common Stock (except for Excluded Shares, as defined below) will be converted into the right to receive 0.3225 shares of HUBCO Common Stock, and each outstanding share of Westport Preferred Stock will be converted into the right to receive one share of New HUBCO Preferred Stock. The New HUBCO Preferred Stock will have terms substantially identical to those set forth on Exhibit 2.1(a) to the Merger Agreement. Exhibit 2.1(a) is attached as Appendix D to this Proxy Statement. The Exchange Ratio (and the terms of the New HUBCO Preferred Stock which are based on the Exchange Ratio) are subject to adjustments in certain circumstances, as more fully described in this Proxy Statement. "EXCLUDED SHARES" are those shares of Westport Stock which (i) are held by Westport as treasury shares, (ii) are held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted), or (iii) in the case of Westport Preferred Stock, as to which dissenters' rights have been validly exercised ("DISSENTING SHARES"). While Westport shareholders are entitled to dissenters' rights of appraisal in connection with the Merger with respect to shares of Westport Preferred Stock, there are no dissenters' rights in the Merger with respect to shares of Westport Common Stock.

         Conversion of Westport Stock Options

         At the Effective Time, each holder of one or more options to purchase a share of Westport Common Stock (a "WESTPORT OPTION") granted under Westport's existing stock option plans and agreements which is or will be by virtue of the Merger vested (a "VESTED WESTPORT OPTION") will be asked to agree to convert each such vested option into the right to receive one or more shares of HUBCO Common Stock. (Westport Options which are to be so converted into HUBCO Common Stock are referred to herein as "CONVERTING STOCK OPTIONS"). Each Converting Stock Option will be assigned a value (the "OPTION VALUE") equal to (a) the "MEDIAN PRE-CLOSING PRICE" of a share of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during the first 20 of the last 25 trading days prior to the closing of the Merger), multiplied by the Exchange Ratio (b) minus the stated exercise price for the Westport Option. At the Effective Time, each Converting Stock Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value divided by the Median Pre-Closing Price of HUBCO Common Stock, as more fully described elsewhere in this Proxy Statement.

         Each outstanding Westport Option which is not a Converting Stock Option (a "CONTINUING STOCK OPTION") will be converted into and become pursuant to the Merger Agreement an option to purchase HUBCO Common Stock. Each such Continuing Stock Option which represented the right to purchase one share of Westport Common Stock shall be converted at the Effective Time into the right to purchase
0.3225 (or such other fraction as the Exchange Ratio may be adjusted to) shares of HUBCO Common Stock for a per share exercise price equal to the per share exercise price of the Continuing Stock Option divided by the Exchange Ratio, and otherwise in all material respects will remain subject to the same terms and conditions as was the prior Westport Option. The HUBCO Common Stock issuable pursuant to the exercise of the new HUBCO Options will be registered by HUBCO on a Form S-8 under the Securities Act of 1933, as amended (the "SECURITIES ACT"). See "THE PROPOSED MERGER--Conversion of Westport Stock Options".

         Cash in Lieu of Fractional Shares

         No fractional shares of HUBCO Common Stock will be issued in exchange for either Westport Common Stock or Converting Stock Options. Instead, holders of such stock or options will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock, without interest. All shares of HUBCO Common Stock to be issued to each Westport shareholder or option holder will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest. See "THE PROPOSED MERGER--Cash in Lieu of Fractional Shares".

         Dissenters' Rights of Appraisal

         UNDER THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL"), WESTPORT SHAREHOLDERS ARE ENTITLED TO DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER WITH RESPECT TO SHARES OF WESTPORT PREFERRED STOCK, BUT NOT WITH RESPECT TO SHARES OF WESTPORT COMMON STOCK. SEE "RIGHTS OF DISSENTING WESTPORT SHAREHOLDERS" AND APPENDIX C TO THIS PROXY STATEMENT, WHICH SET FORTH THE STEPS TO BE TAKEN BY A HOLDER OF WESTPORT PREFERRED STOCK WHO WISHES TO EXERCISE THE RIGHT TO DISSENT.

         Certain Federal Income Tax Consequences

         The Merger is conditioned upon the receipt of an opinion of counsel to HUBCO to the effect that the Merger will qualify as a tax-free reorganization as defined in Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"). See "THE PROPOSED MERGER -- Federal Income Tax Consequences."

         Accounting Treatment of the Merger

         The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes and is conditioned upon the receipt of a letter from HUBCO's independent accountants that the Merger will be so treated. Under the pooling of interests method of accounting, Westport's historical basis of assets, liabilities and shareholders' equity will be retained by HUBCO as the surviving entity and the combined entity's consolidated financial statements will be restated retroactively to reflect the combined financial condition, results of operations and cash flows as if HUBCO and Westport had been combined for all periods presented. See "PRO FORMA FINANCIAL INFORMATION" and "THE PROPOSED MERGER -- Accounting Treatment of the Merger."

         Required Regulatory Approvals

         Consummation of the Merger is subject to prior receipt of approval of the Bank Merger by the Commissioner (the "COMMISSIONER") of the Connecticut Department of Banking (the "CTDOB") and the FDIC, and the approval of the Merger or waiver of such approval by the Board of Governors of the Federal Reserve System (the "FRB"). Applications for these approvals or requests for waivers have been filed and HUBCO and Westport anticipate receiving such approvals or waivers. However, there can be no assurance that the approvals or waivers will be granted, that they will be granted on a timely basis, or that they will be granted without conditions unacceptable to HUBCO or Westport. See "THE PROPOSED MERGER -- Regulatory Approvals".

         Conditions to the Merger

         Consummation of the Merger is contingent upon a number of conditions, including the receipt of necessary regulatory approvals; the approval of the Merger by the requisite vote of the shareholders of Westport; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, that the Merger will result in a tax-free reorganization; and a letter from HUBCO's independent accountants that the Merger will be accounted for as a pooling of interests. The obligation of Westport to consummate the Merger is also conditioned on, among other things, the addition of two persons, designated by Westport and acceptable to HUBCO, to HUBCO's Board of Directors, (such persons will be Michael H. Flynn, currently Westport's President and CEO, and David A. Rosow, currently Westport's Chairman, unless HUBCO and Westport agree to the contrary); the appointment of three persons designated by Westport and acceptable to HUBCO (such persons will include Messrs. Flynn and Rosow unless HUBCO and Westport agree to the contrary) and one person designated by Josiah T. Austin (who will be William D. Rueckert, one of the current directors of Westport and WBTC) to serve as directors of Lafayette at the Effective Time; the election of Mr. Flynn as President and CEO of Lafayette, subject to his agreement to make certain changes in his employment agreement; the appointment of Mr. Rosow as Chairman of the Executive Committee of HUBCO's Board of Directors; and written acknowledgment, acceptance and assumption by HUBCO of existing employment, severance and other compensation agreements between Westport and certain of its officers and directors. See "THE PROPOSED MERGER -- Regulatory Approvals"; and "-- Conditions to the Merger."

         Termination Rights

         The Merger Agreement may be terminated by either Westport or HUBCO if, among other reasons, the Effective Time has not occurred by March 31, 1997 other than due to failure of the terminating party to perform its obligations under the Merger Agreement. In addition, Westport may terminate the Merger Agreement if both (i) the HUBCO Common Stock Average Price on the Determination Date is less than $16.75, and (ii) the number obtained by dividing the HUBCO Common Stock Average Price on the Determination Date by $20.375 (the HUBCO Common Stock Closing Price on the Starting Date) is less than the number obtained by dividing the Index Price on the Determination Date by $1,069.25 (the Index Price on the Starting Date) and subtracting .075 from the quotient. If the conditions in both
(i) and (ii) above exist and the Westport Board of Directors elects to terminate the Merger Agreement, such termination will not occur if HUBCO elects to increase the Exchange Ratio to a number calculated pursuant to the Merger Agreement. The "DETERMINATION DATE" is the date on which FRB approval of the Merger is received or, if no FRB approval is required, then the date of the FDIC approval of the Bank Merger. The "STARTING DATE" is June 24, 1996, the first trading day after public announcement of the Merger Agreement. The "HUBCO COMMON STOCK AVERAGE PRICE" is the average closing price of HUBCO Common Stock for the 20 consecutive trading days ending on the Determination Date. The "INDEX PRICE" is the closing price of the NASDAQ Bank Index, as reported in The Wall Street Journal. If Westport terminates the Merger Agreement in order to approve an "ACQUISITION TRANSACTION" (generally a merger or a similar transaction with a party unaffiliated with HUBCO) or if, under certain circumstances, the Merger Agreement is terminated and an Acquisition Transaction is subsequently closed within 24 months, Westport will be required to pay HUBCO a termination fee (the "TERMINATION FEE") equal to $3 million, plus the legal fees and expenses of HUBCO incurred in enforcing its right to the Termination Fee. The Termination Fee provisions of the Merger Agreement may be considered a deterrent to other potential acquisitions of control of Westport. For a more complete description of the foregoing termination rights, and for a description of other termination rights available to Westport and HUBCO, see "THE PROPOSED MERGER -- Effective Time; Amendments; Termination"; and "--Conditions to the Merger".

         Effective Time

         A closing under the Merger Agreement (the "CLOSING") will occur on a date mutually agreed to by HUBCO and Westport and as soon as practicable (but in any event within five business days) after receipt of all necessary approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger, or on another day mutually agreed to by HUBCO and Westport. Immediately following the Closing, HUBCO and Westport will file appropriate certificates of merger with the Secretaries of State of the States of Delaware and New Jersey. The Effective Time will be the close of business on the first day when both such certificates have been filed. The Effective Time is dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO and/or Westport. See "THE PROPOSED MERGER--Effective Time; Amendments; Termination"; and "-- Regulatory Approvals".

         Fairness Opinion

         The Westport Board of Directors has retained Ostrowski & Company, Inc. ("O & CO.") to evaluate the terms of the Merger. O & Co. has delivered a written opinion to the Westport Board of Directors to the effect that the consideration to be received by the Westport shareholders pursuant to the Merger Agreement is, as of the date of such opinion, fair to Westport shareholders from a financial point of view. HOLDERS OF WESTPORT STOCK ARE URGED TO, AND SHOULD, READ SUCH
OPINION IN ITS ENTIRETY. For information concerning the matters reviewed, assumptions made and factors considered by O & Co., see "THE PROPOSED MERGER -- Opinion of Financial Advisor" and Appendix B to this Proxy Statement, which sets forth O & Co.'s updated fairness opinion in its entirety. Westport's obligation to consummate the Merger is subject to its receipt of the updated fairness opinion attached as Appendix B to this Proxy Statement, and HUBCO not having taken any action which causes O & Co. to withdraw its fairness opinion prior to the Closing.

         Interests of Certain Persons in the Merger

         A number of executive officers of Westport have employment agreements or severance arrangements under which such officers have the right to substantial payments as a consequence of the Merger if their employment is terminated by the company or by the officer under certain circumstances. Certain executive officers of Westport have stock options which will become vested by virtue of the Merger. Westport's obligation to consummate the Merger is conditioned on, among other things, the appointment of Mr. Flynn, Mr. Rosow, and certain other designees of Westport, to executive positions and positions on the boards of directors of HUBCO and Lafayette and the appointment of a designee of Josiah T. Austin to the board of directors of Lafayette. Mr. Austin's director designee is William D. Rueckert, one of the current directors of Westport and WBTC. Under the Merger Agreement, HUBCO has agreed to indemnify each director, officer, employee or agent of Westport or WBTC, or persons who have served at the request of Westport or WBTC in any capacity with any other entity, to the fullest extent permitted under applicable law or Westport's and WBTC's Certificate of Incorporation and By-laws, as applicable, with respect to any claims made against such person because he or she is or was serving in such capacity. Under the Merger Agreement, HUBCO has also agreed to provide Westport's and WBTC's officers and directors with directors' and officers' liability insurance for at least six years after the Effective Time. See "THE PROPOSED MERGER -- Conditions to the Merger"; "--Conversion of Westport Stock Options"; and "-- Interests of Certain Persons in the Merger."

         Differences in Shareholders' Rights

         Westport is a business corporation organized under the DGCL and HUBCO is a business corporation incorporated under the New Jersey Business Corporation Act (the "NJBCA"). The rights of Westport shareholders are currently governed by the DGCL and Westport's Certificate of Incorporation and By-laws. At the Effective Time, each Westport shareholder will become a shareholder of HUBCO. The rights of HUBCO shareholders are governed by the NJBCA and HUBCO's Certificate of Incorporation and By-laws. The DGCL and the NJBCA, and the rights of shareholders thereunder, differ with respect to voting requirements and various other matters. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF WESTPORT AND HUBCO."


                                        SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO
                                     (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                             YEARS ENDED DECEMBER 31,
                              ---------------------------------------------------------------------------------------
                                   1995              1994               1993            1992            1991
EARNINGS SUMMARY
Interest income                  $130,503          $111,012           $92,404         $93,374         $80,873
Interest expense                   43,432            34,618            29,653          37,548          40,871
                                   ------            ------            ------          ------          ------
Net interest income                87,071            76,394            62,751          55,826          40,002
Provision for possible loan
  losses                            4,825             4,184             5,527           7,612           4,048
                                   ------            ------            ------          ------          ------
Net interest income after
  provision for possible
  loan losses                      82,246            72,210            57,224          48,214          35,954
Other income                       18,142            12,155            10,881          10,937           7,696
Other expenses                     65,234            54,921            45,622          49,218          35,201
                                   ------            ------            ------          ------          ------
Income before income taxes         35,154            29,444            22,483           9,933           8,449
Income tax provision               11,272            10,892             8,300             637           2,657
                                   ------            ------             -----             ---           -----
Net income                        $23,882           $18,552           $14,183          $9,296          $5,792
                                  =======           =======           =======          ======          ======

PER SHARE DATA:
Weighted average
  shares outstanding               14,484            14,201            14,212          12,984          11,280
Net income per share                $1.65             $1.31             $1.00           $0.72           $0.51
Cash dividend per common share       0.60              0.36              0.31            0.27            0.22


BALANCE SHEET SUMMARY:
Securities held to maturity      $266,203          $562,567          $499,479        $421,744        $218,355
Securities available for sale     312,902           130,633            73,816          14,109               -
Loans                             955,924           946,655           735,425         716,424         674,999
Total assets                    1,739,568         1,822,886         1,460,036       1,314,402       1,041,522
Deposits                        1,535,260         1,590,632         1,296,529       1,180,023         935,847
Stockholders' equity              142,480           127,438           108,830          98,429          71,673

PERFORMANCE RATIOS:
Return on average assets             1.37%             1.11%             1.02%           0.72%           0.61%
Return on average equity            17.85             15.87             13.66           10.81            8.31
Dividend payout                     33.52             27.07             29.25           35.53           35.48
Average equity to average assets     7.67              6.98              7.50            6.70            7.30
Net interest margin                  5.44              4.99              4.95            4.83            4.66

ASSET QUALITY RATIOS:
Allowance for possible loan
  losses to total loans <F1>         1.96%             1.90%             2.05%           1.71%           1.50%
Allowance for possible loan
    losses to non-performing
    loans <F2>                     104.99             80.17             77.66           66.17           87.94
Non-performing loans to
  total loans <F1><F2>               1.86              2.37              2.64            2.59            1.71
Non-performing assets to total
  loans, plus other real
  estate <F1><F2>                    2.48              3.24              3.92            4.31            3.49
Net charge-offs to average loans     0.44              0.74              0.43            1.07            0.52


- --------

<F1> Total loans are net of unearned income and deferred loan fees.
<F2> Non-performing loans and non-performing assets do not include loans past due 90 days or more and still accruing

                  SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                      FOR SIX MONTHS ENDED
                               ------------------------------------
                                      (DOLLARS IN THOUSANDS,
                                  EXCEPT FOR PER SHARE AMOUNTS)
                                     1996                  1995

EARNINGS SUMMARY
Interest income                      $61,567               $65,638
Interest expense                      20,814                21,911
                                      ------                ------
Net interest income                   40,753                43,727
Provision for possible loan losses     1,896                 2,250
                                       -----                 -----
Net interest income after
  provision for possible
  loan losses                         38,857                41,477
Other income                           9,982                 8,436
Other expenses                        28,001                33,980
                                      ------                ------
Income before income taxes            20,838                15,933
Income tax provision                   7,678                 4,030
                                       -----                 -----
Net income                           $13,160               $11,903
                                     =======                ======

PER SHARE DATA:
Weighted average
  shares outstanding                  13,844                14,545
Net income per share                    $.95                  $.82
Cash dividend per common share           .34                   .30

BALANCE SHEET SUMMARY:
Securities held to maturity         $240,002              $511,100
Securities available for sale        404,993               119,328
Loans                                954,136               950,407
Total assets                       1,739,866             1,737,458
Deposits                           1,487,807             1,525,722
Stockholders' equity                 130,114               134,140

PERFORMANCE RATIOS:
Return on average assets                1.52%                 1.36%
Return on average equity               19.43                 18.49
Dividend payout                        35.79                 36.59
Average equity to average assets        7.66                  7.36
Net interest margin                     5.17                  5.44

ASSET QUALITY RATIOS:
Allowance for possible loan
  losses to total loans <F1>            1.89                  1.92
Allowance for possible loan
    losses to non-performing
    loans <F2>                         85.98                 86.64
Non-performing loans to
  total loans <F1><F2>                  2.20                  2.21
Non-performing assets to
  total loans, plus other real
  estate <F1><F2>                       2.58                  2.81
Net charge-offs to average loans        0.53                  0.42


- --------

<F1>  Total loans are net of unearned income and deferred loan fees.
<F2>  Non-performing loans and non-performing assets do not include loans past due 90 days or more and still accruing.

                                                 SELECTED CONSOLIDATED FINANCIAL DATA OF WESTPORT
                                                     (DOLLAR IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   YEARS ENDED DECEMBER 31,
                                     -------------------------------------------------------------------------------
                                                 1995            1994          1993           1992           1991
OPERATIONS SUMMARY
Interest income                              $20,725          $17,334        $15,709        $16,719        $20,616
Interest expense                               6,027            4,749          5,684          8,034         12,218
                                               -----            -----          -----          -----         ------
Net interest income                           14,698           12,585         10,025          8,685          8,398
Provision for loan losses                      1,500            1,800          2,890          2,500          6,232
                                               -----            -----          -----          -----          -----
Net interest income after
  provision for possible
  loan losses                                 13,198           10,785          7,135          6,185          2,166
Other income                                   4,005            3,928          5,384          4,996          6,207
OREO expense - net                               137              319            552            462          1,141
Other expenses                                11,241           11,268        11,017          11,048         13,104
                                              ------           ------        -------         ------         ------
Income (loss) before income taxes              5,825            3,126            950           (329)        (5,872)
Income tax provision (benefit)                (1,005)          (1,236)          (252)            13             15
                                              -------          -------          -----            --             --
Net income (loss)                             $6,830           $4,362         $1,202          $(342)       $(5,887)
                                              ======            =====          =====           =====        =======

PER SHARE DATA:
Weighted average number of
  common shares and common
  stock equivalents utilized in the
  earnings per share calculation <F5>
  Primary                                 10,365,000       10,382,000     10,513,000      2,192,000      2,122,000
  Fully diluted <F1>                      10,469,000              ---            ---            ---            ---
Net income (loss) per
  common share -
  Primary                                      $0.66            $0.44          $0.12         $(0.16)        $(2.77)
  Fully diluted <F1>                            0.65              ---            ---            ---            ---
Cash dividends declared
  per common share                              0.09              ---            ---            ---            ---
Book value per share -
  fully diluted <F3><F4>                        2.44             1.86           1.52           1.38           2.89

BALANCE SHEET SUMMARY:
Securities held to maturity                     $---          $43,206        $42,604           $---        $10,794
Securities available for sale                 85,338           27,190         48,397         29,923         14,942
Loans <F2>                                   178,052          186,648        158,942        181,633        178,253
Total assets                                 312,917          283,504        272,657        251,714        244,454
Deposits                                     274,670          253,958        255,516        237,836        228,767
Stockholders' equity                          24,282           16,398         12,405         11,017          6,125

PERFORMANCE RATIOS:
Return on average assets                        2.41%            1.63%          0.48%        (0.14)%         (2.32)%
Return on average equity <F3>                  33.06            31.77          10.34          (3.64)        (67.16)
Dividend payout ratio                          13.64              ---            ---            ---            ---
Average equity to average
  assets <F3>                                   7.28             5.12           4.69           3.89           3.46
Net interest margin                              5.7              5.1            4.5            4.0            3.7

ASSET QUALITY RATIOS:
Allowance for possible loan
  losses to total loans <F2>                    1.60%            1.79%          1.90%          2.20%          2.40%
Allowance for possible loan losses
  to non-performing loans <F6>                109.73            40.55          25.18          24.78          17.73
Non-performing loans to total
  loans <F2><F6>                                1.46             4.41           7.56           8.88          13.53
Non-performing assets to total                  1.46             4.60           9.27          12.03          16.36
  loans <F2><F6>
Net charge-offs to average loans                1.14              .87           2.23           1.68           4.03

- -----------

<F1>  Fully diluted  earnings per share were not applicable in 1994,  1993, 1992 and 1991.
<F2>  Loans are net of  deferred  loan fees  amounting  to  $260,000,  $400,000,
      $337,000,  $457,000  and  $378,000 for 1995,  1994,  1993,  1992 and 1991,
      respectively.
<F3>  1995, 1994, 1993 and 1992 amounts include the  convertible,  noncumulative preferred shares issued in 1992.
<F4>  1995,  1994,  1993 and 1992  include  the assumed  issuance of  additional
      Common Stock and the related proceeds from the assumed exercise of certain stock options and warrants and the assumed conversion of preferred stock.
<F5>  Assumes the conversion  and/or exercise of preferred  stock,  warrants and stock options in 1995, 1994 and 1993 using the "treasury stock method". For 1992 and 1991, this computation excludes stock options, warrants and preferred stock because their effect would have been antidilutive.
<F6>  Non-performing  loans include  nonaccrual loans, loans past due 90 days or more and still accruing and other impaired loans. Non-performing assets include the aforementioned and other real estate owned.


                SELECTED CONSOLIDATED FINANCIAL DATA OF WESTPORT
                          (DOLLARS IN THOUSANDS, EXCEPT
                             FOR PER SHARE AMOUNTS)

                                         FOR THE SIX MONTHS ENDED
                                     ---------------------------------
                                                1996            1995
OPERATIONS SUMMARY
Interest income                               $10,898         $10,194
Interest expense                                3,253           2,905
                                                -----           -----
Net interest income                             7,645           7,289
Provision for loan losses                         600             750
                                                  ---             ---
Net interest income after
  provision for possible
  loan losses                                   7,045           6,539
Other income                                    2,144           1,708
OREO expense - net                                  1             109
Other expenses                                  5,598           5,454
                                                -----           -----
Income before income taxes                      3,590           2,684
Income tax provision (benefit)                  1,491            (558)
                                                -----           -----
Net income                                     $2,099          $3,242
                                                =====           =====

PER SHARE DATA:
Weighted average number of
  common shares and common
  stock equivalents utilized in the
  earnings per share calculation <F5> -
  Primary                                  10,556,441      10,191,198
  Fully diluted <F1>                              ---             ---
Net income per
  common share -
  Primary                                       $0.20           $0.32
  Fully diluted <F1>                               --              --
Cash dividends declared
   per common share                              0.09            0.02
Book value per share -
  fully diluted <F3><F4>                         2.49            2.18

BALANCE SHEET SUMMARY:
Securities held to maturity                       ---          45,016
Securities available for sale                  90,814          24,150
Loans <F2>                                    182,680         178,983
Total assets                                  316,648         287,108
Deposits                                      258,891         238,648
Stockholders' equity                           25,115          21,366

PERFORMANCE RATIOS:
Return on average assets                         1.41%           2.33%
Return on average equity <F3>                   17.06           35.35
Dividend payout ratio                           45.00            6.25
Average equity to average assets <F3>            8.24            6.59
Net interest margin                               5.6             5.7

ASSET QUALITY RATIOS:
Allowance for possible loan
  losses to total loans <F2>                     1.71%           1.70%
Allowance for possible loan losses
  to non-performing loans <F6>                  74.22           47.17
Non-performing loans to total
  loans <F2><F6>                                 2.30            3.60
Non-performing assets to total                   2.33            3.64
  loans <F2><F6>
Net charge-offs to average loans                 0.18            0.57

- ----------

<F1>  Fully diluted earnings per share were not applicable in 1996 and 1995.
<F2>  Loans are net of deferred loan fees amounting to $309,000 and $232,000 for
      1996 and 1995, respectively.
<F3>  1996 and 1995 amounts  include the  convertible,  noncumulative  preferred shares issued in 1992.
<F4>  1996 and 1995 include the assumed issuance of additional  Common Stock and the related proceeds from the assumed exercise of certain stock options and warrants and the assumed conversion of preferred stock.
<F5>  Assumes the conversion  and/or exercise of preferred  stock,  warrants and stock options in 1996 and 1995 using the "treasury stock method".
<F6>  Non-performing  loans include  nonaccrual loans, loans past due 90 days or more and still accruing and other impaired loans. Non-performing assets include the aforementioned and other real estate owned.

                                        SELECTED CONSOLIDATED FINANCIAL DATA OF LAFAYETTE
                                       (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                   YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------------------
                                    1995                    1994             1993            1992              1991
EARNINGS SUMMARY
Interest income                      $52,423              $42,583          $41,415         $54,253           $66,543
Interest expense                      20,981               13,759           15,434          22,167            36,573
                                      ------               ------           ------          ------            ------
Net interest income                   31,442               28,824           25,981          32,086            29,970
Provision for possible loan losses     3,190                3,325           23,500          16,208            13,963
                                       -----                -----           ------          ------            ------
Net interest income after provision
  for possible loan losses            28,252               25,499            2,481          15,878            16,007
Other income                           6,078                6,337            8,306           9,597            12,861
Other expenses                        26,230               28,423           36,789          33,036            29,657
                                      ------               ------           ------          ------            ------
Income (loss) before income taxes
  and cumulative effect of change
  in accounting principle              8,100                3,413          (26,002)         (7,561)             (789)
Provision (benefit) for income
  taxes                              (10,827)              (2,724)              16             260                94
                                      --------            -------               --             ---                --
Income (loss) before cumulative
  effect of change in accounting
  principle                           18,927                6,137          (26,018)         (7,821)             (883)
Cumulative effect of change in
  accounting principle <F1>               --                   --           (3,118)             --                --
                                                                           -------
Net income (loss)                    $18,927               $6,137         $(29,136)        $(7,821)            $(883)
                                     =======               ======         =========        ========            ======

PER SHARE DATA:
Weighted average shares
  outstanding:
  Primary                         10,235,953            8,870,266        1,750,458       1,750,458         1,750,458
  Fully diluted                   10,269,618            8,870,266        1,750,458       1,750,458         1,750,458
Income (loss) before cumulative
  effect of change in accounting
  principle <F1>:
  Primary                              $1.85                 $.69          $(14.86)         $(4.47)            $(.50)
  Fully diluted                         1.84                  .69           (14.86)          (4.47)             (.50)
Net income (loss):
  Primary                               1.85                  .69           (16.64)          (4.47)             (.50)
  Fully diluted                         1.84                  .69           (16.64)          (4.47)             (.50)
Cash dividends declared                  .05                   --               --              --                --

BALANCE SHEET SUMMARY:
Securities held to maturity          $27,854             $109,736          $57,504         $34,965          $164,725
Securities available for sale        113,615               65,466           66,528              --                --
Securities held for sale                  --                   --               --          96,231                --
Loans<F2>                            518,046              435,756          409,030         475,574           523,837
Total assets                         735,405              673,751          599,494         662,463           759,354
Deposits                             636,343              570,409          551,850         603,170           662,988
Stockholders' equity                  59,509               37,870            2,541          30,958            37,209

PERFORMANCE RATIOS:
Return on average assets                2.71%                 .98%           (4.53)%         (1.09)%            (.12)%
Return on average equity               39.60                19.86          (117.06)         (23.57)            (2.18)
Dividend payout                         2.64                   --               --              --                --
Average equity to average assets        6.84                 4.93             3.87            4.64              5.41
Net interest margin                     4.92                 5.00             4.36            4.89              4.45

ASSET QUALITY RATIOS:
Allowance for possible loan losses
  to total loans <F2>                   1.65%                2.21%            3.75%           3.48%             2.71%
Allowance for possible loan
  losses to non-performing loans <F3> 110.07                80.51            34.29           38.16             30.45
Non-performing loans to total
  loans <F2><F3>                        1.50                 2.75            10.95            9.11              8.91
Non-performing assets to total
  loans, plus other real estate and
  assets for sale <F2><F3>              2.53                 4.28            12.32           10.90             10.22
Net charge-off to average total
  loans                                  .92                 2.49             3.93            2.77              1.74


- -------------------

<F1>  Represents  the  effect of a change in  accounting  method  for  purchased mortgage servicing rights.
<F2>  Total loans are net of unearned  income and deferred  loan fees and before the allowance for possible loan losses.
<F3>  Non-performing  loans and  non-performing  assets do not include  accruing loans past due 90 days or more.


                SELECTED CONSOLIDATED FINANCIAL DATA OF LAFAYETTE
                             (DOLLARS IN THOUSANDS,
                          EXCEPT FOR PER SHARE AMOUNTS)

                                      FOR SIX MONTHS ENDED
                                ----------------------------------
                                       1996                 1995
EARNINGS SUMMARY
Interest income                      $27,306              $25,283
Interest expense                      10,693                9,863
                                      ------                -----
Net interest income                   16,613               15,420
Provision for possible loan
  losses                               2,500                1,990
                                       -----                -----
Net interest income after provision
  for possible loan losses            14,113               13,430
Other income                           2,551                3,654
Other expenses                        14,922               13,923
                                      ------               ------
Income before income taxes             1,742                3,161
Provision (benefit) for
  income taxes                           952               (6,118)
                                         ---               ------
Net income                              $790               $9,279
                                        ====               ======

PER SHARE DATA:
Weighted average common shares
  outstanding:
  Primary                         10,333,896           10,195,202
  Fully diluted                   10,362,741           10,230,048
Net income                             $0.08                $0.91
Cash Dividends Declared                 0.15                 0.00

BALANCE SHEET SUMMARY:
Securities held to maturity          $25,142             $116,208
Securities available for sale        100,575               61,341
Loans <F1>                           548,005              467,384
Total assets                         741,208              708,375
Deposits                             646,949              571,011
Shareholders' equity                  58,564               49,777

PERFORMANCE RATIOS:
Return on average assets <F2>           0.62%                2.76%
Return on average equity <F2>           7.56                45.31
Dividend payout                       190.00                 0.00
Average equity to average assets        8.17                 6.09
Net interest margin                     5.02                 4.99

ASSET QUALITY RATIOS:
Allowance for possible loan losses
  to total loans <F1>                   1.76%                2.09%
Allowance for possible loan
losses to non-performing loans <F3>    96.25               111.36
Non-performing loans to total
  loans <F1><F3>                        1.83                 1.87
Non-performing assets to other
  total loans, plus real estate
  owned<F1><F3>                         2.39                 3.11
Net charge-offs to average
  total loans                           0.26                 0.42


- -------------------

<F1>  Total loans are net of unearned  income and deferred  loan fees and before the allowance for possible loan losses.
<F2>  Excludes merger related charges of $2,088 in 1996.
<F3>  Non-performing  loans and  non-performing  assets do not include  accruing loans past due 90 days or more.

                        MARKET PRICE AND DIVIDEND MATTERS

MARKET PRICE AND DIVIDEND HISTORY

         HUBCO Common Stock and Westport Common Stock are quoted on the Nasdaq Stock Market (formerly known as the "Nasdaq National Market System") under the symbols "HUBC" and "WBAT," respectively. The following tables set forth, for the periods indicated, the high and low closing prices per share of HUBCO Common
Stock and Westport Common Stock, as reported by The Nasdaq Stock Market ("NASDAQ"), and quarterly dividends per share.

         All stock prices shown in the tables below have been rounded to the nearest cent and all stock prices and dividends shown in the tables below have been adjusted for the 3-for-2 stock split (the "STOCK SPLIT") paid January 14, 1995 to record holders of HUBCO Common Stock on January 3, 1995 and Lafayette's 1-for-2 reverse stock split in 1994 (the "REVERSE STOCK SPLIT").


                                                                                                      EQUIVALENT
                                          MARKET                         MARKET                       PRO FORMA
                                      PRICE PER SHARE                PRICE PER SHARE               MARKET PRICE PER
                                         OF HUBCO                      OF WESTPORT                SHARE OF WESTPORT
                                       COMMON STOCK                   COMMON STOCK                 COMMON STOCK<F1>
                                    HIGH           LOW            HIGH           LOW                HIGH           LOW
1994:
First Quarter..........            $15.83         $13.42         $3.50          $2.50               $5.11         $4.33
Second Quarter.........            15.00          13.33           3.25           2.25                4.84          4.30
Third Quarter..........            15.17          13.13           3.50           2.25                4.89          4.23
Fourth Quarter.........            15.00          12.50           3.50           2.75                4.84          4.03

1995:
First Quarter..........            17.38          14.67           5.00           2.88                5.61          4.73
Second Quarter.........            18.00          15.50           6.00           4.00                5.81          5.00
Third Quarter..........            21.13          17.25           5.75           4.50                6.81          5.56
Fourth Quarter.........            22.13          19.25           7.00           4.75                7.14          6.21

1996:
First Quarter..........            22.75          18.38           7.00           6.00                7.34          5.93
Second Quarter.........            21.75          18.25           6.75           5.00                7.01          5.89
Third Quarter (through
  September __, 1996)..


- -------------

<F1>     Equivalent  pro forma market  price per share of Westport  Common Stock represents the high and low closing prices per share of HUBCO Common Stock, multiplied by the 0.3225 Exchange Ratio.

                                       HUBCO                      WESTPORT                    EQUIVALENT
                                    COMMON STOCK                COMMON STOCK                PRO FORMA CASH
                                     DIVIDENDS                    DIVIDENDS               DIVIDEND PER SHARE
                                     PER SHARE                    PER SHARE                   OF WESTPORT
                                     ---------                    ---------                COMMON STOCK <F1>
                                                                                           -----------------
1994:
First Quarter..............             $.08                        $ -                         $.0258
Second Quarter.............              .08                          -                          .0258
Third Quarter..............              .10                          -                          .0323
Fourth Quarter.............              .10                          -                          .0323

1995:
First Quarter..............              .15                          -                          .0484
Second Quarter.............              .15                         .02                         .0484
Third Quarter..............              .15                         .02                         .0484
Fourth Quarter.............              .15                         .05<F2>                     .0484

1996:
First Quarter..............              .17                        .035                         .0548
Second Quarter.............              .17                        .055                         .0548
Third Quarter (through
  September, 1996) ........              .17                       ------                        .0548

- --------------------

<F1>     Equivalent pro forma cash dividends per share of Westport  Common Stock represents HUBCO historical dividend rates per share, multiplied by the
         0.3225 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share of HUBCO Common Stock, based upon the most recently declared quarterly dividend rate of $.17 per share of HUBCO Common Stock payable on March 1, June 1, September 1 and December 1, would be $.68. On an equivalent pro forma basis, such current annualized HUBCO dividend per share of Westport Common Stock would be $.2193, based on the 0.3225 Exchange Ratio, rounded to the nearest cent. No assurance can be given as to future HUBCO dividend rates. Future HUBCO dividends are dependent upon the earnings and financial condition of HUBCO, as well as government regulations and policies and other factors.

<F2>     Westport paid two dividends in the fourth quarter of 1995.

         The following table presents for (i) June 20, 1996, the last full trading day before public announcement of the signing of the Merger Agreement, and (ii) September __, 1996, a date shortly prior to the mailing of this Proxy Statement, the reported closing price per share of HUBCO Common Stock and Westport Common Stock on Nasdaq and the equivalent price per share of Westport Common Stock computed by multiplying the closing price of HUBCO Common Stock on each of the dates specified by the Exchange Ratio of 0.3225.

                                                                                                EQUIVALENT
                                                                                              PRICE PER SHARE
                                      HUBCO                        WESTPORT                     OF WESTPORT
                                  COMMON STOCK                   COMMON STOCK                  COMMON STOCK
                                  ------------                   ------------                  ------------
June 20, 1996........                  $20.13                         $5.75                           $6.49
September, 1996......

         NO ASSURANCE CAN BE GIVEN AS TO WHAT THE MARKET PRICE OF HUBCO COMMON STOCK WILL BE IF AND WHEN THE MERGER IS CONSUMMATED. BECAUSE THE EXCHANGE RATIO IS FIXED AND BECAUSE THE MARKET PRICE OF HUBCO COMMON STOCK IS SUBJECT TO FLUCTUATION, THE VALUE OF THE HUBCO COMMON STOCK THAT HOLDERS OF WESTPORT COMMON STOCK WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE MERGER. HUBCO AND WESTPORT SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HUBCO COMMON STOCK AND THE WESTPORT COMMON STOCK. IN
ADDITION, PAST DIVIDENDS PAID IN RESPECT OF HUBCO COMMON STOCK AND WESTPORT COMMON STOCK ARE NOT NECESSARILY INDICATIVE OF FUTURE DIVIDENDS WHICH MAY BE DECLARED AND PAID. NO ASSURANCE CAN BE GIVEN CONCERNING DIVIDENDS TO BE DECLARED AND PAID IN RESPECT OF HUBCO COMMON STOCK OR WESTPORT COMMON STOCK BEFORE OR AFTER THE EFFECTIVE TIME.

LIMITATIONS ON DIVIDENDS UNDER THE MERGER AGREEMENT

         The Merger Agreement prohibits Westport from declaring, setting aside or paying any dividend or other distribution in respect of its capital stock, except that Westport may declare, set aside or pay regular quarterly cash dividends equivalent to the dividends of HUBCO (i.e., an amount determined by multiplying HUBCO's dividends by the Exchange Ratio) on the same payment dates as HUBCO, which means that Westport is expected to pay a dividend on Westport Common Stock of $.055 per share and a dividend on Westport Preferred Stock of $5.50 per share, as of September 5, and if the Merger has not been consummated or terminated, December 1 and March 1. Previously, Westport declared and paid a quarterly cash dividend on Westport Common Stock of $.035 per share and on Westport Preferred Stock of $3.50 per share on April 1, 1996 to shareholders of record on March 22, 1996, and a quarterly cash dividend on Westport Common Stock of $.055 per share and on Westport Preferred Stock of $5.50 per share on July 10, 1996 to shareholders of record on July 1, 1996.

DIVIDEND LIMITATIONS ON HUBCO

         The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO has paid regular cash dividends on its common stock since its inception in 1982. The New HUBCO Preferred Stock will also be entitled to receive dividends when and if declared by HUBCO's Board of Directors out of funds legally available therefor. HUBCO will have no obligation to pay dividends on the New HUBCO Preferred Stock regardless of any dividends which may be paid on the HUBCO Common Stock. The primary source for HUBCO's dividends is dividends from HUBCO's banking subsidiaries to HUBCO, the payment of which is regulated. Under the New Jersey Banking Act of 1948, as amended (the "NJBA"), HUB may pay dividends only out of retained earnings, and only out of surplus to the extent that surplus exceeds 50% of stated capital. Under the Banking Law of Connecticut (the "BLC"), Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice.

                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         The following tables present certain unaudited combined condensed financial information from the Pro Forma Unaudited Combined Condensed Statements of Income for the six month period ended June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993, and the Pro Forma Unaudited Combined Condensed Balance Sheet at June 30, 1996. The HUBCO, Lafayette and Westport Pro Forma combined financial information gives effect to HUBCO's proposed acquisition of Westport and HUBCO's recently completed acquisition of Lafayette in transactions accounted for as pooling of interests, as if such transactions had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on June 30, 1996. The HUBCO, Lafayette, Hometown and Westport Pro Forma combined financial information gives effect to the Lafayette and Westport acquisitions, as described above, and also gives effect to HUBCO's proposed Hometown Acquisition reflected as a purchase effective as of January 1, 1995 for statement of income purposes and on June 30, 1996 for balance sheet purposes. See "PRO FORMA FINANCIAL INFORMATION." The Pro Forma information is based on the historical financial statements of HUBCO, Lafayette, Westport and Hometown, certain of which are incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The Pro Forma financial information assumes an Exchange Ratio of .3225 shares of HUBCO Common Stock for each share of Westport Common Stock outstanding.

         The summary unaudited Pro Forma financial information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto presented elsewhere in this Proxy Statement and the consolidated financial statements and related notes incorporated by reference in this Proxy Statement. The Pro Forma information is not necessarily indicative of the results of operations which would have been achieved had the above transactions been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

         Because the Hometown Acquisition is being accounted for using the purchase method of accounting (which does not require the restatement of HUBCO's financial statements), Hometown's historical consolidated statements of income and the Hometown Acquisition are not reflected in the Pro Forma unaudited combined condensed statements of income for the years ended December 31, 1994 and 1993.

         The income tax provision (benefit) for Lafayette and Westport includes the effect of reducing Lafayette's and Westport's valuation allowance with respect to federal deferred tax assets. Considering the combined operating results, it is unlikely that HUBCO would have established a valuation allowance with respect to its federal deferred tax assets had the companies always been combined. The pro forma unaudited combined statements of income have been adjusted to reflect what the changes in the valuation allowance would have been had the companies always been combined.


                                    PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                      FOR THE SIX MONTHS
                                                        ENDED JUNE 30,               FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------------    ---------------------------------------------
                                                              1996                      1995           1994            1993
                                                              ----                      ----           ----            ----
RESULTS OF OPERATIONS:
Net interest income before provision for possible
loan losses........................................           $67,973               $138,872       $117,803         $98,757
Provision for possible loan losses.................             5,046                  9,590          9,309          31,917
Net interest income after provision for possible
loan losses........................................            62,927                129,282        108,494          66,840
Income (loss) before income taxes..................            25,589                 47,508         35,983           (2,569)
Net income (loss) before cumulative effect of
change in accounting principle.....................            15,351                 33,162         23,388           (2,890)
Earnings (loss) per common share before cumulative
effect of change in accounting principle:
   Primary.........................................              0.67                   1.42           1.05             (.16)
   Fully diluted...................................              0.67                   1.41           1.04             (.16)


                                                                AS OF
                                                              JUNE 30,
                                                                1996
BALANCE SHEET:                                                  ----
Total assets.......................................        $2,976,731
Total deposits.....................................         2,568,038
Total stockholders' equity.........................           198,699
Book value per common share........................              8.80

                       ACTUAL AND PRO FORMA PER SHARE DATA

         The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and Westport Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the Stock Split and the Reverse Stock Split. The actual per share data have been derived from the consolidated financial statements of HUBCO and Westport incorporated by reference herein. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."

         The Pro Forma unaudited book value per share data for the six months ended June 30, 1996 and the Pro Forma unaudited net income per share data at June 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 have been derived from the Pro Forma unaudited combined condensed financial statements of HUBCO and Westport, giving effect to HUBCO's acquisitions of Lafayette and Westport accounted for as poolings of interests, and giving effect to HUBCO's proposed acquisition of Hometown which will be accounted for under the purchase method. Pro Forma unaudited per share amounts have been determined based on the assumptions set forth in the Pro Forma combined condensed unaudited financial statements presented elsewhere herein.

         The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO and Westport incorporated by reference herein and the pro forma combined condensed financial statements of HUBCO, Westport and Lafayette presented elsewhere herein. See "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION." The pro forma data presented below is not necessarily indicative of the results that would actually have been attained if the Merger had been consummated as of the first day of the periods described below or results that may be attained in the future.


                                                                 FOR THE SIX MONTHS          FOR THE YEAR ENDED DECEMBER 31,
                                                                ENDED JUNE 30, 1996         1995          1994            1993
                                                                ---------------------       ----          ----            ----

CASH DIVIDENDS DECLARED PER COMMON SHARE:
  HUBCO - Actual <F1>                                                  $ .34              $ .60          $ .36           $ .31
  Westport- Actual <F1>                                                  .09                .09            -               -
  Westport - pro forma equivalent                                        .11                .19            .12             .10

NET INCOME (LOSS) PER COMMON SHARE:
  HUBCO - Actual:
                    Primary                                              .95               1.67           1.33            1.00
                    Fully diluted                                        .95               1.65           1.31            1.00
Westport - Actual:
                    Primary                                              .20                .66            .44             .12
                    Fully diluted                                        .20                .65            .44             .12
HUBCO, Lafayette, Hometown and Westport, pro forma:
                    Primary <F2>                                         .67               1.42           1.05            (.16)
                    Fully diluted <F2>                                   .67               1.41           1.04            (.16)

Westport, pro forma equivalent:
                    Primary                                              .22                .46            .37            (.04)
                    Fully diluted                                        .22                .45            .36            (.04)


                                                                  AS OF JUNE 30,
                                                                      1996
                                                                      ----
NET BOOK VALUE PER COMMON SHARE:
  HUBCO - Actual                                                       $9.63
  Westport- Actual                                                      2.49
HUBCO, Lafayette and Westport pro forma <F3>                            8.86
Westport, pro forma equivalent                                          2.86

- -----------------

<F1> For information regarding HUBCO's and Westport's  dividends,  and the market price of HUBCO and Westport Common Stock, see "MARKET PRICE AND DIVIDEND DATA."

<F2> Represents  net  income  per share  before  cumulative  effect of change in accounting principle on a pro forma combined basis. Such amounts have been determined by dividing such amounts by the sum of (i) the historical weighted average shares outstanding of HUBCO Common Stock, (ii) the weighted average outstanding shares of Growth and Lafayette adjusted to equivalent shares of HUBCO Common Stock, as of the earliest applicable period presented and (iii) for the six months ended June 30, 1996, 38,759 common share equivalents applicable to the warrants for 61,477 shares of HUBCO Common Stock issued in the merger for the 104,554 Lafayette Warrants, (iv) 2,071,467 shares of HUBCO Common Stock assumed to be issued pursuant to the Merger and 1,277,100 common share equivalents applicable to the conversion to common shares of the preferred stock assumed to be issued pursuant to the Merger.

<F3> Represents  the pro forma  combined net book value of HUBCO,  Lafayette and
Westport attributable to common shares divided by the sum of (i) the number of shares of HUBCO Common Stock outstanding, (ii) 1,234,500 shares of HUBCO Common Stock issued pursuant to HUBCO's acquisition of Growth Financial Corp. (the "GROWTH MERGER") and (iii) 5,720,626 shares of HUBCO Common Stock assumed to be issued pursuant to the Lafayette Merger and 38,759 Common Stock equivalents applicable to the Lafayette Warrants and (iv) 2,071,467 shares of HUBCO Common Stock assumed to be issued pursuant to the Merger, and 1,277,100 Common share equivalents applicable to the conversion to common shares of the preferred stock assumed to be issued pursuant to the Merger.

                                  INTRODUCTION

         This Proxy Statement solicits, on behalf of the Board of Directors of Westport Bancorp, Inc. ("Westport"), approval by the holders of shares of common stock of Westport, $.01 par value ("WESTPORT COMMON Stock") and by the holders of shares of Westport Series A Convertible Preferred Stock, $.01 par value ("WESTPORT PREFERRED STOCK") of the Agreement and Plan of Merger, dated June 21, 1996 (the "MERGER AGREEMENT"), by and among HUBCO, Inc. ("HUBCO"), Westport and The Westport Bank & Trust Company ("WBTC"). Pursuant to the Merger Agreement, Westport will be merged with and into HUBCO (the "MERGER"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. Upon consummation of the Merger, each outstanding share of Westport Common Stock, except for Excluded Shares (as defined below), will be converted into the right to receive
0.3225 shares (the "EXCHANGE RATIO") of HUBCO common stock, no par value ("HUBCO COMMON STOCK") and each share of Westport Preferred Stock will be converted into the right to receive one share of a new HUBCO Series B Convertible Preferred Stock ("NEW HUBCO PREFERRED STOCK") having substantially identical terms as the Westport Preferred Stock, in each case subject to adjustment in certain circumstances and as more fully described elsewhere herein. The New HUBCO Preferred Stock will have terms substantially identical to those set forth in
Exhibit 2.1(a) to the Merger Agreement. Exhibit 2.1(a) is attached as Appendix D to this Proxy Statement. See "THE PROPOSED MERGER."

         All information and statements contained or incorporated by reference herein with respect to Westport were supplied by Westport and all information and statements contained or incorporated by reference herein with respect to HUBCO were supplied by HUBCO.


                       CERTAIN INFORMATION REGARDING HUBCO

GENERAL

         HUBCO is a New Jersey corporation and registered bank holding company whose principal operating subsidiaries are Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank, and Lafayette American Bank and Trust Company ("LAFAYETTE"), a Connecticut chartered bank. HUBCO's corporate headquarters are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. HUB's corporate headquarters are located at 3100 Bergenline Avenue, Union City, New Jersey 07087. Lafayette's corporate headquarters are located at 1087 Broad Street, Bridgeport, Connecticut 06604. The telephone number of HUBCO is (201) 236-2200. HUB is a full-service commercial bank which primarily serves small and mid-sized businesses and consumers through 61 branches in Northern New Jersey. Lafayette is a full-service commercial bank which serves small-to-medium-sized business firms as well as individuals through 19 banking offices located mainly in Fairfield and New Haven counties in Connecticut. As of June 30, 1996, prior to its acquisition of Lafayette and its pending acquisition of Hometown
Bancorporation, Inc. ("HOMETOWN"), HUBCO had consolidated assets of $1.7 billion, consolidated deposits of $1.5 billion and consolidated stockholders' equity of $130 million. Based on assets as of June 30, 1996, HUBCO was the fifth largest commercial banking company headquartered in New Jersey. HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since October, 1990, HUBCO has added over 65 branches and approximately $2 billion in assets through 15 acquisitions of financial institutions in both government-assisted and private transactions. For additional information, see "AVAILABLE INFORMATION" and "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."

         HUBCO is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.
Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of HUBCO's book value and net income per common share may occur in connection with any future transactions. See "PRO FORMA FINANCIAL INFORMATION".

RECENT DEVELOPMENTS

         On August 15, 1996, Lafayette entered into an agreement to acquire UST Bank/Connecticut, subsidiary of UST Corp., in an all cash transaction. Under the terms of the agreement, Lafayette will acquire by merger UST Bank/Connecticut and will pay to UST Corp. cash equal to UST Bank/Connecticut's capital (less its deferred tax asset) plus a 7% deposit premium on UST Bank/Connecticut's deposits. The acquisition is structured as a taxable cash merger which will allow HUBCO to deduct the deposit premium for tax purposes. UST Bank/Connecticut is a $112 million asset commercial bank with $100 million in deposits and four offices in Fairfield County, Connecticut. After certain of its loans are sold to an affiliate of UST Corp. as contemplated by the merger agreement, UST Bank/Connecticut will have $63 million in loans. Consummation of the merger is subject to approval by Federal and Connecticut bank regulatory authorities and other customary conditions.

         On August 16, 1996, HUB entered into an agreement to acquire the Clifton branch of Interchange State Bank which has deposits totaling $13.6 million. On June 28, 1996 HUB also signed an agreement to sell its Kinnelon branch, with $11 million in deposits, to The Ramapo Bank.


                     CERTAIN INFORMATION REGARDING WESTPORT

         Westport is the bank holding company of WBTC, a Connecticut-chartered bank and trust company headquartered in Westport, Connecticut. Westport's principal asset is the capital stock of WBTC, and its principal business is the business of WBTC. Westport acquired WBTC in October 1984.

         As of June 30, 1996, Westport reported total assets of $317 million, total deposits of $259 million and stockholders' equity of $25 million. WBTC, which was originally chartered in 1852, operates from its home office in Westport, Connecticut and from branch offices located in the mid-Fairfield county Connecticut communities of Weston, Fairfield, Redding/Georgetown, Greens Farms, Shelton and Saugatuck. See "AVAILABLE INFORMATION", AND "INFORMATION DELIVERED AND INCORPORATED BY REFERENCE."


                                   THE MEETING

PURPOSE OF THE MEETING

         This Proxy Statement-Prospectus is first being mailed to the holders of Westport Stock on or about September __, 1996 and is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Westport Board of Directors for use at the Meeting. The Meeting is scheduled to be held on Thursday, October 24, 1996 at 4:00 p.m., at Westport Bancorp., Inc., 87 Post Road East, Westport, Connecticut. At the Meeting, the holders of Westport Stock will consider and vote upon the approval of the Merger Agreement and any other matters as may properly be brought before the Meeting and at any adjournments or postponements thereof.

         THE BOARD OF DIRECTORS OF WESTPORT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

         The Board of Directors of Westport has fixed the close of business on September 5, 1996 as the record date for determining the holders of Westport Stock entitled to receive notice of and to vote at the Meeting (the "RECORD DATE"). Only holders of record of Westport Stock at the close of business on that date will be entitled to vote at the Meeting or at any adjournment thereof.

         At the close of business on the Record Date, there were _______ shares of Westport Common Stock and _______ shares of Westport Preferred Stock issued and outstanding and entitled to vote at the Meeting. Each share of Westport Common Stock will be entitled to one vote (a total of ________ votes) and each share of Westport Preferred Stock will be entitled to 100 votes (a total of __________ votes) upon each matter properly submitted at the Meeting or at any adjournment thereof. The holders of Westport Common Stock and Westport Preferred Stock will vote as one class on the matters that come before the Meeting. At the Meeting, Westport shareholders will be entitled to cast a total of _________ votes.

         All properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED THEREON, SUCH SHARES WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. The Board of Directors of Westport is not aware of any matters other than as described in the Notice of Special Meeting that are to come before the Meeting. If any other matter or matters are properly presented for action before the Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

         The presence of a shareholder at the Meeting will not automatically revoke such shareholder's proxy. A shareholder may revoke any proxy that he or she has given any time prior to its exercise. To do so, the shareholder must file a written notice of revocation with, or deliver a duly executed proxy bearing a later date to, John J. Henchy, Secretary, Westport Bancorp, Inc., 87 Post Road East, Westport, Connecticut 06880, or attend the Meeting and vote in person.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Where, as to any matter submitted to a vote of the Westport shareholders, proxies are marked as abstentions (or shareholders appear in person but abstain from voting) or a broker indicates on a proxy that it does not have discretionary authority with respect to certain shares, such abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         Westport has adopted and is the sponsor of a combined employee stock ownership and 401(k) savings profit sharing plan, a portion of which constitutes an "employee stock ownership plan" under applicable law (the "WESTPORT ESOP"). For the purposes of this Proxy Statement-Prospectus, with respect to the Westport ESOP, the term "participant" shall be deemed to include the beneficiary of a deceased participant. The Westport ESOP holds _________ shares of Westport Common Stock, all of which have been allocated to the accounts of participants under the Westport ESOP. Each participant in the Westport ESOP will receive a form to be used to instruct the trustee of the Westport ESOP how to vote the Westport Common Stock held by the Westport ESOP that is allocated to such participant. The Westport ESOP provides that participants in the Westport ESOP are permitted to direct the trustee as to the voting of the shares of Westport Common Stock allocated to their accounts; otherwise the trustee of the Westport ESOP has sole discretion as to the voting of such stock held by the Westport ESOP. The Westport ESOP provides that the trustee will vote such shares as instructed. The Westport ESOP also provides that the trustee of the Westport ESOP shall vote all unallocated shares and allocated shares for which the trustee has not received directions from the applicable participant in their sole discretion. The trustee of the Westport ESOP is WBTC.

         The directions of participants regarding the voting of the shares allocated to them will not be disclosed to Westport, HUBCO or WBTC, and will be tabulated by ___________, which is _______________.

         To be effective, directions to the trustees of the Westport ESOP must be received by _________________, __________________________, ATTN.: Westport
ESOP Vote, by the close of business (5:00 p.m. E.D.T.) on _______, 1996. Directions to the trustee received after the close of business on ________, 1996, or received at a different address, will not be effective. A participant in the Westport ESOP who is otherwise a Westport shareholder should (i) complete and return directions to the Westport ESOP trustee with respect to shares of Westport Common Stock held by the Westport ESOP that are allocated to such participant and (ii) complete and return the enclosed proxy with respect to such other shares of Westport Stock.

         WESTPORT SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WOULD BE SENT TO WESTPORT SHAREHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME.

SOLICITATION OF PROXIES

         In addition to using the mails, the directors, officers and employees of Westport and WBTC may solicit proxies for the Meeting from shareholders personally, by telephone or by telegraph. These officers, directors and employees will not be specifically compensated for their services. Westport has retained Beacon Hill Partners, Inc., a proxy soliciting firm ("BEACON HILL"), to assist in the solicitation of proxies at a fee of $2,750, plus reimbursement of certain out-of-pocket expenses estimated to be approximately $750. Westport will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. The cost of soliciting proxies for the Meeting, including the fees and expenses of Beacon Hill, will be borne by Westport.

QUORUM

         The presence, in person or by proxy, of at least a majority of Westport Stock issued and outstanding and entitled to be voted at the Meeting is necessary to constitute a quorum.

REQUIRED VOTE

         Each share of Westport Common Stock will be entitled to one vote (a total of _________ votes) and each share of Westport Preferred Stock will be entitled to 100 votes (a total of ___________ votes) upon each matter properly submitted at the Meeting or at any adjournment thereof. The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Westport Common Stock and Westport Preferred Stock entitled to be voted at the Meeting, voting together as a single class, is required in order to approve and adopt the Merger Agreement.

         THE REQUIRED VOTE OF THE WESTPORT SHAREHOLDERS ON THE MERGER AGREEMENT IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF WESTPORT STOCK AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED. ACCORDINGLY, THE FAILURE TO SUBMIT A PROXY CARD, TO VOTE IN PERSON AT THE MEETING, ABSTENTION FROM VOTING BY A SHAREHOLDER AND ANY BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A "NO" VOTE WITH RESPECT TO THE MERGER AGREEMENT.

         As of the Record Date, the directors and executive officers of Westport and their affiliates (including Josiah T. Austin) beneficially owned an aggregate of __________ shares of Westport Common Stock (___%) and ________ shares of Westport Preferred Stock (___%) issued and outstanding and entitled to vote at the Meeting, including an aggregate of ___ shares of Westport Common Stock held in the executive officers' accounts in the Westport ESOP. The Westport directors have agreed to vote the shares of Westport Stock that they beneficially own in favor of the Merger Agreement. No consideration was paid to any of the directors for this agreement. HUBCO required that the directors enter into this agreement as a condition to HUBCO entering into the Merger Agreement. As of the Record Date, Josiah T. Austin beneficially owned ________ shares of Westport Common Stock (__%) and _________ shares of Westport Preferred Stock (__%). Although Mr. Austin is not a director or a management official of Westport, pursuant to the Merger Agreement, at the Effective Time, one of the directors of Lafayette shall be designated by Mr. Austin. Mr. Austin's director designee is William D. Rueckert, one of the current directors of Westport and WBTC. As of the Record Date, HUBCO owned ________ shares of Westport Common Stock (__%).

         The Westport ESOP owns ________ shares of Westport Common Stock (___%) issued and outstanding and entitled to vote at the Meeting. All of the shares of Westport Common Stock have been allocated to the accounts of participants as of the Record Date. The Westport ESOP provides that participants in the Westport ESOP are permitted to direct the trustee as to the voting of the shares of Westport Common Stock allocated to their accounts; otherwise the trustee of the Westport ESOP has sole discretion as to the voting of such stock held by the Westport ESOP. The trustee has discretion to vote unallocated shares and allocated shares for which no instructions are received. See "--Record Date; Voting Rights; Proxies."

         The obligations of Westport and HUBCO to consummate the Merger Agreement are subject, among other things, to the condition that the Merger Agreement and the transactions contemplated thereby be approved by the requisite vote of the shareholders of Westport. See "The Proposed Merger --Conditions to the Merger."

         THE MATTERS TO BE CONSIDERED AT THE MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF WESTPORT. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                               THE PROPOSED MERGER

         A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

GENERAL DESCRIPTION

         The Merger Agreement provides that, at the Effective Time, Westport will be merged into HUBCO, with HUBCO as the surviving corporation (the "SURVIVING CORPORATION"). The separate identity and existence of Westport will cease upon consummation of the Merger and all property, rights, powers and franchises of each of Westport and HUBCO will vest in the Surviving Corporation. WBTC simultaneously will be merged with Lafayette, HUBCO's principal Connecticut bank subsidiary (the "BANK MERGER").

CONSIDERATION

         At the Effective Time, each outstanding share of Westport Common Stock (except for Excluded Shares, as defined below) will be converted into the right to receive 0.3225 shares (the "EXCHANGE RATIO") of HUBCO Common Stock, and each outstanding share of Westport Preferred Stock will be converted into the right to receive one share of New HUBCO Preferred Stock. The New HUBCO Preferred Stock will have terms substantially identical to those set forth on Exhibit 2.1(a) to the Merger Agreement. Exhibit 2.1(a) is attached as Appendix D to this Proxy Statement. "EXCLUDED SHARES" are those shares of Westport Stock which (i) are held by Westport as treasury shares, (ii) are held by HUBCO or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted), or
(iii) in the case of Westport Preferred Stock, as to which dissenters' rights have been validly exercised ("DISSENTING SHARES"). While Westport shareholders are entitled to dissenters' rights of appraisal in connection with the Merger with respect to shares of Westport Preferred Stock, there are no dissenters' rights in the Merger with respect to shares of Westport Common Stock. The Exchange Ratio (and the terms of the New HUBCO Preferred Stock which are based on the Exchange Ratio) are subject to adjustment to take into account any stock split, stock dividend, reclassification, recapitalization, merger, combination or exchange or similar transaction by HUBCO with respect to the HUBCO Common Stock occurring subsequent to June 21, 1996. The Exchange Ratio may also be subject to adjustment in connection with provisions relating to the termination of the Merger Agreement. See "--Effective Time; Amendments; Termination".

CONVERSION OF WESTPORT STOCK OPTIONS

         At the Effective Time, each holder of one or more options to purchase a share of Westport Common Stock (a "WESTPORT OPTION") granted under Westport's existing stock option plans and agreements which is or will be by virtue of the Merger vested (a "VESTED WESTPORT OPTION") will be asked to agree to convert each such vested option into the right to receive one or more shares of HUBCO Common Stock. Westport Options which are to be so converted into HUBCO Common Stock are referred to herein as "CONVERTING STOCK OPTIONS"). Each Converting Stock Option will be assigned a value (the "OPTION VALUE") equal to (a) the "Median Pre-Closing Price" of a share of HUBCO Common Stock (as defined below) multiplied by the Exchange Ratio (b) minus the stated exercise price for the Westport Option. At the Effective Time, each Converting Stock Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value, multiplied by the number of shares of Westport Common Stock for which the option may be exercised, divided by the Median Pre-Closing Price of HUBCO Common Stock.

         The Merger Agreement defines the "MEDIAN PRE-CLOSING PRICE" of HUBCO Common Stock as the Median Price, calculated based upon the Closing Price of HUBCO Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the closing of the Merger. The "CLOSING PRICE" is defined as the closing price of HUBCO Common Stock, as supplied by Nasdaq and published in The Wall Street Journal, during the first 20 of the 25 consecutive trading days immediately preceding the date of the closing of the Merger. The "MEDIAN Price" is determined by taking the price halfway between the Closing Prices left after discarding the nine lowest and nine highest Closing Prices in the 20-day period. A trading date is defined as a day for which a Closing Price is so supplied and published.

         Each outstanding Westport Option which is not a Converting Stock Option (a "CONTINUING STOCK OPTION") will be converted into and become pursuant to the Merger Agreement an option to purchase HUBCO Common Stock. Each such Continuing Stock Option which represented the right to purchase one share of Westport Common Stock will be converted at the Effective Time into the right to purchase
0.3225 (or such other fraction as the Exchange Ratio may be adjusted to) shares of HUBCO Common Stock for the same purchase price and otherwise will remain subject to the same terms and conditions as was the prior Westport Option. The HUBCO Common Stock issuable pursuant to the exercise of the new HUBCO Options will be registered by HUBCO on a Form S-8 under the Securities Act. Westport currently has options outstanding under the Westport Bancorp, Inc. 1985 Incentive Stock Option Plan 1990 Restatement (the "1985 PLAN"), Stock Option Plans and Agreements dated December 17, 1992 by and between Westport and Messrs. Flynn, Bilbao and Cummings and the Westport Bancorp, Inc. Amended and Restated 1995 Incentive Stock Option Plan (the "1995 PLAN").

WESTPORT WARRANTS

         The Merger Agreement provides for warrants to purchase Westport Common Stock outstanding at the Effective Time to be converted into warrants to purchase HUBCO Common Stock. Since the date of the Merger Agreement, all such Westport Warrants have been exercised and none will be outstanding at the Effective Time.

CASH IN LIEU OF FRACTIONAL SHARES

         No fractional shares of HUBCO Common Stock will be issued in exchange for either Westport Common Stock or Converting Stock Options. Instead, holders of such stock or options will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock (as defined above), without interest. All shares of HUBCO Common Stock to be issued to each Westport shareholder or option holder will be aggregated to constitute as many whole shares as possible before determining such person's fractional share interest.

DISSENTERS' RIGHTS OF APPRAISAL

         Holders of Westport Preferred Stock who follow the procedures specified in Section 262 of the DGCL will be entitled to the rights and remedies of dissenting shareholders. Pursuant to Section 262, holders of Westport Preferred Stock have the right to dissent from the Merger and to obtain payment of the fair value of their shares of Westport Preferred Stock if the Merger is consummated. Necessary procedural steps are set forth in Section 262 of the
DGCL. While Westport shareholders are entitled to dissenters' rights of appraisal in connection with the Merger with respect to shares of Westport Preferred Stock, there are no dissenters' rights in the Merger with respect to shares of Westport Common Stock. See "RIGHTS OF DISSENTING WESTPORT SHAREHOLDERS".

BACKGROUND OF AND REASONS FOR THE MERGER

         Background of the Merger

         In the late 1980's and through 1992, Westport experienced significant operating losses, and in late 1991, commenced efforts to recapitalize. Following the successful recapitalization, since 1992 Westport's principal focus has been on building the size and earnings of its core banking operations. As Westport began to restore both earnings and core franchise value beginning in 1993, it also was approached by various potential merger and acquisition parties. However, the Board of Directors continued to pursue Westport's business plan on an independent basis believing that the long range potential of the franchise was more valuable to shareholders than a potential sale at such time.

         For the year ended December 31, 1994, Westport reported then record earnings. Westport continued to pursue its business plan of independent operations, and focusing on continued growth of profitability and core banking operations. However, various parties expressed an interest in Westport, citing its excellent franchise in a key market area. In response, beginning in August 1995, David A. Rosow, Chairman of the Board of Westport and WBTC, had a series of preliminary discussions with representatives of several parties which had expressed interest in an acquisition of Westport. After considering the preliminary interest shown by such parties, and in consultation with its financial advisor, O & Co., the Westport Board of Directors determined that potential valuations of Westport warranted further discussions to evaluate whether a potential merger or acquisition transaction might be in the best long term interests of shareholders.

         As a result of those preliminary discussions and preliminary evaluations of the Board of Directors, commencing in November 1995 representatives of Westport engaged in serious discussions with one such party. Upon completion of that party's due diligence review of the business and operations of Westport, that party indicated that it was prepared to discuss a possible stock acquisition of Westport. However, based on the terms and conditions then being discussed with such party, the Westport Board of Directors concluded that discussions with such party regarding a possible acquisition of Westport should be terminated on the basis of its view that it was not in the best interests of Westport and its shareholders to pursue such discussions. Accordingly, no agreement as to price or terms was reached.

         Throughout late 1995 and early 1996, Westport continued to pursue long range plans focusing on continued growth of profitability and core banking operations. Among other considerations, Westport, working with O & Co., sought to identify one or more franchise expanding merger partners which would enhance both long term core franchise value as well as earnings. Those discussions did not result in any potential transactions. However, in the course of those efforts, in February 1996 Peter J. Ostrowski of O & Co. met with Kenneth T.
Neilson, Chairman, President and CEO of HUBCO, and Joseph Greco, a Regional President of HUB and a former client of Mr. Ostrowski. Messrs. Neilson and Greco discussed HUBCO's interest in the Connecticut market, noting in particular the then recently announced proposed acquisition of Lafayette.

         Again in late March and mid April 1996, Mr. Neilson expressed to Mr. Ostrowski an interest in meeting with representatives of Westport and potentially opening merger discussions. The April meeting included a general discussion of possible terms and price to determine whether or not the parties should continue discussions with the intent of reaching agreement. In late April 1996, representatives of Westport, along with Mr. Ostrowski, met with HUBCO to discuss, among other things, HUBCO's performance, technology and operational strategies, the Connecticut banking market and industry issues.

         At a meeting of Westport's Board of Directors held on May 16, 1996, the Westport Board of Directors was advised regarding the meetings with representatives of HUBCO. O & Co. made a presentation to the Board which reviewed HUBCO's financial performance and condition based on public data that included a pro forma analysis of a combination of HUBCO and Westport. On May 20, 1996, O & Co. distributed to the Westport directors a detailed package of publicly available information about HUBCO, which included, among other things, the proxy statement/prospectus for the Lafayette acquisition, HUBCO's annual report to shareholders and analysts commentaries. The Board confirmed that preliminary discussion should continue.

         General discussion continued throughout May and early June. These discussions included potential structure and possible deal terms. Also, HUBCO had announced another acquisition transaction in Connecticut. In mid-June 1996, the parties met to discuss potential price terms and conditions. HUBCO indicated preliminarily that it would consider making an offer with an exchange ratio for the Westport Common Stock of approximately .30 per share and the exchange of each share of Westport Preferred Stock for one share of a newly created series of HUBCO preferred stock, subject to the completion of due diligence and the negotiation of other transaction terms.

         On June 14, 1996, the Westport Board held a telephonic meeting to receive a briefing on the discussions with HUBCO and to discuss the HUBCO proposal. With the consent of Westport's Board of Directors, on June 14, 1996, representatives of Westport and HUBCO began negotiations on a form of draft Agreement and Plan of Merger, and HUBCO began to conduct on-site due diligence of Westport and WBTC.

         On June 17, 1996, the Westport Board of Directors met to discuss developments. The initial draft of the Agreement and Plan of Merger was distributed and Westport's outside counsel summarized its terms and the proposed transaction structure, and identified certain transaction terms that remained open for further negotiation. The Board directed that negotiations continue with HUBCO.

         On June 20, 1996, Westport's Board met to review and discuss the revised transaction terms. Westport's outside counsel reviewed a new draft of the Agreement and Plan of Merger highlighting the changes from the first draft, and the Board met with Mr. Neilson. The Board also received from O & Co. a preliminary valuation analysis, including market pricing, balance sheet and income comparisons for a peer group of Connecticut banks, a summary of comparable acquisitions of banking institutions, and a presentation of assumed valuations for Westport based on a range of ratios to adjusted book value and earnings. O & Co. also reviewed with the Board the result of the on site and other due diligence review of certain business and financial information of HUBCO.

         At a subsequent meeting later that day, the results of continued negotiations with HUBCO were presented and discussed. O & Co. updated its valuation analysis to June 20, 1996, and provided the Board with its opinion that the Merger would be fair to the shareholders from a financial point of view. A copy of the Agreement and Plan of Merger, including all annexes, schedules and exhibits, was distributed to Board members, and final changes were noted. After discussion and further questions and answers, the Agreement and Plan of Merger was unanimously approved by the Board, and the Board authorized Messrs. Flynn and Rosow to execute the definitive Agreement and Plan of Merger subject to completion of final language.

         The HUBCO Board approved the Agreement and Plan of Merger after the market closed on June 20, 1996, subject to completion of the applicable documentation.

         On June 21, 1996, the definitive Agreement and Plan of Merger was executed and the Westport Board met to confirm its execution. Public announcement was made of the proposed merger before the opening of the NASDAQ Stock Market on June 21, 1996.

         Recommendation of the Westport Board of Directors and Reasons for the Merger

         The Westport Board of Directors has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, Westport and its shareholders. The Westport Board therefore unanimously recommends that holders of Westport Stock vote to approve and adopt the Merger Agreement. The Westport Board believes that the Merger will enable holders of Westport Stock to realize increased value due to the premium over market price, net income per share of Westport Stock and book value per share of Westport Stock. The Board also believes that the Merger may enable Westport's shareholders to participate in opportunities for appreciation of HUBCO Stock. See "--Background" above and "--Opinion of Financial Advisor" below. In reaching its decision to approve the Merger Agreement, the Westport Board consulted with its legal advisor, Hogan & Hartson L.L.P., regarding the legal terms of the Merger and the Westport Board's fiduciary obligations in its consideration of the proposed Merger, its financial advisor, O & Co., regarding the financial aspects and fairness of the proposed Merger, as well as with management of Westport, and, without assigning any relative or specific weight, considered the following material factors, both from a short-term and long-term prospective.

                  (i) The Westport Board's familiarity with, and review of, Westport's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated therewith;

                  (ii) The current and prospective environment in which Westport operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry.

                  (iii) The potential appreciation in market and book value of Westport Stock on both the short- and long-term basis, as a stand alone entity;

                   (iv) Information concerning the business, financial condition, results of operations, asset quality and prospects of HUBCO, including the long-term growth potential of HUBCO Stock, the future growth prospects of HUBCO, combined with Westport, following the proposed Merger and the potential synergies expected from the Merger and the business risks associated therewith;

                   (v) The potential for appreciation and growth for the market and book value of HUBCO Stock, following the proposed Merger;

                  (vi)     The oral  presentation  and opinion of
                           O & Co. that the Merger is fair to the
                           holders of Westport  Stock from a
                           financial point of view (see "-- Opinion of Financial Advisor" below);

                  (vii) The financial and other significant terms of the proposed Merger including the terms and conditions of the Merger Agreement;

                  (viii) The benefits of the business combination with a larger bank holding company, such as HUBCO, with a significant presence in Connecticut and northern New Jersey;

                  (ix) The expectation that HUBCO will continue to provide quality service to the communities and customers served by Westport and HUBCO's capacity, as a larger institution with a larger capital base, to provide a wider range of services, enhanced access to credit, and greater convenience to such customers and communities; and

                  (x) The compatibility with respect to businesses and management philosophies of Westport and HUBCO and HUBCO's strong commitment to the Connecticut and New Jersey communities it serves.

         HUBCO's Reasons

         HUBCO entered into the Merger Agreement with Westport as part of HUBCO's ongoing strategy of growth through acquisitions.

         HUBCO's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to HUBCO's, which operate in markets that are geographically within or close to those of HUBCO, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition, while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         In the view of the HUBCO Board, the Merger constitutes an acquisition that is in line with HUBCO's strategy and provides a complement to its existing franchise. Upon completion of the Merger, HUBCO expects to have a network of 27 branch banking offices through southwestern Connecticut, which is demographically similar to and geographically neighbors the northern New Jersey market of HUBCO. The HUBCO Board believes that Westport's earnings capacity will be enhanced as a result of the Merger--through cost savings from HUBCO's provision of back-office and support services to Westport, HUBCO's ability to offer expanded services to Westport customers and HUBCO's financial strength--thereby positively contributing to HUBCO's earnings. See "CERTAIN INFORMATION REGARDING HUBCO--Recent Developments".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Westport Board of Directors with respect to the Merger, holders of Westport Stock should be aware that certain members of the Board of Directors and management of Westport have certain interests in the Merger in addition to their interests generally as stockholders of Westport. All of such additional interests are described below, to the extent material, and except as described below such persons have, to the best knowledge of Westport, no material interest in the Merger apart from those of stockholders generally. The Westport Board of Directors was aware of these interests of its directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Beneficial Ownership of Westport Stock

         As of the Record Date, the directors and executive officers of Westport and their affiliates beneficially owned (including currently exercisable options) an aggregate of _________ shares of the Westport Common Stock (___%) and ________ shares of the Westport Preferred Stock (___%) issued and outstanding and entitled to vote at the Meeting. The Westport directors have agreed to vote the shares of Westport Stock that they beneficially own in favor of the Merger. No consideration was paid to any of the directors for this agreement. HUBCO required that the directors enter into this agreement as a condition to HUBCO entering into the Merger Agreement.

         Board Membership and Management Positions

         The Merger Agreement provides that it is a condition to Westport's obligation to consummate the Merger that two nominees designated by Westport and acceptable to HUBCO will be appointed to HUBCO's Board of Directors, effective at the Effective Time. Such nominees are to be Michael H. Flynn, currently Westport's President and CEO, and David A. Rosow, currently Westport's Chairman, unless HUBCO and Westport agree to the contrary. In addition, it is a condition to Westport's obligation to consummate the Merger that three nominees designated by Westport and acceptable to HUBCO and one person designated by Josiah T. Austin are appointed directors of Lafayette as of the Effective Time. The three nominees of Westport are to include Messrs. Flynn and Rosow unless HUBCO and Westport agree to the contrary. Mr. Austin has indicated that his director designee will be William D. Rueckert, one of the current directors of Westport and WBTC. Such persons would continue to receive compensation as directors after the Merger, and Mr. Flynn also would receive compensation as an officer of Lafayette. Westport's obligation to close is also conditioned on HUBCO appointing Mr. Flynn as President and CEO of Lafayette and Mr. Rosow as Chairman of the Executive Committee of the HUBCO Board of Directors.

         The Merger Agreement further provides that immediately after the Effective Time, HUBCO shall enter into a new employment agreement with Michael
H. Flynn upon terms consistent with the Merger Agreement but otherwise no less favorable than his current agreement, if, prior to the effective date of the Registration Statement, Mr. Flynn amends his existing employment agreement so that under no circumstances would Westport, WBTC, HUBCO or any HUBCO subsidiary be required to make any payments or provide any benefits to him (upon, or accelerated by a change in control, as a consequence of the Merger Agreement or otherwise) which, if paid or provided, would constitute an "excess parachute payment" as defined in Section 280G of the Code. As of the date of this Proxy Statement-Prospectus, Mr. Flynn has not entered into such a contract.

         Indemnification

         In the Merger Agreement, HUBCO has agreed to indemnify, defend and hold harmless each person who is, has been, or becomes prior to the Effective Time, a director, officer, employee or agent of Westport or WBTC, or who serves or has served at the request of Westport or WBTC in any capacity with any other entity (collectively, the "INDEMNITEES"), to the fullest extent permitted under applicable law or Westport's Certificate of Incorporation and By-laws, as applicable, with respect to any claims made against such person because he or she is or was a director, officer, employee or agent of Westport or WBTC or serves or has served at the request of Westport or WBTC in any capacity with any other entity. If the Merger Agreement, HUBCO has also agreed to cover Westport's and WBTC's officers and directors under either an extension of Westport's existing directors' and officers' liability insurance policy or a rider to HUBCO's then current policy for a period of at least six years after the Effective Time.

         Employment Agreements, Severance Agreements and Option Acceleration

         Prior to the execution of the Merger Agreement, a number of executive officers of Westport were parties to employment or severance agreements under which such officers have the right to substantial payments as a consequence of the Merger if their employment is terminated by the company or the officer under certain circumstances. Westport and WBTC have employment agreements with each of Messrs. Flynn, Bilbao, Laudano, and Cummings that provide for certain payments following termination of employment in the event of a change in control. In addition, Westport has entered into stock option agreements with Messrs. Flynn, Bilbao and Cummings that provide for accelerated vesting in the event of a change in control.

         Each employment agreement provides that if the executive officer's employment is terminated or constructively terminated (as defined) other than because of his willful misconduct (as defined), disability, death, or retirement in connection with or within two years following a "change in control" (as defined), the officer will (subject to certain limitations) be entitled to continue to participate in certain benefit plans and to receive certain insurance benefits for three years and to be paid a lump sum cash amount equal to 2.99 times his average salary and bonus for the five calendar years preceding the change in control. The cash payment will not be reduced by compensation received from a subsequent employer, but benefit plan and insurance coverages will be offset by benefits received from another employer. In addition, in the case of a change in control that occurs before January 1, 1997, if all or a portion of the cash payment, continued benefits, and continued insurance coverage, together with any other amount in the nature of compensation to be received by Messrs. Flynn or Bilbao (including the accelerated vesting of stock options and enhanced benefits under Westport's Supplemental Executive Retirement Plan, described below), would be subject to the 20 percent excise tax imposed on "excess parachute payments," the executive officer will be paid the amount necessary to cause the total payments and benefits received by the executive officer (including the "gross-up" payment), net of taxes, to be equal to the amount the executive officer would have received, net of taxes, if the 20 percent excise tax had not applied. Westport estimates that Messrs. Flynn, Bilbao, Laudano, and Cummings would receive cash payments and benefits (excluding the accelerated vesting of options) having a present value of approximately $841,800, $718,500, $336,200, and $313,200, respectively, if a change in control occurred as of December 31, 1996. The Merger will constitute a "change in control" for purposes of the agreements. It is a precondition to HUBCO's obligation under the Merger Agreement to enter into a new employment agreement with Mr. Flynn that prior to the Effective Date of the Registration Statement he amends his existing employment agreement so that no "gross-up" payout is necessary because such payments are reduced below the threshold provided by Section 280G of the Code. See "-- Board Membership and Management Positions" above. One of the conditions to the consummation of the Merger is that HUBCO shall have acknowledged, accepted and assumed certain employment, severance and other compensation contracts between Westport and certain of its officers and directors.

         Pursuant to stock option agreements dated December 17, 1992, Westport granted to Messrs. Flynn, Bilbao, and Cummings non-qualified options to purchase up to 425,000, 250,000, and 50,000 shares of Common Stock, respectively, that were to become exercisable gradually over five years and that were to expire 10 years following the date of the stock option agreement. The exercise price of these options was $2.00 per share. Each such option agreement provides that all of the unexpired options will become immediately exercisable upon a change in control of Westport. The Merger will constitute a change in control for purposes of such agreements. Mr. Laudano holds an option to purchase up to 75,000 shares of Common Stock dated September 2, 1993 that is intended to qualify as an incentive stock option under the 1985 Plan. That option is fully vested and exercisable. The option will terminate within one year after the termination of Mr. Laudano's employment due to death or disability or three months after the termination of Mr. Laudano's employment for any other reason.

         Pursuant to stock option agreements dated May 16, 1996, Westport granted to Messrs. Flynn and Bilbao options that were intended to qualify as incentive stock options to purchase up to 27,713 and 23,308 shares of Common Stock, respectively, under the 1995 Plan. These options became exercisable immediately to the extent of 16,666 and 16,666 shares, respectively, and the remaining shares were to become exercisable on January 1, 1997. However, the options became exercisable in full upon the occurrence of a change in control, which was defined in the 1995 Plan to include the filing of a Current Report on Form 8-K describing a change of control of Westport pursuant to Item 1 thereof or indicating that such a change in control is imminent, which occurred on July 3, 1996.

         WBTC has adopted a Supplemental Executive Retirement Plan, as amended (the "SERP"), that covers Messrs. Flynn and Bilbao and another officer of WBTC. The SERP supplements retirement benefits under WBTC's Pension Plan such that the SERP and the Pension Plan together will provide a SERP participant with a benefit at the Normal Retirement Date (as defined) equal to 70% of the participant's final average earnings (defined as the average annual earnings during the five consecutive years that yield the highest compensation). A participant who terminates employment after the Early Retirement Date under the Pension Plan (generally, age 55 with five years of service) is entitled to reduced benefits under the SERP. The benefit payable to a participant who terminates employment after his or her Early Retirement Date is equal to the product of (c) times the amount determined by subtracting (b) from (a), where:
(a) is 70% of the participant's final average earnings as reduced by .55% for each month by which the date of the participant's distribution precedes his or her Normal Retirement Date, to a maximum of 60 months, plus .35% for each such month in excess of 60 months, (b) is the actuarial equivalent of the participant's accrued benefit under the Pension Plan and (c) is a fraction (not in excess of one), the numerator of which is the participant's years of service (as defined for purposes of the Pension Plan) and the denominator of which is the number of years of service with which the participant would be credited if he or she remained employed until his or her Normal Retirement Date.

         Payments under the SERP are made in equal monthly installments for a maximum of 15 years, with 10 years of payments guaranteed. If the participant dies prior to retirement and while still actively employed by WBTC, no benefit is payable under the SERP. In the event of a change in control (as defined), the participant will be entitled to the normal or early retirement benefit described above, whichever is applicable, except that, for purposes of calculating the early retirement benefit, the participant will be credited with two additional years of age and service. The Merger will constitute a change in control for purposes of the SERP. The SERP is non-contributory and unfunded. To provide for the payment of benefits under the SERP, subject to the claims of general creditors of WBTC in the event that it becomes insolvent (as defined), WBTC has entered into a trust agreement with People's Bank as trustee establishing the Trust under the SERP, and has transferred to the trustee certain life insurance policies having an aggregate cash surrender value of $_______. In the event of a change in control (as defined), including the Merger, WBTC will be obligated to make an irrevocable contribution to the Trust in an amount that is sufficient to pay each participant in the SERP (and any beneficiary) the benefits to which those individuals would be entitled pursuant to the SERP as of the date on which the change in control occurred. The SERP is not qualified under the provisions of the Internal Revenue Code of 1986. Because Mr. Flynn has accrued virtually no benefits under WBTC's Pension Plan, and Mr. Bilbao has accrued none, the SERP would provide Messrs. Flynn and Bilbao benefits upon retirement equal to approximately 70% of their respective final average earnings (as defined). If Messrs. Flynn and Bilbao were to retire on their normal retirement dates, and if their final average earnings equaled their 1995 salaries, then Messrs. Flynn and Bilbao would receive annual payments of $105,000 and $94,500, respectively, under the SERP. Upon the closing of the Merger, Messrs. Flynn and Bilbao would be entitled to retire and to begin receiving annual payments of $________ and $________, respectively, under the SERP.

         WBTC has entered into split dollar insurance agreements (collateral assignment method) with Messrs. Laudano and Cummings dated as of December 1, 1995 covering life insurance policies in the face amounts of $268,000 and $277,000, respectively, on their lives. Premiums on the policies are paid by WBTC. Upon the surrender of the policy or the death of the insured, except as described below, WBTC is entitled to be repaid its cumulative premium payments (or if less, the cash surrender value of the policy in the case of surrender). However, if the insured's employment is terminated for any reason other than cause (as defined in the insured's employment agreement) or if his employment is actually or constructively terminated after a change in control (as defined), WBTC will release its claim to be repaid and will charge to the insured as additional compensation the cumulative premiums paid by it under the split dollar agreement. The Merger will constitute a change in control for such purposes.

         Under Westport's Directors' Retirement Plan, each of the seven non-employee Westport directors will be entitled to an annual retirement benefit under the plan equal to the annual retainer fee paid to Westport's directors. The benefit will be payable to the director: (i) if the director retires from the Westport Board on or after his or her 70th birthday; (ii) if the director ceases to serve as a director as a result of permanent and total disability following at least 20 years of service as a director; (iii) if, under certain circumstances, a change in control of Westport occurs; (iv) if the director retires on or after his 65th birthday following at least 10 years of service as a director; or (v) if the director retires regardless of age, following at least 15 years of service as a director. The Merger will constitute a change in control for this purpose. A director will not begin to receive his retirement benefit under the plan until he or she reaches the age of 65 unless the director's termination is caused by his or her permanent and total disability. The annual benefit is payable to the retired director for a period of time equal to the total number of years that he or she served as a director (excluding any period when he or she was both a salaried employee of Westport and a director). If a former director dies after he or she has begun receiving his or her retirement benefit payments but before he or she has received his or her entire benefit, the unpaid balance will continue to be paid to his or her designated beneficiary for up to 10 years after his or her death. If a director dies after reaching age 65 or completing at least 15 years of service as a director, but before retiring from the Westport Board, a retirement benefit will be paid to his or her designated beneficiary in an amount and for a period equal to the retirement benefit his or her beneficiary would have received under the plan if the director had retired from the Westport Board on the date of the last annual meeting of stockholders before the date of his or her death, provided that no benefit will be payable to the beneficiary or estate for more than l0 years. No benefit is payable to a director's beneficiary or estate if the director dies prior to age 65, unless the director would otherwise have been entitled to a retirement benefit under the plan at the time of his or her death. Following the closing of the Merger, Messrs. Damman, Gault, Hersher, Mitchell, Rosow, Rueckert and Sherwood will be entitled to an annual benefit of $6,000 for a period of 13, 13, 7, 13, 6, 5 and 13 years, respectively, commencing upon the director's attainment of age 65.

         Furthermore, stock option grants to various executive officers include provisions which accelerate the vesting of the options under a change-in-control, as defined in the stock options. The filing of Westport's Form 8-K concerning the Merger, which occurred on July 3, 1996, constituted a change-in-control which accelerated certain of these options, and the Merger will constitute a change in control that will accelerate vesting under certain other options.

OPINION OF FINANCIAL ADVISOR

         O & Co. has been retained by Westport as its financial advisor since 1994 and is currently providing, among other services, advice and assistance relating to the evaluation and execution of mergers and acquisitions pursuant to an engagement letter dated January 9, 1995 ("O & Co. Engagement Letter"). Westport selected O & Co. on the basis of its in depth knowledge of the bank and thrift industry; the qualifications, experience and reputation of its personnel in the banking and investment communities; as well as its experience in the valuation of bank and thrift institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         As part of the advisory services described above, the Board of Directors of Westport requested O & Co.'s opinion as to the fairness, from a financial point of view, of the terms of the Merger Agreement to the holders of Westport Stock. Pursuant to the terms of the Merger Agreement, each share of Westport Common Stock will be converted into the right to receive 0.3225 shares of HUBCO Common Stock, and each share of Westport Preferred Stock will be converted into the right to receive one share of a new HUBCO Series B Preferred Stock having substantially identical terms as the Westport Preferred Stock, in each case subject to adjustment in certain circumstances as described in the Merger Agreement. On June 20, 1996, O & Co. delivered its opinion to the Board of Directors of Westport that, as of such date, the consideration to be received by the holders of Westport Stock was fair from a financial point of view.

         THE FULL TEXT OF O & CO.'S FAIRNESS OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FAIRNESS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. HOLDERS OF WESTPORT STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS OF THE REVIEW UNDERTAKEN BY O & CO. IN CONNECTION THEREWITH. O & CO.'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE ANY RECOMMENDATION TO THE BOARD OF DIRECTORS OF WESTPORT OR TO THE HOLDERS OF WESTPORT STOCK WITH RESPECT TO ANY VOTE AT THE MEETING.

          In connection with providing its opinion, O & Co. examined and relied upon, among other things, the Merger Agreement, annual reports to shareholders, proxy statements and related audited financial statements for Westport and HUBCO for the three fiscal years ended December 31, 1993, 1994, and 1995; the Joint Proxy Statement-Prospectus dated May 8, 1996 relating to the Agreement and Plan of Merger between Lafayette and HUBCO, certain interim financial reports for Westport and HUBCO for the quarter ended March 31, 1996, certain other financial information for Westport and HUBCO, including pro forma financial statements and management's' estimates relating to, among other things, earnings, asset quality and capital. O & Co. conducted discussions with executive management of both Westport and HUBCO concerning historical financial performance and condition, market area economic conditions, and future business prospects and financial forecasts. O & Co. reviewed stock market prices and trading activity for the common shares of Westport and HUBCO. O & Co. also reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with other bank merger and acquisition transactions; and considered such additional financial and other information it deemed relevant.

         In preparing its opinion, O & Co. relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to it by, or on behalf of, Westport and HUBCO. O & Co. did not independently verify such information or undertake an independent evaluation or appraisal of the assets or liabilities of Westport or HUBCO, nor were they furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, O & Co. was advised that they reflected the best currently available estimates and judgment of the executive management of Westport and HUBCO. O & Co.'s opinion was necessarily based upon the information available to them and the market, economic and other conditions as they existed, and could be evaluated, as of the date of their opinion.

         In connection with providing its fairness opinion to the Board of Directors of Westport, O & Co. performed a variety of financial analyses. The following is a summary of the material terms of such analyses but does not purport to be a complete description of O & Co. analyses or presentations to the Westport Board of Directors. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. O & Co. believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying O & Co.'s opinion.

         In performing its analyses, O & Co. made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which may be more or less favorable than actual results. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. No company or transaction utilized in O & Co.'s analyses was identical to Westport or HUBCO or to the terms of the Merger Agreement. Because such estimates are inherently subject to uncertainty, O & Co. assumes no responsibility for their accuracy.

Stock Trading History

          O & Co. examined the history of trading prices for Westport Common Stock and HUBCO Common Stock for the period from June 14, 1995 through June 19, 1996. During that time period, Westport Common Stock traded in the $4.00 to $7.00 range; from mid-November 1995 through January 1996, there was significant price appreciation and the stock began trading as high as $7.00. During the second quarter of 1996, Westport Common Stock traded in the range of $5.00 to $6.25. On June 19, 1996, Westport Common Stock closed at $5.875.

          From June 14, 1995 through June 19, 1996, HUBCO Common Stock traded in the $17.00 to $22.75 range. During November 1995 through January 1996, there was significant price appreciation and the stock traded as high as $22.75. After the announcement of the proposed merger with Lafayette, the stock declined from $22.50 to $20.50 and continued to decline through April 1996, reaching a low of $18.25. The price rebounded in the second quarter, reaching a high of $21.75. The closing price for HUBCO Common Stock on June 19, 1996 was $20.125.

Contribution Analysis

         O & Co. prepared a contribution analysis showing the percentage contributed by Westport to the combined company on a pro forma basis of assets, deposits, and equity at March 31, 1996 for Westport and December 31, 1995 for pro forma HUBCO which included the recently announced proposed mergers of Lafayette and Hometown. Net income amounts were estimated for the twelve months ended December 31, 1996. The 1996 net income estimate was used since it more appropriately measured the recurring earnings streams for both Westport and HUBCO. O & Co. then compared these percentages to the Westport shareholders' pro forma ownership of HUBCO. This analysis showed that Westport shareholders would contribute 10.4% of pro forma consolidated assets, 9.8% of pro forma consolidated deposits, 12.7% of pro forma consolidated equity and 9.6% of pro forma twelve months ended December 31, 1996 net income. Westport shareholders would receive 15.27% of the pro forma ownership of the combined company based on the 0.3225 Exchange Ratio.

Comparable Company Analysis

         O & Co. compared the financial condition, financial operating performance and trading performance of Westport with a peer group of 18 commercial banks in the Northeast with assets between $170 million and $485 million. Westport reported a return on average assets of 2.07%, and return on equity of 27.25%, based on March 31, 1996 operating results annualized, and an equity to assets ratio of 7.95%; the peer group had median return on average assets of 0.96%; a median return on average equity of 12.3% and a median equity to asset ratio of 7.86%. Westport reported somewhat stronger operating performance than the peer group, with a comparable equity to assets ratio.

         At May 31, 1996, Westport's Common Stock price was $6.00, or 9.2 times trailing twelve months earnings and 243% of reported March 31, 1996 book value, compared to the peer group median for these same price measures of 11.4 times and 133%, respectively. Westport trading performance was also significantly greater than its peer as a percent of book value and slightly below peer on an earnings multiple basis.

Discounted Cash Flow Analysis

         O & Co. performed an analysis which estimated the future cash flows to Westport shareholders over four years under various circumstances, assuming Westport performed in accordance with the earnings forecasts of its management. To approximate the terminal value of Westport Common Stock at the end of the four-year period, O & Co. applied price to earnings multiples ranging from 14.0 times to 20.0 times which resulted in percentages of book value ranging from 178% to 254%. The terminal values were then discounted to present values using discount rates ranging from 12.5% to 20.0% chosen to reflect assumptions regarding rates of return and risk premiums required by holders or prospective buyers of Westport Common Stock. This analysis indicated a range of present values per share of $3.82 to $6.40.

Analysis of Selected Merger Transactions

         O & Co. reviewed certain financial data, as of the date of the announcement, for acquisitions of commercial banks and thrift in the Northeast announced between January 1995 and June 19, 1996. O & Co. also reviewed acquisitions of commercial banks and thrift in Connecticut during the same period.

         O & Co. calculated the average multiple of price to target's earnings for trailing 12 months, the average percentage of price to book value and the average premium (price in excess of reported equity) as a percentage of core deposits, on a quarterly basis beginning January 1, 1995 through June 19, 1996. For transactions announced in the second quarter of 1996, the calculations resulted in the following averages: (i) price as a multiple to earnings for Northeast banks 28.1 times, Northeast thrift 15.0 times, and Connecticut transactions 19.4 times, compared with 17.3 times Westport's estimated 1996 earnings associated with the HUBCO proposal; (ii) price as a percentage of book value for Northeast banks 196.0%, Northeast thrift 172.0%, Connecticut transactions 176.0%, compared with 260.0% of Westport's fully diluted shareholders' equity in the HUBCO proposal; (iii) premium as a percentage of core deposits for Northeast transactions banks 11.3%, thrift 6.1%, Connecticut transactions 6.7%, compared with 17.1% of Westport's core deposits in the HUBCO proposal.

Impact Analysis

         O & Co. analyzed the changes in the amount of fully diluted earnings per share and book value represented by the issuance of 0.3225 shares of HUBCO Common Stock for each share of fully diluted Westport Common Stock. The analysis evaluated, among other things, possible impact on fully diluted earnings per share and book value per share of HUBCO. The analysis was based upon (i) reported March 31, 1996 balance sheet data for Westport; (ii) pro forma December 31, 1995 data for HUBCO (including the proposed acquisition of Lafayette and Hometown); (iii) earnings estimate for twelve months ended December 31, 1996 for Westport; and (iv) earnings estimate for twelve months ended December 31, 1996 for pro forma HUBCO. These analyses indicated that the Merger would be approximately 6.25% dilutive to pro forma HUBCO's fully diluted earnings per share, and approximately 2.96% dilutive to pro forma HUBCO's book value.

         O & Co. also analyzed the impact of the Merger on certain HUBCO values per equivalent Westport share based on the proposed exchange ratio of 0.3225 shares of HUBCO Common Stock for each share of fully diluted Westport Common Stock. The equivalent estimated annual earnings per share would be $0.59 or 58% greater than Westport's estimated earnings per share; the equivalent book value per share would be $2.99 or 20% greater than Westport's book value per share; and the equivalent annual cash dividend would be $0.22 per share or 57% greater than Westport's indicated annual cash dividend of $0.14 per share prior to the execution of the Merger Agreement.

         Pursuant to the O & Co. Engagement Letter, Westport has agreed to pay O & Co. a fee for its advisory services in connection with the Merger equal to 1.5% of the aggregate value of the consideration received by holders of Westport Stock upon the Closing, or approximately $1.071 million based upon an estimated aggregate value of $71.424 million. Westport has paid O & Co. $100,000 upon the signing of the Merger Agreement, and has agreed to pay an additional $200,000 upon the mailing of this Proxy Statement and the balance of the fee upon Closing. Pursuant to the O & Co. Engagement Letter, Westport has also agreed to reimburse O & Co. for its reasonable out-of-pocket expenses, including legal fees, incurred in connection with its engagement and to indemnify O & Co. and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities.

RESALE CONSIDERATIONS WITH RESPECT TO THE HUBCO STOCK

         The shares of HUBCO Stock that will be issued if the Merger is consummated have been registered under the Securities Act and will be freely transferable, except for shares received by persons, including directors and executive officers of Westport, who may be deemed to be "affiliates" of Westport under Rule 145 promulgated under the Securities Act. An "AFFILIATE" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of HUBCO Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Westport have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("TRANSFER") any Westport Stock owned by them and any HUBCO Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling of interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of HUBCO and Westport have been published or filed by HUBCO. Also, in connection with the pooling of interests rules, such persons have agreed not to transfer their Westport Stock in the period prior to 30 days before the Effective Time without giving HUBCO advance notice and an opportunity to object if the transfer would interfere with pooling of interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring HUBCO Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of HUBCO Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of HUBCO have also delivered letters to HUBCO in which they have agreed not to transfer HUBCO Common Stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Westport.

CONDITIONS TO THE MERGER

         The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval of the Merger Agreement by the requisite vote of the holders of Westport Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal and state government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "--Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of HUBCO Stock to be issued to Westport shareholders; (iv) the absence of any litigation that would restrain or prohibit the consummation of the Merger;
(v) the receipt of a letter from HUBCO's independent accountants that the Merger will qualify to be treated by HUBCO as a pooling of interests for accounting purposes; and (vi) receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of Westport Common Stock for HUBCO Common Stock is a tax-free reorganization within the meaning of Section 368 of the Code. See "--Federal Income Tax Consequences".

         The obligation of HUBCO to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Westport contained in the Merger Agreement; and (ii) the performance by Westport, in all material respects, of all its obligations under the Merger Agreement.

         The obligation of Westport to consummate the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of HUBCO contained in the Merger Agreement;
(ii) the performance by HUBCO, in all material respects, of all its obligations under the Merger Agreement; (iii) the appointment to the HUBCO Board of Directors of two persons designated by Westport and acceptable to HUBCO (which persons will be Michael H. Flynn and David A. Rosow unless HUBCO and Westport agree to the contrary), (iv) the appointment to the Board of Directors of Lafayette of three persons designated by Westport and acceptable to HUBCO (which persons will include Messrs. Flynn and Rosow unless HUBCO and Westport agree to the contrary), and one person designated by Josiah T. Austin (who will be William D. Rueckert, one of the current directors of Westport, and WBTC), (v) the election of Mr. Flynn as President and CEO of Lafayette, subject to certain conditions; (vi) the appointment of Mr. Rosow as Chairman of the Executive Committee of the HUBCO Board of Directors; and (vii) written acknowledgment, acceptance and assumption by HUBCO of existing employment, severance and other compensation agreements between Westport and its officers and directors.

CONDUCT OF BUSINESS PENDING THE MERGER

         The Merger Agreement requires each of Westport and WBTC to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of HUBCO. Under the Merger Agreement, each of Westport and WBTC has agreed not to take certain actions without the prior written consent of HUBCO or unless permitted by the Merger Agreement, including, among other things, the following: (a) change any provision of its Certificate of Incorporation or By-laws; (b) change the number of shares of its authorized or issued capital stock other than as disclosed to HUBCO or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except the equivalent quarterly cash dividend on Westport Common Stock of $.055 per share described under "MARKET PRICE AND DIVIDEND MATTERS--Limitations on Dividends Under the Merger Agreement"; (c) grant any severance or termination pay (other than pursuant to written policies or contracts of Westport in effect on the date of the Merger Agreement and disclosed to HUBCO) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; (d) adopt any new employee benefit plan or arrangement of any type, or award any increase in compensation or benefits to its directors, officers or employees; (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon its business; (f) make any capital expenditures other than capital expenditures which are either pursuant to binding commitments existing on the date of the Merger Agreement or necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUBCO; (g) file any applications or make any contracts with respect to branching or site location or relocation; (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any investments in securities other than investments in government or agency bonds having a maturity of less than five years; (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities; (j) take any action that would result in any of Westport's representations or warranties being untrue or incorrect at the Effective Time in any material respect or that would cause any of its conditions to closing not to be satisfied; (k) make or commit to make, renew or increase loans or other extensions of credit in an amount exceeding $1 million, without first conferring with HUBCO; or (l) agree to do any of the foregoing.

         Under the Merger Agreement, Westport cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger, sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions (an "ACQUISITION TRANSACTION"); provided, however, that notwithstanding the foregoing, Westport may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Westport, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Westport has agreed to promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

CUSTOMARY REPRESENTATIONS, WARRANTIES AND COVENANTS

         The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things, (a) corporate organization and similar corporate matters; (b) the capital structures of each of HUBCO and Westport; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) documents filed by each of HUBCO and Westport with the Commissioner and the FDIC, respectively, and the accuracy of information contained therein; (e) the accuracy of information supplied by each of HUBCO and Westport in connection with the Registration Statement and this Proxy Statement; (f) compliance with applicable laws; (g) the absence of material litigation; (h) filing of tax returns and payment of taxes; (i) matters relating to certain material contracts; (j) director and officer contracts and retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (k) insurance matters; (l) certain bank regulatory matters; (m) absence of certain material changes or events from March 31, 1996; (n) the absence of actions that would prevent there being a tax-free reorganization or the use of the "pooling of interests" method to account for the Merger; (o) title to properties; (p) the adequacy of loan loss reserves; (q) environmental compliance; (r) brokers' and finders' fees; and (s) cooperation on applications and filings.

REGULATORY APPROVALS

         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Consummation of the Merger requires approval of the Bank Merger by the Commissioner under the BLC, and the FDIC under the Bank Merger Act (the "BANK MERGER ACT"), and the approval of the Merger or waiver of the need for such approval by the Board of Governors of the Federal Reserve System (the "FRB") under Regulation Y promulgated under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Approval or waiver by the Commissioner, the FDIC or the FRB does not constitute an endorsement of the Merger or a determination by any such regulator that the terms of the Merger are fair to the shareholders of Westport. Applications for approval or requests for waiver were filed on August 12, 1996 with the Commissioner, on July 27, 1996 with the FDIC and on July 24, 1996 with the FRB. While HUBCO and Westport anticipate receiving all such approvals or waivers, there can be no assurance that they will be granted, or that they will be granted on a timely basis or that they will be granted without conditions unacceptable to HUBCO or Westport.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         At the Effective Time, as a result of the Merger, Westport will be merged into HUBCO, with HUBCO as the Surviving Corporation. Simultaneously, WBTC will be merged with and into Lafayette, HUBCO's principal Connecticut bank subsidiary. Following the Bank Merger, Lafayette will continue to operate as a wholly-owned subsidiary of HUBCO. At the Effective Time, unless HUBCO and Westport agree to the contrary, two persons designated by Westport and acceptable to HUBCO will become directors of HUBCO; three persons designated by Westport and acceptable to HUBCO and one person designated by Josiah T. Austin (William D. Rueckert, who is one of the current directors of Westport and WBTC), will become directors of Lafayette; Mr. Flynn will become the President and CEO of Lafayette (subject to certain conditions), and Mr. Rosow will become the Chairman of the Executive Committee of the HUBCO Board of Directors.

EXCHANGE OF CERTIFICATES, ISSUANCE OF SHARES FOR OPTIONS

         At the Effective Time, holders of certificates formerly representing shares of Westport Stock will cease to have any rights as Westport shareholders and their certificates automatically will represent the shares of HUBCO Stock into which their shares of Westport Stock will have been converted by the Merger. As soon as practicable after the Effective Time, HUBCO will send written instructions and a letter of transmittal to each holder of Westport Stock, indicating the method for exchanging such holder's stock certificates for the certificates representing those shares of HUBCO Stock into which such holder's shares of Westport Stock have been exchanged. HOLDERS OF WESTPORT STOCK SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM HUBCO.

         Each share of HUBCO Stock for which shares of Westport Stock or Converting Stock Options are exchanged will be deemed to have been issued at the Effective Time. Accordingly, Westport shareholders who receive HUBCO Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of such HUBCO Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO Stock until the certificate or certificates formerly representing shares of Westport Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of HUBCO Stock will be paid without interest. See "--Consideration".

         Holders of outstanding certificates for Westport Stock, upon proper surrender of such certificates to HUBCO, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Stock into which the shares of Westport Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate, each shareholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the shareholder may be entitled.

         Holders of Converting Stock Options, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the Converting Stock Options have been converted. At the time of issuance of the stock certificates, each holder of a Converting Stock Option will receive a check for the amount of the fractional share of interest, if any, to which the holder of the Converting Stock Option may be entitled.

         Immediately following the Closing HUBCO will provide holders of Continuing Stock Options with a means to exchange their existing option grant agreements for new grant agreements covering HUBCO Common Stock.

EFFECTIVE TIME; AMENDMENTS; TERMINATION

         The Closing will occur on a date mutually agreed to by HUBCO and Westport and as soon as practicable (but in any event within five business days) after receipt of all necessary approvals and consents, the expiration of all statutory waiting periods and the satisfaction or waiver of the other conditions to consummation of the Merger, or on another day mutually agreed to by HUBCO and Westport. Immediately following the Closing, HUBCO and Westport will file appropriate certificates of merger with the Secretaries of State of the States of Delaware and New Jersey. The Effective Time will be the close of business on the first day when both such certificates have been filed. The Effective Time is dependent upon satisfaction of all conditions precedent, some of which are not under the control of HUBCO and/or Westport. See "-- Conditions to the Merger" and "--Regulatory Approvals".

         The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of HUBCO and Westport at any time prior to the Effective Time. However, after approval of the Merger Agreement by the shareholders of Westport, no amendment can be made which reduces the amount or changes the form of consideration to be delivered to the shareholders of Westport without the approval of such shareholders.

         The Merger Agreement may be terminated by the mutual consent of Westport and HUBCO. The Merger Agreement may also be terminated by Westport or HUBCO if, among other things, (i) the Effective Time has not occurred on or before March 31, 1997 unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement; (ii) a vote of the stockholders of Westport to approve the Merger Agreement is taken and such stockholders fail to approve the Merger Agreement at their meeting; or (iii) any regulatory approvals necessary to consummate the transaction have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which materially impair the value of Westport and WBTC, taken as a whole, to HUBCO (but then only by HUBCO).

         HUBCO may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of Westport and WBTC, taken as a whole, from that disclosed by Westport to HUBCO in its Quarterly Report on Form 10-Q for the three months ended March 31, 1996, or Westport breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by Westport of a notice of breach. Westport may terminate the Merger Agreement if there has been a material adverse change in the business, operations, assets or financial condition of HUBCO from that disclosed by HUBCO in its Quarterly Report on Form 10-Q for the three months ended March 31, 1996, or HUBCO and its subsidiaries, taken as a whole, breaches in a material respect any representation, warranty or covenant, agreement or obligation under the Merger Agreement and does not cure such breach within 30 days after receipt by HUBCO of a notice of breach. HUBCO may also terminate the Merger Agreement if the conditions to HUBCO's obligations to close are not satisfied and Westport may terminate the Merger Agreement if the conditions for Westport to close are not satisfied.

         Westport may terminate the Merger Agreement unilaterally if its Board of Directors approves an Acquisition Transaction in an exercise of its fiduciary responsibilities and Westport has paid to HUBCO in full the $3 million Termination Fee described below.

         In addition, the Merger Agreement may be terminated by Westport if both
(a) the HUBCO Common Stock Average Price on the Determination Date (i.e., the average closing price of HUBCO Common Stock for the 20 consecutive trading days ending on the date the FRB approves the Merger or, if FRB approval is not required, the date the FDIC approves the Bank Merger) is less than $16.75 and
(b) the number obtained by dividing the HUBCO Common Stock Average Price on the Determination Date by the HUBCO Common Stock closing price on June 24, 1996, $20.375 (the "HUBCO RATIO"), is less than the number obtained by dividing the Index Price (i.e., the closing price of the Nasdaq Bank Index, as reported by The Wall Street Journal) on the Determination Date by the Index Price on June 24, 1996, $1,069.25, and subtracting .075 from the result (after such subtraction, the "INDEX Ratio"). However, Westport is obligated to provide notice of such termination to HUBCO, which may then elect, at its sole option, to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated below. If HUBCO so elects and increases the Exchange Ratio, the Merger Agreement will not be terminated. There can be no assurance that Westport will exercise its right to terminate the Merger Agreement if the conditions described above (a "TERMINATION EVENT") exist and if Westport does exercise its right to terminate the Merger Agreement, there can be no assurance that HUBCO will elect to increase the Exchange Ratio as provided in the Merger Agreement and as illustrated below.

         Certain possible effects of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios:

                  (1)  If  the  HUBCO   Common  Stock   Average   Price  on  the
         Determination Date is equal to or greater than $16.75, there would be no Termination Event and no adjustment to the Exchange Ratio.

                  (2) If the HUBCO Ratio (i.e., generally the percentage decline in HUBCO's stock price) is equal to or greater than the Index Ratio (i.e., generally the percentage change in the Nasdaq Bank Index less 7.5%), there would be no Termination Event and no adjustment to the Exchange Ratio.

                  (3) If the HUBCO Common Stock Average Price on the Determination Date is less than $16.75 and the HUBCO Ratio is less than the Index Ratio, there would be a Termination Event and Westport could elect to terminate the Merger Agreement; provided that HUBCO could, at its sole option, override such termination by electing to increase the Exchange Ratio to equal the lesser of (i) a quotient (rounded to four decimals) the numerator of which is $16.75 multiplied by the existing Exchange Ratio and the denominator of which is the HUBCO Common Stock Average Price on the Determination Date, and (ii) a quotient (rounded to four decimals), the numerator of which is the Index Ratio multiplied by the existing Exchange Ratio and the denominator of which is the HUBCO Ratio.

         The above scenarios are for illustrative purposes only and are not intended to, and do not, reflect the value of the HUBCO Common Stock that may actually be received by holders of Westport Common Stock in the Merger, nor do they reflect all possible termination or increased Exchange Ratio scenarios.

         Westport stockholders should be aware that the HUBCO Common Stock Average Price on the Determination Date will be based on the average of the closing prices of HUBCO Common Stock during a 20-day period ending on the Determination Date. Accordingly, because the market price of HUBCO Common Stock between the Determination Date and the Effective Time, as well as on the date certificates representing shares of HUBCO Common Stock are delivered in exchange for shares of Westport Common Stock following consummation of the Merger, will fluctuate and possibly decline, the value of the HUBCO Common Stock actually received by holders of Westport Common Stock may be more or less than (i) the HUBCO Common Stock Average Price on the Determination Date, or (ii) the value of the HUBCO Common Stock on the Effective Date resulting from the Exchange Ratio or any possible adjustment to the Exchange Ratio as illustrated above.

         It is not possible to know whether a Termination Event will occur until after the Determination Date. The Westport Board of Directors has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the Westport Board of Directors would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at such time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the stockholders of Westport at the Meeting will confer on the Westport Board of Directors the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of a Termination Event whether or not there is any increase in the Exchange Ratio and without any further action by, or resolicitation of, the stockholders of Westport. If Westport elects to exercise its termination right, Westport must give HUBCO prompt notice of that decision during a ten-day period beginning on the Determination Date, but the Westport Board of Directors may withdraw such notice, at its sole option, at any time during such ten-day period. During a seven-day period commencing with receipt of such notice, HUBCO has the option, in its sole discretion, to increase the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above and thereby avoid such termination of the Merger Agreement. HUBCO is under no obligation to increase the Exchange Ratio, and there can be no assurance that HUBCO would elect to increase the Exchange Ratio if Westport were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision would be made by HUBCO in light of the circumstances existing at the time HUBCO has the opportunity to make such an election. If HUBCO elects to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give Westport notice of that election within seven days after receipt of the notice of termination from Westport and notice of the increased Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of a Termination Event.

         The foregoing discussion is qualified in its entirety by reference to the applicable provisions in the Merger Agreement (a copy of which is set forth as Appendix A to this Proxy Statement/Prospectus) relating to a possible increase of the Exchange Ratio as the result of a Termination Event.

          In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Merger Agreement. Upon a termination of the Merger Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses.

         However, if:

         (a) the Merger Agreement is terminated by Westport because the Westport Board of Directors has approved an Acquisition Transaction; or

         (b) the Merger Agreement is terminated by HUBCO (i) because of a breach by Westport of any covenant in the Merger Agreement, or (ii) because of a failure of the Westport shareholders to approve the Merger due to an action taken by Westport or Westport's Board of Directors, or (iii) following a withdrawal by O & Co. of its Fairness Opinion prior to the Closing; or

         (c) the Merger Agreement is terminated by Westport, other than pursuant to: (i) the mutual consent of HUBCO and Westport, (ii) if the Effective Time does not occur by March 31, 1997 (provided that before October 1, 1996 Westport has satisfied all conditions to HUBCO's obligation to close other than any requirement of Westport stockholder approval or any condition waived by HUBCO),
(iii) the failure of the Westport stockholders to approve the Merger Agreement unless (A) such failure is attributable to an action or omission of Westport or Westport's Board of Directors or (B) a proposal to effect an Acquisition
Transaction was made public before the Meeting, (iv) the failure to obtain requisite regulatory approval of the Merger, (v) a material adverse change with respect to HUBCO since March 31, 1996 or a material uncured breach by HUBCO of any representation, warranty or covenant, agreement or obligation of HUBCO in the Merger Agreement, (vi) approval by the Westport Board of Directors of an Acquisition Transaction, (vii) failure of HUBCO to satisfy all conditions to Westport's obligation to close, or (viii) a Termination Event, and, in the case of either clause (b) or (c) above,

                  x) after the execution of the Merger Agreement and prior to the date of termination of the Merger Agreement Westport is informed orally or in writing of a proposal to effect an Acquisition Transaction which proposal is not fully withdrawn prior to the date of termination and which proposal is made by a company or person other than HUBCO and its affiliates; and

                  y) before or within 12 months after the date of the termination of the Merger Agreement (i) Westport enters into an agreement to engage in an Acquisition Transaction with any person other than HUBCO, or (ii) the Board of Directors of Westport approves an Acquisition Transaction or recommends that the shareholders of Westport approve or accept any Acquisition Transaction, in each case, other than as contemplated by the Merger Agreement, and

                  z) an Acquisition Transaction between Westport and another person closes (an "Acquisition Transaction Closing") within 24 months after the termination of the Merger Agreement;

then the Merger Agreement provides that Westport or its successor in interest shall pay to HUBCO as a condition to a termination under clause (a) above or under clauses (b) or (c) above as a condition to and simultaneous with the Acquisition Transaction Closing, a Termination Fee equal to $3 million, plus the legal fees and expenses of HUBCO incurred in enforcing its right to the Termination Fee.

ACCOUNTING TREATMENT OF THE MERGER

         The Merger is expected to be accounted for by HUBCO under the pooling of interests method of accounting in accordance with generally accepted accounting principles. The Merger is conditioned upon the receipt by HUBCO of a letter from its independent public accountants, Arthur Andersen LLP, that the Merger will be so treated. As required by generally accepted accounting principles, under pooling of interests accounting, as of the Effective Time the assets and liabilities of Westport would be added to those of HUBCO at their recorded book values and the stockholders' equity accounts of HUBCO and Westport would be combined on HUBCO's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of HUBCO issued after consummation of the Merger would be restated retroactively to reflect the consolidated combined financial position and results of operations of HUBCO and Westport as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION."

FEDERAL INCOME TAX CONSEQUENCES

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF WESTPORT COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. WESTPORT SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

         General. It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Code and that, accordingly, no gain or loss will be recognized by HUBCO or Westport or by the shareholders of Westport upon the exchange of their shares of Westport Stock solely for shares of HUBCO Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in HUBCO Common Stock). Counsel to HUBCO is required, as a condition of Closing, to provide an opinion to HUBCO and to Westport, with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement, Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, has provided an opinion that, based upon the circumstances as they presently exist, it expects to be able to render the required opinion.

         Consequences of Receipt of Cash in Lieu of Fractional Shares. Cash received by a Westport shareholder in lieu of any fractional share interest will be treated as having been received as a payment in exchange for such fractional share interest, and, provided the fractional share would have constituted a capital asset in the hands of such shareholder, the shareholder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in Westport Common Stock allocable to the fractional share interest.

         Basis of HUBCO Stock. The basis of HUBCO Stock received by a Westport shareholder who receives solely HUBCO Stock will be the same as the basis of such shareholder's Westport Stock surrendered in exchange therefor.

         Holding Period. The holding period of shares of HUBCO Stock received in the Merger by holders of Westport Stock will include the period during which such shares of Westport Stock surrendered in exchange therefor were held by the holder thereof, provided such shares of Westport Stock were held as capital assets.

         Holders of Westport Options. HOLDERS OF CONVERTING STOCK OPTIONS WILL RECEIVE HUBCO COMMON STOCK AND CASH IN LIEU OF FRACTIONAL SHARES IN CANCELLATION OF THEIR CONVERTING STOCK OPTIONS. SUCH PERSONS WILL BE TREATED AS HAVING RECEIVED COMPENSATION TAXABLE AS ORDINARY INCOME IN AN AMOUNT EQUAL TO THE SUM OF THE CASH AND THE VALUE OF THE HUBCO COMMON STOCK RECEIVED BY THEM IN EXCHANGE FOR THEIR CONVERTING STOCK OPTIONS. HOLDERS OF CONVERTING STOCK OPTIONS WILL BE REQUIRED TO DEPOSIT AN AMOUNT FOR WITHHOLDING TAXES WITH HUBCO UPON RECEIPT OF THE HUBCO COMMON STOCK. Holders of Continuing Stock Options will receive like options to purchase HUBCO Common Stock and will not be subject to tax on the conversion of their unvested Westport Options. Holders of Continuing Stock Options should face the same tax consequences upon the exercise of their Continuing Stock Options as they would have faced had they exercised their Continuing Stock Options prior to the Merger.

         Consequences to Dissenting Westport Shareholders. Holders of Westport Preferred Stock who perfect their dissenters' rights will receive only cash for their shares of Westport Preferred Stock and should in general recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the shareholder's basis in the Westport Preferred Stock surrendered therefor. The gain or loss will be characterized as a capital gain or loss if
(a) the holder's shares of Westport Preferred Stock are held as capital assets and (b) the holder receives cash with respect to all shares of Westport
Preferred Stock which the holder owns actually and constructively (pursuant to the attribution rules of Section 318 of the Code). If a shareholder is not considered as having disposed of all his stock by reason of the attribution rules, the distribution of cash may be determined to have the "effect of the distribution of a dividend," in which case the distribution will be taxed as a dividend. The determination is made on a shareholder-by-shareholder basis.

                         PRO FORMA FINANCIAL INFORMATION

                   PRO FORMA UNAUDITED COMBINED BALANCE SHEET
                   OF HUBCO, LAFAYETTE, HOMETOWN AND WESTPORT

                  The following pro forma unaudited combined condensed balance sheet combines the historical consolidated balance sheets of HUBCO and Westport giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had been effective on June 30, 1996, and the historical consolidated balance sheet of Hometown as of June 30, 1996, giving effect to the Hometown Acquisition which will be accounted for as a purchase, effective June 30, 1996 and the historical consolidated balance sheet of Lafayette giving effect to the recently completed Lafayette Merger, which was consummated on July 1, 1996 and was accounted for as a pooling of interests, and also takes into account the Growth Merger, which was consummated on January 12, 1996 and was accounted for as a pooling of interests. The information set forth below should be read in conjunction with the historical consolidated financial statements of HUBCO, Lafayette, Hometown and Westport, including their respective notes thereto, certain of which are incorporated by reference in this Proxy Statement (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE"), and in conjunction with the condensed consolidated historical financial information, including, the notes thereto, appearing elsewhere in this Proxy Statement. The effect of the remaining $7.0 million (after tax) of additional merger-related expenses and restructuring charges that are expected to be taken in the third quarter of 1996 in connection with the Lafayette Merger have been reflected in the pro forma combined balance sheets. However, since the proposed remaining $7.0 million of merger-related expenses and restructuring charges are nonrecurring, they have not been reflected in the pro forma combined statements of income. The pro forma financial data do not give effect to any anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the actual financial position that would have occurred had the Merger been consummated on June 30, 1996 or that may be obtained in the future.



PRO FORMA UNAUDITED COMBINED CONDENSED BALANCE SHEET
AS OF JUNE 30, 1996
($ in thousands, except per share
data)



                                                    Pro                               Pro                            Pro
Assets                                             forma       Pro-                  forma      Pro                 forma
                                                  Adjust-     forma        Home-     Adjust-   Forma                Adjust-   Pro
                              HUBCO    Lafayette   ments      Combined     town      ments    Combined   Westport   ments    forma
                                                                                                                            Combined
                           ---------------------------------------------------------------------------------------------------------
Cash and due from banks       $81,389     $37,875  $         $119,264   $12,464   $(1,020)    $130,708   $21,767 $        $152,475
                                                  -                                                                    -
Federal funds sold                   -          -        -          -     1,690          -       1,690    13,500       -    15,190
Securities                    644,995     125,717  (6,355)    764,357    83,563   (32,000)     815,920    90,814 (1,701)   905,033
Loans                         954,136     548,005        -  1,502,141   101,971          -   1,604,112   182,680       -  1,786,792
Less: Allowance for loan      (18,055)     (9,664)       -    (27,719)   (2,569)         -     (30,288)   (3,121)      -    (33,409)
losses
                           --------------------------------------------------------------------------------------------------------
                              936,081     538,341        -  1,474,422    99,402          -   1,573,824   179,559       -  1,753,383
                           --------------------------------------------------------------------------------------------------------
Other assets                   68,045      39,275        -    107,320     7,475          -     114,795    10,816       -   125,611
Intangibles, net of             9,356                    -      9,356       155    15,336       24,847       192       -    25,039
amortization                                    -
                           --------------------------------------------------------------------------------------------------------
     Total Assets          $1,739,866    $741,208 $(6,355) $2,474,719  $204,749  $(17,684)  $2,661,784  $316,648 $(1,701)$2,976,731
                           ========================================================================================================

Liabilities and Stockholders'
Equity
Deposits:
     Noninterest bearing    $ 315,958    $135,485 $          $451,443  $ 25,044 $             $476,487   $78,953 $
                                                         -                              -                              -    $555,440
     Interest bearing       1,171,849     511,464        -  1,683,313   149,347         -    1,832,660   179,938       -   2,012,560
                           ---------------------------------------------------------------------------------------------------------
          Total deposits    1,487,807     646,949        -  2,134,756   174,391         -    2,309,147   258,891       -   2,568,038
                           ---------------------------------------------------------------------------------------------------------
Borrowings                     85,357      29,197        -    114,554    11,500    (1,410)     124,644    29,049       -     153,693
Other liabilities              11,588       6,498    7,038     25,124     1,614       970       27,708     3,593       -      31,301
                           ---------------------------------------------------------------------------------------------------------
     Total Liabilities      1,584,752     682,644    7,038  2,274,434   187,505      (440)   2,461,499   291,533       -   2,753,032
Subordinated debt              25,000           -        -     25,000         -          -      25,000         -       -      25,000
Stockholders' Equity:
     Preferred stock                -           -        -          -         -          -           -         -       - <F2>      -
     Common stock              25,502         201    9,971     35,674     1,833    (1,833)      35,674        61   3,622 <F3> 39,357
     Additional paid in        62,283      50,433  (16,367)    96,349    14,123   (14,123)      96,349    23,485  (5,323)<F4>114,511
capital
     Retained earnings         61,028       8,437   (7,038)    62,427     2,411    (2,411)      62,427     2,495       -      64,922
     Other                    (18,699)       (507)      41    (19,165)   (1,123)    1,123      (19,165)     (926)      -    (20,091)
                           ---------------------------------------------------------------------------------------------------------

          Total Capital       130,114      58,564 (13,393)    175,285    17,244   (17,244)     175,285    25,115  (1,701)    198,699
     Total Liabilities     $1,739,866    $741,208 $(6,355) $2,474,719  $204,749  $(17,684)  $2,661,784  $316,648 $(1,701) $2,976,731
and Capital
                           =========================================================================================================


Common and common
equivalent shares              13,518                          19,279                           19,278                        22,627
outstanding

Book value per common and
common equivalent share         $9.63                           $9.12                            $9.12                         $8.80


                PRO FORMA UNAUDITED COMBINED STATEMENTS OF INCOME
                   OF HUBCO, LAFAYETTE, HOMETOWN AND WESTPORT


         The following pro forma unaudited combined condensed statements of income combine the historical consolidated statements of income of HUBCO, Lafayette, Hometown and Westport giving effect to the Merger which will be accounted for as a pooling of interests, as if the Merger had occurred on the first day of the applicable periods indicated herein, after giving effect to the Lafayette Merger which was consummated on July 1, 1996 and was accounted for as a pooling of interests, and the Hometown Acquisition and the pro forma adjustments described in the notes to the pro forma combined financial statements and also takes into account HUBCO's recently completed acquisition of Growth which was accounted for as a pooling of interests. Because the Hometown Acquisition is being accounted for using the purchase method of accounting (which does not require the restatement of HUBCO's financial statements), Hometown's historical consolidated statements of income and the Hometown Acquisition are not reflected in the pro forma combined condensed statements of income for the years ended December 31, 1994 and 1993. The pro forma combined condensed statements of income were prepared on the assumption that the Hometown Acquisition had been effected as of January 1, 1995. The information set forth below should be read in conjunction with the condensed consolidated historical and other pro forma financial information, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement. The effect of the estimated remaining $7.0 million (after tax) of merger-related expenses and restructuring charges expected to be taken in connection with the Lafayette Merger has been reflected in the pro forma combined balance sheet; however, since the proposed merger-related expenses and restructuring charges are nonrecurring, they have not been reflected in the pro forma combined statements of income. The pro forma financial data do not give effect to any anticipated cost savings in connection with the Merger. The pro forma financial data are not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future.

                  The income tax provision (benefit) for Lafayette and Westport includes the effect of reducing Lafayette's and Westport's valuation allowance with respect to federal deferred tax assets. Considering the combined operating results, it is unlikely that HUBCO would have established a valuation allowance with respect to its federal deferred tax assets had the companies always been combined. The pro forma unaudited combined statements of income have been adjusted to reflect what the changes in the valuation allowance would have been had the companies always been combined.


PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 1996
($ in thousands, except per share data)



                                                           Pro                    Pro          Pro                   Pro
                                                          Forma      Home-       Forma        Forma                 Forma
                                    HUBCO    Lafayette  Combined      town    Adjustments   Combined   Westport    Combined
                                 --------------------------------------------------------------------------------------------
Interest on loans                    $42,240   $23,052     $65,292     $4,442    $       -     $69,734    $8,123      $77,857
Interest on securities                19,125     4,153      23,278      2,831        (910)      25,199     2,672       27,871
Other interest income                    202       101         303          8            -         311       103          414
                                 --------------------------------------------------------------------------------------------
     Total Interest Income            61,567    27,306      88,873      7,281        (910)      95,244    10,898      106,142
                                 --------------------------------------------------------------------------------------------
Interest on deposits                  18,585     9,956      28,541      2,820            -      31,361     2,848       34,209
Interest on borrowings                 2,229       737       2,966        624         (35)       3,556       405        3,961
                                 --------------------------------------------------------------------------------------------
     Total Interest Expense           20,814    10,693      31,507      3,444         (35)      34,917     3,253       38,170
                                 --------------------------------------------------------------------------------------------
          Net Interest Income         40,753    16,613      57,366      3,837        (876)      60,328     7,645       67,973

Provision for loan losses              1,896     2,500       4,396         50            -       4,446       600        5,046

Noninterest income                     9,982     2,551      12,533        643            -      13,176     2,144       15,320
Noninterest expense                   28,001    14,922      42,923      3,361          775      47,059     5,599       52,658
                                 --------------------------------------------------------------------------------------------
     Pre-Tax Income (Loss)            20,838     1,742      22,580      1,069      (1,650)      21,999     3,590       25,589
Income tax provision (benefit)         7,678       952       8,630        450        (333)       8,747     1,491       10,238
                                 --------------------------------------------------------------------------------------------
     Net Income (Loss)               $13,160      $790     $13,950       $619     $(1,317)     $13,252    $2,099      $15,351
                                 ============================================================================================

Earnings (loss) per share:
     Primary                           $0.95                 $0.71                               $0.68                  $0.67
     Fully Diluted                     $0.95                 $0.71                               $0.68                  $0.67

Weighted Average Shares
   Outstanding:
     Common and common
       equivalent shares              13,844                19,604                              19,604                 22,953
     Preferred (HUBCO)                     -                     -                                   -                      -


PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1995
  ($ in thousands, except per share data)
                                                                                            Pro-       Pro-                 Pro-
                                             Pro Forma               Pro Forma    Home-     Forma      Forma               Forma
                           HUBCO    Growth    Combined   Lafayette   Combined     town   Adjustments Combined   Westport Combined
                     ---------------------------------------------------------------------------------------------
Interest on loans           $80,503  8,437    $88,940     $41,947   $130,887     $7,625 $             $138,512  $16,200   $154,712
Interest on securities       39,065  1,185     40,250      10,313     50,563      7,269    (1,820)      56,012    4,366     60,378
Other interest income         1,143    170      1,313         163      1,476        186                  1,662      159      1,821
                         ---------------------------------------------------------------------------------------------------------
  Total Interest Income     120,711  9,792    130,503      52,423    182,926     15,080    (1,820)     196,186   20,725    216,911
                         ---------------------------------------------------------------------------------------------------------
Interest on deposits         35,557  3,821     39,378      17,189     56,567      6,171                 62,738    5,110     67,848
Interest on borrowings        4,052      2      4,054       3,792      7,846      1,497       (69)       9,274      917     10,191
                         ---------------------------------------------------------------------------------------------------------
  Total Interest Expense     39,609  3,823     43,432      20,981     64,413      7,668       (69)      72,012    6,027     78,039
                         ---------------------------------------------------------------------------------------------------------
  Net Interest Income        81,102  5,969     87,071      31,442    118,513      7,412    (1,751)     124,174   14,698    138,872

Provision for loan losses     4,200    625      4,825       3,190      8,015         75          -       8,090    1,500      9,590

Noninterest income           17,791    351     18,142       6,078     24,220      1,420          -      25,640    4,005     29,645
Noninterest expense          60,164  5,070     65,234      26,230     91,464      6,951     1,626      100,041   11,378    111,419
                         ---------------------------------------------------------------------------------------------------------
  Pre-Tax Income (Loss)      34,529    625     35,154       8,100     43,254      1,806    (3,377)      41,683    5,825     47,508
Income tax provision
(benefit)                    10,845    427     11,272       1,385     12,657        497      (665)      12,489    1,857     14,346
                         ---------------------------------------------------------------------------------------------------------
  Net Income (Loss)         $23,684   $198    $23,882      $6,715    $30,597     $1,309   $(2,712)     $29,194   $3,968    $33,162
                         =========================================================================================================

Earnings per share:
  Primary                     $1.82             $1.67                  $1.53                             $1.46               $1.42
  Fully Diluted                $.79             $1.65                  $1.51                             $1.45               $1.41

Weighted Average Shares
 Outstanding:
  Common and common
    equivalent shares        12,743            13,976                 19,691                            19,691              23,040
  Preferred (HUBCO)             508               508                    508                               508                 508

Net Income (loss) as
  previously reported             -      -    $23,882    $18,927     $42,809     $1,309   $(2,712)     $41,406   $6,830    $48,236
Adjustments to valuation
  allowance                       -      -          -    (12,212)    (12,212)         -          -     (12,212)  (2,862)   (15,074)
Net income (loss) as
  reported herein                 _      _    $23,882     $6,715     $30,597     $1,309   $(2,712)     $29,194   $3,968    $33,162



PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1994
($ in thousands, except per share data)

                                                                   Pro Forma                   Pro Forma                 Pro Forma
                                       HUBCO         Growth        Combined      Lafayette      Combined      Westport    Combined
                                   -----------------------------------------------------------------------------------------------
Interest on loans                        $62,031         $6,697        $68,728       $34,136       $102,864    $13,729    $116,593
Interest on securities                    39,958            810         40,768         8,236         49,004      3,484      52,488
Other interest income                      1,364            152          1,516           211          1,727        121       1,848
                                   -----------------------------------------------------------------------------------------------
     Total Interest Income               103,353          7,659        111,012        42,583        153,595     17,334     170,929
                                   -----------------------------------------------------------------------------------------------
Interest on deposits                      29,268          2,352         31,620        11,790         43,410      4,443      47,853
Interest on borrowings                     2,989              9          2,998         1,969          4,967        306       5,273
                                   -----------------------------------------------------------------------------------------------
     Total Interest Expense               32,257          2,361         34,618        13,759         48,377      4,749      53,126
                                   -----------------------------------------------------------------------------------------------
          Net Interest Income             71,096          5,298         76,394        28,824        105,218     12,585     117,803

Provision for loan losses                  3,550            634          4,184         3,325          7,509      1,800       9,309

Noninterest income                        11,828            327         12,155         6,337         18,492      3,928      22,420
Noninterest expense                       51,050          3,871         54,921        28,423         83,344     11,587      94,931
                                   ----------------------------------------------------------------------------------------------
     Pre-Tax Income                       28,324          1,120         29,444         3,413         32,857      3,126      35,983
Income tax provision                      10,892              -         10,892           939         11,831        764      12,595
                                   ----------------------------------------------------------------------------------------------
     Net Income                          $17,432         $1,120        $18,552        $2,474        $21,026     $2,362     $23,388
                                   ===============================================================================================

Earnings per share:
  Primary                                  $1.36                         $1.33                        $1.11                  $1.05
  Fully Diluted                            $1.33                         $1.31                        $1.10                  $1.04

Weighted Average Shares
  Outstanding:
  Common & common equivalent
shares                                    12,496                        13,599                       18,491                 21,840
  Preferred (HUBCO)                          602                           602                          602                    602

Net income as previously
  reported                                     -              -        $18,552        $6,137        $24,689     $4,362     $29,051
Adjustments to valuation
  allowance                                    -              -              -        (3,663)        (3,663)    (2,000)     (5,663)
Net income as reported herein                  -              -        $18,552        $2,474        $21,026     $2,362     $23,388



PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1993
($ in thousands, except per share data)


                                                                         Pro Forma               Pro Forma              Pro Forma
                                              HUBCO       Growth     Combined      Lafayette      Combined   Westport   Combined
                                       -------------------------------------------------------------------------------------------
Interest on loans                           $56,140       $4,472      $60,612        $34,798       $95,410     $13,482   $108,892
Interest on securities                       28,734        1,219       29,953          6,306        36,259       1,798     38,057
Other interest income                         1,676          163        1,839            311         2,150         429     2,579
                                       -------------------------------------------------------------------------------------------

     Total Interest Income                   86,550        5,854       92,404         41,415       133,819      15,709    149,528
                                       -------------------------------------------------------------------------------------------
Interest on deposits                         26,604        2,142       28,746         13,809        42,555       5,642     48,197
Interest on borrowings                          907            -          907          1,625         2,532          42      2,574
                                       -------------------------------------------------------------------------------------------
     Total Interest Expense                  27,511        2,142       29,653         15,434        45,087       5,684     50,771
                                       -------------------------------------------------------------------------------------------
          Net Interest Income                59,039        3,712       62,751         25,981        88,732      10,025     98,757

Provision for loan losses                     4,874          653        5,527         23,500        29,027       2,890     31,917

Noninterest income                           10,579          302       10,881          8,306        19,187       5,384     24,571
Noninterest expense                          42,313        3,309       45,622         36,789        82,411      11,569     93,980
                                       -------------------------------------------------------------------------------------------
    Pre-Tax Income (Loss)                    22,431           52       22,483        (26,002)       (3,519)        950     (2,569)
Income tax provision (benefit)                8,560         (260)       8,300         (8,508)         (208)        529        321
                                       -------------------------------------------------------------------------------------------
Income (loss) before cumulative effect
   of change in accounting principle         13,871          312       14,183        (17,494)       (3,311)        421     (2,890)
Cumulative effect of change in
   accounting principle                           -            -            -         (3,118)       (3,118)          -     (3,118)
                                       -------------------------------------------------------------------------------------------
   Net Income (Loss)                        $13,871         $312      $14,183       $(20,612)      $(6,429)       $421    $(6,008)
                                       ===========================================================================================


Earnings  (loss)  per share  before  cumulative  effect of change in  accounting principle:
  Primary                                     $1.06                     $1.00                       $(0.22)                $(0.16)
  Fully Diluted                               $1.06                     $1.00                       $(0.22)                $(0.16)

Earnings  (loss)  per share  after  cumulative  effect  of change in  accounting principle:
  Primary                                     $1.06                     $1.00                       $(0.43)                $(0.33)
  Fully Diluted                               $1.06                     $1.00                       $(0.43)                $(0.33)


Weighted Average Shares Outstanding:
  Common & common  equivalent shares         13,109                    14,212                       14,918                 18,267
  Preferred (HUBCO)                               -                         -                            -                      -

Net income (loss) as previously                   -            -      $14,183       $(29,136)     $(14,953)     $1,202   $(13,751)
reported
Adjustments to valuation allowance                -            -            -          8,524         8,524        (781)     7,743
Net income (loss) as reported herein              -            -      $14,183       $(20,612)      $(6,429)       $421     $(6008)


NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) Pro forma financial information assumes that the Growth Merger, the Lafayette Merger and the Merger were consummated as of the beginning of each of the periods indicated and that the Hometown Acquisition was consummated as of January 1, 1995 for the pro forma unaudited combined statements of income and as of June 30, 1996 for the pro forma unaudited combined balance sheet. Because the Hometown Acquisition is being accounted for using the purchase method of accounting (which does not require the restatement of HUBCO' s financial statements), Hometown's historical consolidated statements of income and the Hometown Acquisition are not reflected in the pro forma unaudited combined condensed statements of income for the years ended December 31, 1994 and 1993. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the mergers been consummated at the beginning of the applicable periods indicated, nor is it necessarily indicative of the results of operation in future periods or the future financial position of the combined entities.

(2) It is assumed that the Merger will be accounted for on a pooling of interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of .3225 shares of HUBCO Common Stock for each of the 6,068,531 shares of Westport Common Stock which were outstanding at June 30, 1996.

           The pro forma financial information presented herein gives effect to the cancellation of 85,300 shares of HUBCO Common Stock. This adjustment is the result of HUBCO' s ownership as of August 6, 1996, of 264,500 shares of Westport Common Stock at a cost of $1,701,125.

           As a result, the pro forma information was adjusted for the Merger by the (i) addition of 2,156,761 shares of HUBCO Common Stock with a stated value of $1.778 per share amounting to $3,834,734; (ii) elimination of 6,068,531 shares of Westport Common Stock with a par value of $.01 per share amounting to $60,685; (iii) cancellation of 85,300 shares of HUBCO Common Stock amounting to $151,663; (iv) issuance of 39,600 shares of New HUBCO Preferred Stock with a par value of $.01, amounting to $396; (v) elimination of 39,600 shares of Westport Preferred Stock with a par value of $.01, amounting to $396;
           (vi) recording of the remaining net amount of $5,323,511 as a reduction of additional paid in capital at June 30, 1996.

           The effect of the remaining $7.0 million of the total $8.5 million (after tax) restructuring charge in connection with the Lafayette Merger has been reflected in the pro forma combined balance sheet as an increase in other liabilities.

(3) The Lafayette Merger was accounted for on a pooling of interests accounting basis and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of .588 shares of HUBCO Common Stock for each of the 10,029,637 shares of Lafayette Common Stock which were outstanding at June 30, 1996.

           The pro forma financial information presented herein gives effect to the cancellation of 323,400 shares of HUBCO Common Stock. This adjustment is the result of HUBCO's ownership of 550,000 shares of Lafayette Common Stock at a cost of $6,354,687.

           As a result, the pro forma information was adjusted for the Lafayette Merger by the (i) addition of 5,897,426 shares of HUBCO Common Stock with a stated value of $1.778 per share, amounting to $10,485,623;
           (ii) elimination of 10,029,637 shares of Lafayette Common Stock with a stated value of $.02 per share, amounting to $200,593; cancellation of 323,400 shares of HUBCO Common Stock amounting to $575,005; (iv) addition of 146,600 shares of HUBCO Common Stock amounting to $260,655 in exchange for Lafayette's stock options; and (v) recording of the remaining net amount of $16,367,000 as a reduction of additional paid in capital at June 30, 1996.

(4) The pro forma financial information presented herein reflects: (i) a total cash purchase price for Hometown of $31.6 million. Cash on hand of $1.0 million and the proceeds received upon disposition of approximately $32.0 million of securities available for sale will be utilized to fund the purchase price. The excess funds resulting from the sale of these securities will be used to reduce short-term borrowings; (ii) a fair value adjustment of $500,000 established for investment securities held to maturity. Investment securities held to maturity were valued at their estimated fair value as of June 30, 1996. The resulting adjustment is being amortized into interest income over the remaining life of the portfolio as of that date, so as to produce a constant yield to maturity; (iii) a net deferred tax benefit of $200,000 on purchase accounting adjustments; (iv) elimination of Hometown's existing intangible and establishment of a new intangible estimated at approximately $16.5 million. The resulting intangible assets are expected to be amortized on an aggregate estimated life of 10 years; (v) accruals were established for termination benefits and other benefits under employment contracts of $710,000 and other transaction costs and professional fees of $460,000; (vi) elimination of Hometown's existing capital pursuant to the purchase accounting method for business combinations;
           (vii) the book value of Hometown's loans and deposits are deemed to approximate estimated fair value at June 30, 1996 and therefore no fair value adjustment is necessary.

(5) On January 12, 1996, HUBCO completed its purchase of Growth Financial Corp. with assets of $127.7 million, for 1.2 million shares of HUBCO Common Stock valued at approximately $27 million, in a transaction accounted for as a pooling of interests. The pro forma financials presented herein reflect the effect of this acquisition.

(6) Earnings per share data has been computed based on the combined historical net income applicable to common stockholders of HUBCO, Westport, Lafayette and Growth, using the historical weighted average shares outstanding of HUBCO Common Stock and the weighted average outstanding shares, adjusted to equivalent shares of HUBCO Common Stock, as of the earliest applicable period presented.

           Primary and fully diluted weighted average shares outstanding also includes the addition of 38,759 common share equivalents applicable to the 61,477 HUBCO warrants issued in the Lafayette Merger for the 104,554 Lafayette Warrants outstanding.

(7) Certain insignificant reclassifications have been included herein to conform to statement presentations

                   RIGHTS OF DISSENTING WESTPORT SHAREHOLDERS

         WESTPORT SHAREHOLDERS ARE ENTITLED TO DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE MERGER WITH RESPECT TO SHARES OF WESTPORT PREFERRED STOCK. HOWEVER, THERE ARE NO DISSENTERS' RIGHTS IN THE MERGER WITH RESPECT TO SHARES OF WESTPORT COMMON STOCK.

         Holders of Westport Preferred Stock who follow the procedures specified in Section 262 of the DGCL will be entitled to have their shares of Westport
Preferred Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such Court. A dissenting shareholder should assume that neither Westport nor HUBCO will take any action to perfect his or her appraisal rights. Therefore, a shareholder desiring to exercise appraisal rights should strictly comply with the procedures set forth in Section 262 and is urged to consult his or her legal advisor before electing or attempting to exercise such rights. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under Section 262. A person having a beneficial interest in shares of Westport Preferred Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         The following discussion of the provisions of Section 262 is not intended to be a complete statement of its provisions and is qualified in its entirety by reference to the full text of that section, a copy of which is included herein as Appendix C.

         Under Section 262, a dissenting shareholder electing to exercise appraisal rights must satisfy both of the requirements set forth in paragraphs 1 and 2 below:

         1. Deliver to Westport, before the taking of the vote on the Merger, a written demand for appraisal of his or her Westport Preferred Stock which reasonably informs Westport of the identity of the shareholder of record and that such shareholder intends thereby to demand the appraisal of his or her Westport Preferred Stock. This written demand is in addition to and separate from any proxy or vote against the proposal to approve the Merger Agreement. Neither a vote against such proposal nor a proxy directing such vote shall satisfy the requirement for such written demand. The written demand for appraisal should be delivered either in person to the Secretary of Westport at the Meeting, or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to: John J. Henchy, Secretary, Westport Bancorp., Inc., 87 Post Road East, Westport Connecticut 06880 before the vote on the proposal to approve the Merger Agreement;

         2. Not vote in favor of the Merger. A failure to vote against the Merger will not constitute a waiver of appraisal rights. However, any shareholder who executes a proxy and who desires to perfect his or her appraisal rights must mark the proxy "Against" the proposal to approve the Merger Agreement or must abstain because if the executed proxy is left blank, it will be voted for the Merger, in which case appraisal rights will be waived.

         In addition, a holder of shares of Westport Preferred Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must hold such shares continuously through the Effective Time of the Merger. The written demand for appraisal must be made by or for the holder of record of the Westport Preferred Stock. Accordingly, such demand should be executed by or for such shareholder of record, fully and correctly, as such shareholder's name appears on his or her stock certificates. If the Westport Preferred Stock certificates are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand he or she is acting as agent for the record owner or owners. A record holder, such as a broker, who holds shares of Westport Preferred Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Westport Preferred Stock held for one or more beneficial owners while not exercising such rights with respect to shares of Westport Preferred Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Westport Preferred Stock as to which appraisal is sought and where no known number of shares of Westport Preferred Stock is expressly mentioned, the demand will be presumed to cover all shares of Westport Preferred Stock held in the name of the record holder. Shareholders who hold their shares of Westport Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights must take all necessary steps in order that a demand for appraisal is made by the record holder of such shares and are urged to consult with their brokers to determine the appropriate procedures for the making of the demand for appraisal by the record holder.

         Dissenting shareholders who are not the owners of record of their shares should consult their legal counsel regarding their ability to exercise appraisal rights with respect to the Westport Preferred Stock.

         Within ten days after the Effective Time, HUBCO will notify each former holder of Westport Preferred Stock who has satisfied the foregoing conditions of the date on which the Merger became effective. Within 120 days after the Effective Time, HUBCO or any such shareholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Westport Preferred Stock formerly held by all shareholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all shareholders who had previously demanded appraisal of their Westport Preferred Stock. Dissenting shareholders seeking to exercise appraisal rights should assume that HUBCO will not file a petition with respect to the appraised value of Westport Preferred Stock and that HUBCO will not initiate any negotiations with respect to the "fair value" of Westport Preferred Stock. Accordingly, holders of Westport Preferred Stock who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

         Within 120 days after the day of the Effective Time, any Dissenting Shareholder who has complied with the provisions of Section 262 is entitled, upon written request, to receive from HUBCO a statement setting forth the aggregate number of shares of Westport Preferred Stock not voted in favor of the Merger Agreement and, with respect to which demands for appraisal were received by Westport, the number of holders of such Westport Preferred Stock. Such written statement must be mailed by HUBCO within ten days after the written request therefor has been received by HUBCO or within ten days after expiration of the time for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the former holders of Westport Preferred Stock entitled to appraisal rights and will appraise the value of the Westport Preferred Stock formerly owned by such shareholders, determining the "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger.

         Although HUBCO and Westport believe that the terms of the Merger are fair, neither can make any representation as to the outcome of any appraisal of "fair value" as determined by the Delaware Court of Chancery, and shareholders should recognize that such an appraisal could result in a determination of a lower, higher or equivalent value. Moreover, HUBCO may or may not argue in an appraisal proceeding for a determination of "fair value" by the Delaware Court of Chancery which is lower than the value of the consideration received by holders of Westport Preferred Stock pursuant to the Merger Agreement. In determining the "fair value" of the Westport Preferred Stock, the Court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations in addition to the price paid in the Merger, such as the market value of the Westport Preferred Stock, asset values, dividends, earnings, prospects, the nature of the enterprise and other facts which could be ascertained as of the date of the Merger. The Delaware Supreme Court has stated with respect to Section 262 that, among other things, "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. In addition, Delaware Courts have decided that the statutory appraisal remedy, depending on the relevant facts and circumstances, may or may not be a shareholder's exclusive remedy in connection with mergers similar to the Merger.

         The Court of Chancery may also, on application, (i) determine a fair rate of interest, simple or compound, if any, to be paid to Dissenting Shareholders in addition to the value of the capital stock for the period from the Effective Time of the Merger to the date of payment, (ii) assess costs among the parties as the Court deems equitable and (iii) order all or a portion of the expenses incurred by any Dissenting Shareholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Court are subject to appellate review by the Delaware Supreme Court.

         Any Dissenting Shareholder of Westport who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time of the Merger, be entitled to vote the Westport Preferred Stock for any purpose nor be entitled to the payment of dividends or other distributions on his or her Westport Preferred Stock.

         If no petition for an appraisal is filed within the time provided, or if a former holder of Westport Preferred Stock delivers to HUBCO a written withdrawal of his or her demand for an appraisal and an acceptance of the consideration to be received in the Merger, either within 60 days after the Effective Time or with the written approval of HUBCO, then the right of such shareholder to an appraisal will cease and such shareholder shall be entitled to receive such consideration in the Merger, without interest, as if he or she had not demanded appraisal of his or her Westport Preferred Stock. No pending appraisal proceeding in the Court of Chancery will be dismissed as to any shareholder without the approval of the Court, which approval may be conditioned on such terms as the Court deems just.

                       DESCRIPTION OF HUBCO CAPITAL STOCK

GENERAL

         The authorized capital stock of HUBCO presently consists of 50 million shares of HUBCO Common Stock and 10 million shares of preferred stock. As of August 15, 1996, 19,264,203 shares of HUBCO Common Stock were issued and outstanding, and no shares of HUBCO preferred stock were outstanding. Of the authorized but unissued shares of HUBCO Common Stock, 246,192 shares are reserved for issuance under HUBCO's Restricted Stock Plan, 325,096 shares are reserved for issuance upon exercise of stock options and 59,332 are reserved for issuance upon exercise of warrants.

         Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time (i) to divide any or all of the authorized but unissued shares of preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding. HUBCO Series A Convertible Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington Bancorp, Inc. ("WASHINGTON") on July 1, 1994; no HUBCO Series A Preferred Stock remains outstanding as of December 31, 1995.

DESCRIPTION OF NEW HUBCO PREFERRED STOCK

         The following description of the New HUBCO Preferred Stock sets forth certain general terms and provisions of the preferred stock which HUBCO has agreed to issue pursuant to the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to Exhibit 2.1(a) to the Merger Agreement. Exhibit 2.1(a) is attached as Appendix D to this Proxy Statement. Appendix D contains the proposed language to be included in the amendment to the certificate of incorporation of HUBCO which will create the New HUBCO Preferred Stock and prescribe the designations, powers, and relative rights and preferences of the New HUBCO Preferred Stock.

         The New HUBCO Preferred Stock will be a series of non-cumulative convertible preferred stock designated "Series B Convertible Preferred Stock." The New HUBCO Preferred Stock will have a stated value of $100.00 per share. The shares when issued will be fully paid and non-assessable. HUBCO anticipates that it may issue up to a maximum of 39,600 shares of the New HUBCO Preferred Stock upon the consummation of the acquisition of Westport. (The pro forma financial statements contained in this Proxy Statement-Prospectus reflect the issuance of 39,600 shares of New HUBCO Preferred Stock. See "PRO FORMA COMBINED CONDENSED UNAUDITED FINANCIAL STATEMENTS". Upon the reacquisition of any of the New HUBCO Preferred Stock, through redemption, conversion or otherwise, such reacquired shares will be canceled and will become part of the authorized and unissued preferred stock of HUBCO, but will not be authorized and unissued New HUBCO Preferred Stock. The New HUBCO Preferred Stock will have the dividend, liquidation, redemption, voting and conversion rights set forth below.

         Rank

         The New HUBCO Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution of HUBCO, rank prior to the HUBCO Common Stock and to all other classes and series of equity securities of HUBCO now or hereafter authorized, issued or outstanding (the HUBCO Common Stock and such other classes and series of equity securities collectively may be referred to as the "JUNIOR STOCK"), other than any class or series of equity securities of HUBCO ranking on a parity with (the "PARITY STOCK") or senior to (the "SENIOR STOCK") the New HUBCO Preferred Stock as to rights upon liquidation of HUBCO. The New HUBCO Preferred Stock shall be junior to all outstanding debt of HUBCO. The New HUBCO Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock.

         Dividends

         Holders of the New HUBCO Preferred Stock will be entitled to dividends when, as and if declared by the HUBCO Board of Directors out of funds legally available therefor. Dividends will be noncumulative.

         Conversion Rights

         Each share of New HUBCO Preferred Stock will be convertible at any time at the option of the holder thereof into 32.25 shares of HUBCO Common Stock (the "CONVERSION RATIO") , subject to adjustment as described below.

         In case of any consolidation or merger to which HUBCO is a party, other than a merger or consolidation in which HUBCO is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of HUBCO as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the Conversion Ratio, but each holder of shares of New HUBCO Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance.

         The Conversion Ratio will be subject to adjustment upon certain events, including the issuance of HUBCO Common Stock as a dividend with respect to the outstanding HUBCO Common Stock, subdivisions or combinations of HUBCO Common Stock, the issuance to holders of HUBCO Common Stock generally of rights or warrants to subscribe for HUBCO Common Stock, or the distribution to holders of HUBCO Common Stock generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of HUBCO other than those mentioned above.

         Conversions of shares of New HUBCO Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to HUBCO or in blank, to the office or agency to be maintained by HUBCO for that purpose.

         Fractional shares of HUBCO Common Stock will not be delivered upon conversion, but a cash adjustment will be paid in respect of such fractional interests, based on the then current market price per share of HUBCO Common Stock.

         Liquidation Rights

         The amount which the holders of shares of New HUBCO Preferred Stock shall be entitled to receive, subject to the rights of creditors, in the event of any liquidation, dissolution or winding up of HUBCO, whether voluntary or involuntary, will be $100.00 per share.

         Upon any such liquidation, dissolution or winding up, the preferential amounts with respect to the New HUBCO Preferred Stock and any Parity Stock are to be distributed pro rata in accordance with the aggregate preferential amounts of the New HUBCO Preferred Stock and such Parity Stock, it any, out of or to the extent of the net assets of HUBCO legally available for such distribution, before any distributions are made with respect to any Junior Stock.

         Voting Rights

         Holders of shares of New HUBCO Preferred Stock will vote together as a class with holders of the HUBCO Common Stock for the election of directors and all other matters as to which holders of the HUBCO Common Stock shall be entitled to vote. Each share of New HUBCO Preferred Stock shall be entitled to
32.25 votes, which represents the number of shares of HUBCO Common Stock into which the New HUBCO Preferred Stock is convertible, subject to adjustments of the Conversion Ratio, as described above.

         In addition, the approval of a majority of the outstanding shares of New HUBCO Preferred Stock voted together as a class will be required in order to amend the Certificate of Incorporation of HUBCO to affect adversely the rights of the holders of the New HUBCO Preferred Stock or to take any action which would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the New HUBCO Preferred Stock. Subject to the foregoing, HUBCO's Certificate of Incorporation may be amended to increase the number of authorized shares of Parity Stock or Junior Stock without the vote by class of the holders of the outstanding New HUBCO Preferred Stock.

         Redemption

         The New HUBCO Preferred Stock is not subject to any mandatory redemption by either HUBCO or the holder, nor to any sinking fund or other similar provisions.

DESCRIPTION OF HUBCO COMMON STOCK

         THE FOLLOWING DESCRIPTION OF THE HUBCO COMMON STOCK SETS FORTH CERTAIN GENERAL TERMS OF THE HUBCO COMMON STOCK. FOR AN ADDITIONAL DESCRIPTION RELATING TO THE HUBCO COMMON STOCK, SEE "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF WESTPORT AND HUBCO."

         Dividend Rights

         The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of HUB and Lafayette to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.

         As a New Jersey chartered commercial bank, HUB is subject to the restrictions on the payment of dividends contained in the NJBA. Under the NJBA, HUB may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital. Under the BLC, Lafayette may pay dividends only from its net profits, and the total of all dividends in any calendar year may not (unless specifically approved by the Commissioner) exceed the total of its net profits of that year combined with its retained net profits of the preceding two years. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by HUB or Lafayette to HUBCO constitutes an unsafe or unsound practice.

         HUBCO is also subject to certain FRB policies which may, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

         At June 30, 1996, HUB had $123 million available for the payment of dividends to HUBCO, and as of June 30, 1996 Lafayette had $8 million available for the payment of dividends to HUBCO. At June 30, 1996, HUBCO had $71 million available for shareholder dividends, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

         Voting Rights

         At meetings of shareholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The affirmative vote of at least three-quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

         HUBCO's Certificate of Incorporation contains a "minimum price" provision. In the event a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 10% or more of HUBCO's Common Stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction, unless either (i) the proposed transaction is first approved by a majority of HUBCO's Board of Directors, or (ii) the shareholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the Certificate of Incorporation and any agreement with a national securities exchange.

         Liquidation Rights

         In the event of liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to shareholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

         Assessment and Redemption

         All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. HUBCO Common Stock is not redeemable at the option of the issuer or the holders thereof.

         Preemptive and Conversion Rights

         Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

         Other Matters

         HUBCO can (except in connection with certain business combinations) issue new shares of authorized but unissued HUBCO Common Stock or preferred stock without shareholder approval.


                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                              OF WESTPORT AND HUBCO

GENERAL

         Westport is a business corporation incorporated in Delaware under the DGCL and HUBCO is a business corporation incorporated in New Jersey under the NJBCA. The rights of Westport shareholders are currently governed by Delaware corporate law and Westport's Certificate of Incorporation and Bylaws. At the Effective Time, each Westport shareholder will become a shareholder of HUBCO and the rights of shareholders of HUBCO are governed by New Jersey corporate law and HUBCO's Certificate of Incorporation and Bylaws. The following is a comparison of certain provisions of New Jersey corporate law and Delaware corporate law and the respective certificates of incorporation and by-laws of each of Westport and HUBCO. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and the NJBCA, which statutes may change from time to time, and the respective certificates of incorporation and by-laws of HUBCO and Westport, which also may be changed.

VOTING REQUIREMENTS

         Unless otherwise specified in a Delaware corporation's certificate of incorporation, Delaware law generally provides that an amendment to the certificate of incorporation, a sale or other disposition of all or substantially all of a corporation's assets, or a merger or consolidation of a stock corporation with another stock corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon (with respect to the amendment, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon is also required). Westport's Certificate of Incorporation requires the affirmative vote of the holders of two-thirds of its outstanding stock in connection with an amendment or restatement of its Certificate of Incorporation, any consolidation or merger, any sale, lease or exchange of all or substantially all of its property or assets and dissolution. Westport's Certificate of Incorporation provides that certain business combinations with interested stockholders or their affiliates or associates must be approved by at least 85% of the outstanding voting stock. This higher vote is not required, however, when a business combination has been approved by a majority of the disinterested directors. Certain amendments to the business combination provisions of the Certificate of Incorporation require the affirmative vote of 85% of the voting stock, voting together as a single class, although this higher vote is not required if a majority of the disinterested directors approves the amendment. Also, Westport's certificate of designations provides that the affirmative vote of a majority of the outstanding shares of Westport Preferred Stock, voted together as a class, is required for an amendment to the Certificate of Incorporation that would adversely affect the rights of the holders of such stock or increase the number of authorized shares with senior or superior dividend or liquidation rights.

         Under New Jersey law, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, or the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. HUBCO's Certificate of Incorporation presently does contain provisions specifying a greater vote in certain circumstances. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Voting Rights."

         All shareholder voting rights of Westport presently are vested in the holders of Westport Common Stock and in the Westport Preferred Stock. Each share of Westport Common Stock is entitled to one vote and each share of Westport Preferred Stock is entitled to 100 votes. All shareholder voting rights of HUBCO presently are vested in the holders of the HUBCO Common Stock. Following the Merger, the New HUBCO Preferred Stock would have voting rights. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of New HUBCO Preferred Stock."

         Under Delaware law, if the shares of the corporation are divided into classes, the holders of the outstanding shares of a class (or in some cases a series thereof) are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. However, the number of authorized shares of any such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote (without a class vote) if the certificate of incorporation so provides and such provision originally was adopted in accordance with Delaware law.

         Under New Jersey law, the holders of a class or series of shares are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would exclude or limit their right to vote on any matter, limit or deny their preemptive rights, cancel or otherwise adversely affect their dividends which have accrued but have not been declared, create a new class or series having or convertible into shares having rights or preferences superior to the class or increase the rights or preference of any class or series. In addition, notwithstanding any provision of the certificate of incorporation, the holders of a class or series of shares whose rights or preferences would be subordinated or otherwise adversely affected by a proposed amendment are entitled to vote as a class if the amendment would affect their shares in the following manner: (i) decrease the par value; (ii) effect a conversion, exchange or reclassification of their shares; (iii) effect a conversion or exchange of any shares of another class or series into their class or series; (iv) change the designation, preferences, limitations or relative rights of their shares; (v) change the shares into a different number of shares, or into the same number of another class or series; or (vi) divide their shares into a series or determine the designation, preferences, limitation or relative rights of any such series, or authorize the board to take any such action.

CUMULATIVE VOTING

         Under New Jersey law, shareholders do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Under Delaware law, a certificate of incorporation may provide for cumulative voting rights in the election of directors. Neither HUBCO's nor Westport's certificate of incorporation provides for cumulative voting.

CLASSIFIED BOARD OF DIRECTORS

         New Jersey law permits a New Jersey corporation to provide for a classified board. HUBCO currently has a classified Board of Directors. The Board is divided into three classes, with one class of directors generally elected for a three-year term at each annual meeting. Delaware law permits the directors of a Delaware corporation to be divided into one, two or three classes. Westport's Certificate of Incorporation and Bylaws do not provide for a classified board.

RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to shareholders of a corporation whose shares are either (i) listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 shareholders, where such shareholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an inter dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders (or cash in lieu of fractional interests therein). Since the exceptions from the Delaware statutory right of appraisal do not apply to the Westport Preferred Stock, holders of the Westport Preferred Stock have statutory rights of appraisal with respect to the Merger. See "THE MERGER -- Rights of Dissenting Shareholders."

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

SHAREHOLDER CONSENT TO CORPORATE ACTION

         Unless otherwise provided in the certificate of incorporation, Delaware law provides that any corporate action to be taken at any annual or special meeting of shareholders may be taken without a meeting, if a consent in writing to such action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to approve such action. Westport's Certificate of Incorporation and Bylaws permit shareholders to take action without a meeting by unanimous written consent.

         Except as otherwise provided by the certificate of incorporation (and HUBCO's certificate presently is silent on this issue), New Jersey law permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under New Jersey law, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

DIVIDENDS

         Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus (defined as net assets minus stated capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

         Unless there are other restrictions contained in its certificate of incorporation (and HUBCO's Certificate of Incorporation presently contains none), New Jersey law generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment.

         Because funds for the payment of dividends by HUBCO come primarily from the earnings of HUBCO's bank subsidiaries, as a practical matter, restrictions on the ability of HUB and Lafayette to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO. For a description of the regulatory restrictions on dividend payments by HUB and Lafayette, see "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock -- Dividend Rights."

BY-LAWS

         Under Delaware law, the authority to adopt, amend, or repeal the by-laws of a Delaware corporation is held exclusively by the shareholders entitled to vote, unless such authority is conferred upon the board of directors in the certificate of incorporation, which shall not limit or divest the shareholders of such power. Westport's Certificate of Incorporation and By-laws provide that a majority of the Board of Directors may amend the By-laws.

         The board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders (which HUBCO's Certificate of Incorporation does not do).

PREEMPTIVE RIGHTS

         Under both Delaware and New Jersey law, shareholders have only such preemptive rights as may be provided in the certificate of incorporation.
Neither HUBCO's Certificate of Incorporation nor Westport's Certificate of Incorporation provides shareholders with preemptive rights.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

         A Delaware corporation may loan money to, or guarantee any obligation incurred by or otherwise assist, any officer or other employee of the corporation or its subsidiary (including any officer or employee who is a director) if, in the judgment of the board of directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. With respect to any contract or transaction between a Delaware corporation and one or more of its directors or officers or between a Delaware corporation and another entity in which one or more of its directors or officers is a director or officer or has a financial interest, such transactions are neither void nor voidable solely for that reason or solely because that director or officer is present at or participates in a meeting or solely because his or their votes are counted if either (i) the material facts as to the director's or officer's interest or relationship are made known to the disinterested directors or the shareholders of the corporation, who thereafter in good faith approve the transaction, or
(ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the shareholders.

         A New Jersey corporation may loan money to, or guarantee any obligation incurred by, its officers, employees or directors if in the judgment of the directors such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors (or any other corporation or entity in which such director or directors are otherwise interested), such transactions are neither void nor voidable if either (i) the director's or officer's interest is made known to the disinterested directors or the shareholders of the corporation, who thereafter approve the transaction, or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the shareholders.

LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS

         Under New Jersey law, a corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders for monetary damage for breaches of their fiduciary duty as a director. A similar provision under Delaware law applies to directors, but not officers.

         Westport's Certificate of Incorporation provides that Westport has the power to indemnify its directors, officer, employees and agents to the full extent permitted by the DGCL. Under Delaware law, a director cannot be relieved of liability (i) for breaches of the duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or (iv) for transactions from which such director derived an improper personal benefit. Westport's Certificate of Incorporation contains such a provision.

         Under New Jersey law, a director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. HUBCO's Certificate of Incorporation contains a provision which limits a director's or officer's liability to the full extent permitted by New Jersey law.

SHAREHOLDER PROTECTION LEGISLATION

         Section 203 of the DGCL, in general, prohibits a "business combination" between a corporation and an "interested stockholder" within three years of the date such stockholder became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The term "business combination" is defined to include the following transactions between the interested stockholder and the corporation or any direct or indirect majority-owned subsidiary thereof: any merger or consolidation; any sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions which result in the issuance or transfer by the corporation or such subsidiary of their stock to the interested stockholders; certain transactions that would increase the interested stockholder's proportion of share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% of more of the outstanding voting stock of the corporation at any time within a three-year period, and
(iii) the affiliates or associates of such a person. The term "owner" is broadly defined to include any person that individually or with or through its affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement, arrangement or understanding, or has an agreement, arrangement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock. The restrictions of Section 203 generally do not apply, among other instances, to corporations that have elected, in the manner provided therein, not to be subject to such Section or in the case of a corporation that does not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on The Nasdaq Stock Market or held of record by more than 2,000 stockholders.

         The New Jersey Shareholders Protection Act (the "ACT") prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation". An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested stockholder, the combination is approved by the board prior to the interested stockholder's stock acquisition date or certain fair price provisions are satisfied.

CAPITAL STOCK

         The authorized capital stock of HUBCO consists of 50 million shares of HUBCO Common Stock and 10 million shares of preferred stock. No shares of HUBCO preferred stock are currently issued and outstanding. Under the terms of the HUBCO Certificate of Incorporation, the HUBCO Board has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. See "DESCRIPTION OF HUBCO CAPITAL STOCK -- General." The authorized capital stock of Westport consists of 20,500,000 shares of Westport Common Stock and 2,000,000 shares of serial preferred stock. As of the Record Date, there were ___________ shares of Westport Preferred Stock issued and outstanding.

                              SHAREHOLDER PROPOSALS

         Any proposal which a Westport shareholder wishes to have included in the proxy materials of Westport if Westport has a 1997 Annual Meeting must be presented to Westport no later than December 25, 1996.

                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of HUBCO Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to HUBCO. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch, beneficially owned ____ shares of HUBCO Common Stock as of ________, 1996.

                                     EXPERTS

         The consolidated financial statements of Westport as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of HUBCO as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Lafayette, as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         Arthur Andersen LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

                  SUBSEQUENT FILINGS INCORPORATED BY REFERENCE

         All documents filed by HUBCO pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Meeting or (ii) the termination of the Merger Agreement, are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

                                                                  APPENDIX A

                                  AGREEMENT AND

                                 PLAN OF MERGER

                                       BY

                                       AND

                                      AMONG

                                   HUBCO, INC.

                                       AND

                             WESTPORT BANCORP, INC.

                                       AND

                        THE WESTPORT BANK & TRUST COMPANY





                              DATED: JUNE 21, 1996

                          AGREEMENT AND PLAN OF MERGER



          THIS  AGREEMENT  AND  PLAN  OF  MERGER,  dated  June  21,  1996  (this
"Agreement"), is among HUBCO, Inc. ("HUBCO"), a New Jersey corporation and registered bank holding company, Westport Bancorp, Inc., a Delaware corporation ("WBI") and registered bank holding company, and The Westport Bank & Trust Company, a Connecticut chartered bank and trust company, wholly owned by WBI ("Westport").

          WHEREAS, the respective Boards of Directors of HUBCO and WBI have each determined that it is in the best interests of HUBCO and WBI and their respective stockholders for HUBCO to acquire WBI by (i) merging WBI with and into HUBCO with HUBCO surviving and WBI shareholders receiving the consideration hereinafter set forth, and (ii) in HUBCO's discretion, simultaneously with the merger of WBI into HUBCO, by merging Westport with a Connecticut bank subsidiary of HUBCO; and

          WHEREAS, the respective Boards of Directors of WBI, HUBCO and Westport have each duly adopted and approved this Agreement and the Board of Directors of WBI has directed that it be submitted to WBI's shareholders for approval; and

          NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), WBI shall be merged with and into HUBCO (the "Merger") in accordance the Delaware General Corporation Law (the "DGCL") and the New Jersey Business Corporation Act (the "NJBCA") and HUBCO shall be the surviving corporation (the "Surviving Corporation").

                  1.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUBCO and WBI and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUBCO and WBI shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUBCO and WBI and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUBCO and WBI in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUBCO or WBI is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUBCO or WBI if the Merger had not occurred.

                  1.3 CERTIFICATE OF INCORPORATION. As of the Effective Time, the certificate of incorporation of HUBCO shall be amended to fix the preferences, limitations and relative rights of the series of HUBCO Preferred Stock the shares of which are to be issued in the Merger pursuant to Article II hereof. On or prior to the Effective Time, HUBCO shall deliver to the Secretary of State of the State of New Jersey for filing, pursuant to Section 7-2 of the NJBCA, a certificate of amendment, in form mutually acceptable to HUBCO and WBI (the "Certificate of Amendment"), giving effect to the foregoing and containing any other provisions with respect to the aforementioned series of HUBCO Preferred Stock necessary to permit consummation of the Merger in accordance with the terms of this Agreement. The certificate of incorporation of HUBCO, as so amended, at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall not otherwise be amended by this Agreement or the Merger but thereafter may be amended as provided by law.

                  1.4 BY-LAWS. As of the Effective Time, the By-laws of HUBCO shall be the By-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5 DIRECTORS AND OFFICERS. As of the Effective Time, the directors of the Surviving Corporation shall be the directors of HUBCO (including the two directors appointed pursuant to Section 6.3(f) hereof). As of the Effective Time, the officers of the Surviving Corporation shall be the officers of HUBCO.

                  1.6 EFFECTIVE TIME AND CLOSING. The Merger shall become effective (and be consummated) upon the later of the filing of certificates of merger, in form and substance satisfactory to HUBCO and WBI, with the Secretary of State of the State of New Jersey (the "New Jersey Certificate of Merger") and with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger"). The term "Effective Time" shall mean the close of business on the first day when the certificates of merger in both New Jersey and Delaware have been so filed. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on a date mutually agreeable and as soon as practicable (but in any event within five business days) following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) (the "Closing Date"), at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, or at such other place, time or date as HUBCO and WBI may mutually agree upon. Immediately following the Closing, the New Jersey Certificate of Merger shall be filed with the New Jersey Secretary of State and the Delaware Certificate of Merger shall be filed with the Delaware Secretary of State.

                  1.7 THE BANK MERGER. At HUBCO's option, at the Effective Time, and simultaneously with the Merger, Westport shall be merged (the "Bank Merger") with HUBCO's principal Connecticut bank subsidiary (the "Connecticut Bank") or with another subsidiary of HUBCO, if HUBCO has no Connecticut bank subsidiary at the Effective Time, in accordance with the provisions of Section 36a-125 of the Banking Law of Connecticut. If the Bank Merger is consummated, the directors of the surviving bank (the "Surviving Bank") (or if the Bank Merger is not consummated, the directors of Westport at the Effective Time) shall include three persons designated by WBI and acceptable to HUBCO (which persons shall include Michael H. Flynn and David A. Rosow, unless HUBCO and WBI shall agree in writing to the contrary) and shall include one person designated by Josiah T. Austin and acceptable to HUBCO. At HUBCO's option, at any time following the execution of this Agreement, Westport shall, and HUBCO shall cause the Connecticut Bank to, execute and deliver a merger agreement, in form and substance reasonably satisfactory to the parties hereto, for delivery to the Connecticut Commissioner of Banking (the "Connecticut Commissioner") and the Federal Deposit Insurance Corporation (the "FDIC") for approval of the Bank Merger, subject to consummation of the Merger.

          ARTICLE II - CONVERSION OF WBI SHARES, OPTIONS AND WARRANTS

                  2.1 CONVERSION OF WBI STOCK. Each share of common stock, $.01 par value, of WBI ("WBI Common Stock"), issued and outstanding immediately prior to the Effective Time, and each share of Series A Convertible Preferred Stock, $.01 par value, of WBI ("WBI Preferred Stock" and, together with the WBI Common Stock, "WBI Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as defined in Section 2.4) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                       (a) EXCHANGE OF STOCK; EXCHANGE RATIO. Subject to the provisions of this Section 2.1, each share of WBI Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held by HUBCO) shall be converted at the Effective Time into the right to receive 0.3225 of a share (the "Exchange Ratio") of common stock, no par value, of HUBCO ("HUBCO Common Stock"). Subject to the provisions of this
Section 2.1, each share of WBI Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by HUBCO and Dissenting Shares)shall be converted at the Effective Time into the right to receive one share of a newly created series of HUBCO Preferred Stock ("New HUBCO Preferred Stock" and, together with the HUBCO Common Stock, the "HUBCO Stock") having terms (to be set forth in the Certificate of Amendment) substantially identical to those set forth on Exhibit 2.1(a) hereto.

                       (b) CANCELLATION OF WBI CERTIFICATES. After the Effective Time, all such shares of WBI Stock (other than those cancelled pursuant to
Section 2.1(d)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than Dissenting Shares and those cancelled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of WBI Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of WBI Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of WBI Stock (other than Dissenting Shares and those cancelled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUBCO Common Stock or New HUBCO Preferred Stock, as the case may be, issued pursuant to this Article II, upon the surrender of such certificates in accordance with this Article II. No fractional shares of HUBCO Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e). (C) CAPITAL CHANGES. If between the date hereof and the Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Closing Price (as set forth in Section 2.2(e)) shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                  (c)  CAPITAL  CHANGES.  If  between  the date  hereof  and the
Effective Time the outstanding shares of HUBCO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares, the Exchange Ratio and the definition of Closing Price (as set forth in Section 2.2(e)) shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                       (d) TREASURY SHARES.  All shares of WBI Stock held by WBI
in its treasury or owned by HUBCO or by any of HUBCO's wholly-owned subsidiaries, including Hudson United Bank ("HUBank") (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time shall be cancelled.

                  2.2 EXCHANGE OF CERTIFICATES.

                       (a) EXCHANGE AGENT. As of the Effective Time, HUBCO shall deposit, or shall cause to be deposited, with HUBank, Trust Department, or another bank or trust company designated by HUBCO and reasonably acceptable to WBI (the "Exchange Agent"), for the benefit of the holders of shares of WBI Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUBCO Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUBCO Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUBCO pursuant to the provisions of this Article II (such certificates for shares of HUBCO Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUBCO Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                       (b)   EXCHANGE   PROCEDURES.   As  soon   as   reasonably
practicable either before or after the Effective Time, HUBCO will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of WBI Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUBCO and WBI prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUBCO may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUBCO Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (a) if the Certificate formerly represented WBI Common Stock, then (x) certificates evidencing that number of whole shares of HUBCO Common Stock which such holder has the right to receive in respect of the shares of WBI Common Stock formerly evidenced by such Certificate in accordance with
Section 2.1 and (y) cash in lieu of fractional shares of HUBCO Common Stock to which such holder may be entitled pursuant to Section 2.2(e), and (B) if the Certificate formerly represented WBI Preferred Stock, then certificates evidencing that number of whole or partial shares of New HUBCO Preferred Stock which such holder has the right to receive in respect of the shares of WBI Preferred Stock formerly evidenced by such Certificate in accordance with
Section 2.1 (the shares of HUBCO Stock and cash described in clauses (A) and (B) being collectively, the "Merger Consideration") and the Certificate so
surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of WBI Stock which is not registered in the transfer records of WBI, a certificate evidencing the proper number of shares of HUBCO Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of WBI Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration. HUBCO shall establish appropriate procedures that will enable holders of unexchanged stock certificates of WBI's predecessors (which certificates represent shares of, or the right to receive shares of, WBI Stock) to directly exchange such certificates for the Merger Consideration.

                       (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF HUBCO STOCK. No dividends or other distributions declared or made after the Effective Time with respect to HUBCO Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUBCO Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUBCO Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of HUBCO Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such shares of HUBCO Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUBCO Stock.

                       (d) NO FURTHER RIGHTS IN WBI STOCK. All shares of HUBCO Stock issued and cash paid upon conversion of the shares of WBI Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of WBI Stock.

                       (e) NO FRACTIONAL SHARES OF HUBCO COMMON STOCK. No certificates or scrip evidencing fractional shares of HUBCO Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HUBCO. Cash shall be paid in lieu of fractional shares of HUBCO Common Stock, based upon the Median Pre-Closing Price (as hereinafter defined) of HUBCO Common Stock.

                       The "Median Pre-Closing Price" of HUBCO Common Stock shall mean the Median Price (as hereinafter defined) calculated based upon the Closing Price (as hereinafter defined) of HUBCO Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Closing Price" shall mean the closing price of HUBCO Common Stock as supplied by the National Association of Securities Dealers Automated Quotations System ("NASDAQ") and published in The Wall Street Journal during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Median Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the 9 lowest and 9 highest Closing Prices in the 20 day period. A trading day shall mean a day for which a Closing Price is so supplied and published.

                       (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of WBI Stock for two years after the Effective Time shall be delivered to HUBCO, upon demand, and any holders of WBI Stock who have not theretofore complied with this Article II shall thereafter look only to HUBCO for the Merger Consideration, dividends and distributions to which they are entitled.

                       (g) NO LIABILITY. Neither HUBCO nor HUBank shall be liable to any holder of shares of WBI Stock for any such shares of HUBCO Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                       (h) WITHHOLDING RIGHTS. HUBCO shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of WBI Stock Options (as defined in Section 3.2), the minimum amounts (if any) that HUBCO is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUBCO, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the WBI Stock Options in respect of which such deduction and withholding was made by HUBCO.

                  2.3 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of WBI shall be closed and there shall be no further registration of transfers of shares of WBI Stock thereafter on the records of WBI. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUBCO for transfer shall be converted into the Merger Consideration.

                  2.4 DISSENTING  SHARES.   Notwithstanding  anything  in  this
Agreement to the contrary, any holder of WBI Preferred Stock shall have the right to dissent in the manner provided in Section 262 of the DGCL, and if all necessary requirements of the DGCL are met, such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the DGCL ("Dissenting Shares"), provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder's demand for appraisal of such shares within 60 days of the Effective Time, or, with the written consent of the Surviving Corporation, any time thereafter, or (ii) if any holder fails to follow the procedures for establishing such holder's entitlement to appraisal rights as provided in the DGCL, the right to appraisal of such shares shall be forfeited and such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

                  2.5 WBI STOCK OPTIONS.

                       (a) CONVERTING STOCK OPTIONS. Stock Options (as defined in Section 3.2) which, as of the Effective Time, are outstanding and fully vested and exercisable as to all of the shares of WBI Common Stock that are subject to such option (including options that become exercisable as a result of the transactions contemplated by this Agreement) (each, a "Vested Stock Option"), shall be converted at the Effective Time into HUBCO Common Stock in accordance with the formula set forth below, to the extent permitted under the WBI Stock Option Plans (as defined in Section 3.2) and the agreements pursuant to which such Vested Stock Options were granted (each, an "Option Grant Agreement"). Each Vested Stock Option to be so converted is referred to herein as a "Converting Stock Option." If conversion of any Vested Stock Option would not be permitted under the related WBI Stock Option Plan or Option Grant Agreement without the consent of the optionee affected thereby, WBI, in consultation with HUBCO, shall use its reasonable best efforts to obtain the consent of the necessary parties to amend the related WBI Stock Option Plan or Option Grant Agreement or both, as necessary, to permit such conversion, and to cause Vested Stock Options outstanding at the Effective Time to be Converting Stock Options.

                            (i) Each  outstanding  Converting Stock Option shall
be valued on the basis of the Median Pre-Closing Price of HUBCO Common Stock (as defined in Section 2.2(e)) multiplied by the Exchange Ratio and subtracting the stated exercise price for each Converting Stock Option from the product therefrom (the "Option Value"), and

                            (ii) Each holder of  Converting  Stock Options shall
receive at the Effective Time, a number of shares of HUBCO Common Stock equal to the aggregate Option Value for all of such holder's Converting Stock Options, divided by the Median Pre-Closing Price of HUBCO Common Stock.

                            (iii)  Cash  shall  be paid  in  lieu of  fractional
shares, based upon the Median Pre-Closing Price of HUBCO Common Stock.

                       (b) CONTINUING STOCK OPTIONS. Each Stock Option outstanding at the Effective Time (i) which is not a Vested Stock Option or (ii) which is a Vested Stock Option and which is not a Converting Stock Option (each of the foregoing, a "Continuing Stock Option") shall be converted into an option to purchase HUBCO Common Stock, wherein (i) the right to purchase shares of WBI Common Stock pursuant to the Continuing Stock Option shall be converted into the right to purchase that same number of shares of HUBCO Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUBCO Common Stock shall be the previous option exercise price per share of the WBI Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option shall be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which shall not be extended) and for all Continuing Stock Options, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code (as defined in Section 3.2 hereof). Shares of HUBCO Common Stock issuable upon exercise of Continuing Stock Options shall be covered by an effective registration statement on Form S-8, and HUBCO shall use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.

                  2.6 WBI WARRANTS. At the Effective Time, HUBCO shall expressly assume the due and punctual performance of each and every covenant and condition to be performed and observed by WBI, and all the obligations of WBI, under each Warrant which evidences the right to purchase a number of shares of WBI Common Stock and which is outstanding at the Effective Time (each, a "WBI Warrant"). Each WBI Warrant automatically shall be converted, without further action on the part of the holder, into a like warrant (each an "HUBCO Warrant") to purchase for the same aggregate purchase price that number of shares of HUBCO Common
Stock which equals the number of shares of WBI Common Stock which may be purchased under the WBI Warrant multiplied by the Exchange Ratio, and such HUBCO Warrant shall thereafter be subject to the same terms and conditions as specified in the WBI Warrant. Following the Effective Time, any transferee of the Warrant Certificate shall receive in exchange for any old Warrant Certificate a new HUBCO Warrant Certificate evidencing the right to purchase HUBCO Common Stock. Unless requested by a holder of an outstanding WBI Warrant, HUBCO shall not be required to issue new Certificates evidencing the Warrant to purchase HUBCO Common Stock but the old WBI Warrant certificates shall continue to evidence such rights until exchanged, transferred or exercised.

              ARTICLE III - REPRESENTATIONS AND WARRANTIES OF WBI

                  References herein to "WBI Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by WBI to HUBCO. WBI hereby represents and warrants to HUBCO as follows:

                  3.1 CORPORATE ORGANIZATION.

                       (a) WBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries (as defined below), taken as a whole. WBI is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                       (b) (Westport and NYLF Corp. are the only current WBI Subsidiaries. For purposes of this Agreement, the term "WBI Subsidiary" means any corporation, partnership, joint venture or other legal entity in which WBI, directly or indirectly, owns at least a 50% stock or other equity interest or for which WBI, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "WBI Subsidiary" shall include any entity which was an WBI Subsidiary at any time during such period. Westport is a state-chartered bank and trust company duly organized and validly existing in stock form and in good standing under the laws of the State of Connecticut. All eligible accounts of depositors issued by Westport are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. NYLF Corp. is a corporation duly organized and in active status under the laws of the State of Connecticut. Each WBI Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries, taken as a whole.

                       (c) The WBI Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of WBI, Westport and NYLF.

                  3.2 CAPITALIZATION. The authorized capital stock of WBI consists of 20,500,000 shares of WBI Common Stock and 2,000,000 shares of WBI Preferred Stock. As of June 18, 1996, there were 5,743,531 shares of WBI Common Stock issued and outstanding and 39,600 shares of WBI Preferred Stock issued and outstanding. As of June 18, 1996, there were 1,034,721 shares of WBI Common Stock issuable upon exercise of outstanding stock options. The WBI Disclosure Schedule sets forth (i) all options which may be exercised for issuance of WBI Common Stock (collectively, the "Stock Options") and the terms upon which the options may be exercised, (ii) true and complete copies of each plan and a specimen of each form of agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto, (iii) all WBI Warrants and the terms upon which the WBI Warrants may be exercised, and (iv) a specimen of each form of agreement pursuant to which any WBI Warrant was granted. All issued and outstanding shares of WBI Stock, and all issued and outstanding shares of capital stock of each WBI Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of Westport is as set forth in the charter documents of Westport contained in Section 3.1 of the WBI Disclosure Schedule. All of the outstanding shares of capital stock of each WBI Subsidiary are owned (directly in the case of Westport, and indirectly in the case of NYLF Corp.) by WBI and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Stock Options and the WBI Warrants issued and disclosed herein, neither WBI nor Westport has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of WBI or Westport or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3  AUTHORITY; NO VIOLATION.

                       (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the stockholders of WBI, and except as set forth in Section 3.3 of the WBI Disclosure Schedule, WBI and Westport have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and, except as set forth in Section 3.3 of the WBI Disclosure Schedule, the consummation of the transactions contemplated hereby have been duly and validly approved by all of the directors of WBI and Westport in accordance with their respective Certificates of Incorporation and applicable laws and regulations. Except for such approvals, and except as set forth in Section 3.3 of the WBI Disclosure Schedule, no other corporate proceedings not otherwise contemplated hereby on the part of WBI or Westport are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by WBI and Westport, and constitutes the valid and binding obligation of each of WBI and Westport, enforceable against WBI and Westport in accordance with its terms.

                       (b) Neither the execution and delivery of this Agreement by WBI or Westport, nor the consummation by WBI or Westport of the transactions contemplated hereby in accordance with the terms hereof, or compliance by WBI or Westport with any of the terms or provisions hereof, will (i) violate any provision of WBI's or Westport's Certificate of Incorporation or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to WBI, Westport or any of their respective properties or assets, or (iii) except as set forth in the WBI Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of WBI or Westport under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WBI or Westport is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the Connecticut Commissioner, the Connecticut Department of Environmental Protection (the "DEP"), the Securities and Exchange Commission (the "SEC"), other applicable government authorities, the stockholders of WBI, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of WBI or Westport in connection with (x) the execution and delivery by WBI and Westport of this Agreement and (y) the consummation by WBI of the Merger, the consummation by Westport of the Bank Merger, if any, and the consummation by WBI and Westport of the other transactions contemplated hereby, except (i) such as are listed in the WBI Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the best of WBI's knowledge, no fact or condition exists which WBI has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  3.4  FINANCIAL STATEMENTS.

                       (a) The WBI Disclosure Schedule sets forth copies of the consolidated balance sheets of WBI as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, in each of the three years 1993 through 1995, in each case accompanied by the audit report of Arthur Andersen LLP ("Arthur Andersen"), independent public accountants with respect to WBI, and the unaudited consolidated statement of condition of WBI as of March 31, 1996 and the related unaudited statements of income and cash flows for the three months ended March 31, 1996 and 1995, as reported in WBI's Quarterly Report on Form 10-Q, filed with the SEC (collectively, the "WBI Financial Statements"). The WBI Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto and except for the omission of notes from interim financial statements), and fairly present the consolidated financial condition of WBI as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of WBI for the respective periods set forth therein.

                       (b) The books and records of WBI and  Westport  are being
maintained  in  material   compliance  with  applicable   legal  and  accounting
requirements.

                       (c) Except as and to the extent reflected, disclosed or reserved against in the WBI Financial Statements (including the notes thereto), as of March 31, 1996, or except as set forth in Section 3.4 of the WBI Disclosure Schedule, neither WBI nor any WBI Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of WBI and the WBI Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in WBI's consolidated statement of condition as of March 31, 1996 or the notes thereto. Since March 31, 1996, WBI and Westport have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as related to the transactions contemplated by this Agreement or except as set forth in the WBI Disclosure Schedule.

                  3.5 BROKER'S AND OTHER FEES. Except for Ostrowski & Company, Inc. ("O & Co."), neither WBI or Westport nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with O & Co. is set forth in the WBI Disclosure Schedule. Other than pursuant to the agreement with O & Co., there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by WBI or Westport.

                  3.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.

                       (a) Except as disclosed in the WBI Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of WBI and the WBI Subsidiaries, taken as a whole, since March 31, 1996, and to the best of WBI's knowledge, no fact or condition exists which WBI believes will cause such a material adverse change in the future.

                       (b) Except as set forth in the WBI Disclosure Schedule, neither WBI nor Westport has taken or permitted any of the actions set forth in
Section 5.2 hereof between March 31, 1996 and the date hereof and, except for execution of this Agreement and the other documents contemplated hereby, WBI has conducted its business only in the ordinary course, consistent with past practice.

                  3.7 LEGAL PROCEEDINGS. Except as disclosed in the WBI Disclosure Schedule, and except for ordinary routine litigation incidental to the business of WBI and the WBI Subsidiaries, neither WBI nor any WBI Subsidiary is a party to any, and there are no pending or, to the best of WBI's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against WBI or any WBI Subsidiary which, if decided adversely to WBI or an WBI Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries taken as a whole. Except as disclosed in the WBI Disclosure Schedule, neither WBI nor any WBI Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to WBI or such WBI Subsidiary.

                  3.8 TAXES AND TAX RETURNS. Except as disclosed in the WBI Disclosure Schedule:

                       (a) WBI and each WBI Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUBCO in writing) or against which reserves have been established. WBI and each WBI Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of WBI or such WBI Subsidiary through such date. None of the federal or state income tax returns of WBI or any WBI Subsidiary have been examined by the Internal Revenue Service (the "IRS") or the Connecticut Division of Taxation within the past six years. To the best knowledge of WBI, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon WBI or any WBI Subsidiary, nor has WBI or any WBI Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                       (b) Neither WBI nor any WBI Subsidiary (i) has requested any extension of time within which to file any Return, which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by WBI or such WBI Subsidiary (nor does WBI have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                       (c) From January 1, 1992 until the date hereof, to the best of WBI's knowledge, there has been no "ownership change" of WBI as defined in Section 382(g) of the Code.

                  3.9  EMPLOYEE, DIRECTOR AND OFFICER BENEFIT PLANS.

                       (a) Except as set forth on the WBI Disclosure Schedule, neither WBI nor any WBI Subsidiary maintains or contributes to any "employee pension benefit plan" (the "WBI Pension Plans") within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "WBI Welfare Plans") within the meaning of
Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither WBI nor any WBI Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," as such term is defined in Section 3(37) of ERISA.

                       (b) WBI has delivered to HUBCO in the WBI Disclosure Schedules (or previously made available to HUBCO) a complete and accurate copy of each of the following with respect to each of the WBI Pension Plans and WBI Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                       (c) The present value of all accrued benefits, both vested and non-vested, under each of the WBI Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such WBI Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of WBI's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                       (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against WBI or any WBI Subsidiary which has not been paid in full.

                       (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each WBI Pension Plan have been paid. All contributions required to be made to each WBI Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of WBI which have not been paid have been properly recorded on the books of WBI.

                       (f) Except as disclosed in the WBI Disclosure Schedule, each of the WBI Pension Plans, WBI Welfare Plans and each other employee benefit plan and arrangement identified on the WBI Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the WBI Disclosure Schedule, if WBI maintains any WBI Pension Plan, WBI has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and subsequent legislation, and WBI is not aware of any fact or circumstance which would disqualify any plan.

                       (g) To the best knowledge of WBI, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any WBI Welfare Plan or WBI Pension Plan that would result in any material tax or penalty for WBI or any WBI Subsidiary.

                       (h) No WBI Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any WBI Pension Plan.

                       (i) No "accumulated funding deficiency," within the meaning of Section 412 of the Code, has been incurred with respect to any WBI Pension Plan.

                       (j) There are no material pending, or, to the best knowledge of WBI, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the WBI Pension Plans or the WBI Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the WBI Disclosure Schedule.

                       (k) Except as disclosed in the WBI Disclosure Schedule, no WBI Pension Plan or WBI Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any WBI Pension Plan.

                       (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the WBI Financial Statements and established under GAAP or otherwise noted on such Financial Statements.

                       (m) With respect to each WBI Pension Plan and WBI Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of WBI or any WBI Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                       (n) Except (i) for payments and other benefits due pursuant to the employment agreements included within the WBI Disclosure
Schedule, and (ii) as set forth in Section 3.9(n) of the WBI Disclosure Schedule, or as expressly agreed to by HUBCO in writing either pursuant to this Agreement or otherwise, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of WBI or any WBI Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any WBI Pension Plan or WBI Welfare Plan.

                       (o) Except for the WBI Pension Plans and the WBI Welfare Plans, and except as set forth on the WBI Disclosure Schedule, WBI has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of WBI or any WBI Subsidiary or any predecessor of any thereof. The WBI Disclosure Schedule sets forth (or lists, if previously delivered to HUBCO): (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                       (p) Except as set forth in the WBI Disclosure Schedule, WBI does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The WBI Disclosure Schedule lists each such insurance policy and any agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of WBI's knowledge, neither WBI nor any WBI Pension Plan or WBI Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  3.10  REPORTS.

                       (a) The WBI Disclosure Schedule lists, and as to item (i) below WBI has previously delivered to HUBCO a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by WBI since January 1, 1994 pursuant to the Securities Act of 1933, as amended (the "1933 Act"), or the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) communication (other than general advertising materials and press releases) mailed by WBI to its stockholders as a class since January 1, 1994, and each such communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                       (b) Since January 1, 1994, (i) WBI has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) WBI and Westport each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, WBI promptly will deliver or make available to HUBCO accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The WBI Disclosure Schedule lists the dates of all examinations of WBI or Westport conducted by either the FRB, the FDIC or the Connecticut Commissioner since January 1, 1994 and the dates of any responses thereto submitted by WBI or Westport.

                  3.11 WBI AND WESTPORT INFORMATION. The information relating to WBI and Westport, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUBCO) to be contained in the Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of WBI in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement is mailed to stockholders of WBI, and up to and including the date of the meeting of stockholders to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in the WBI Disclosure Schedule, WBI and each WBI Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to WBI or such WBI Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries taken as a whole), and WBI has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13  CERTAIN CONTRACTS.

                       (a) Except for plans referenced in Section 3.9 and as disclosed in the WBI Disclosure Schedule, (i) neither WBI nor Westport is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from WBI or Westport to any officer, employee, director or consultant thereof. The WBI Disclosure Schedule lists, and either the WBI Disclosure Schedule sets forth true and correct copies of or WBI has previously made available to HUBCO, all severance or employment agreements with officers, directors, employees, agents or consultants to which WBI or Westport is a party.

                       (b) Except as disclosed in the WBI Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued in the ordinary course of business, (i) as of the date of this Agreement, neither WBI nor any WBI Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of WBI and the WBI Subsidiaries taken as a whole, (ii) no commitment, agreement or other instrument to which WBI or any WBI Subsidiary is a party or by which any of them is bound limits the freedom of WBI or any WBI Subsidiary to compete in any line of business or with any person, and (iii) neither WBI nor any WBI Subsidiary is a party to any collective bargaining agreement.

                       (c) Except as disclosed in the WBI Disclosure Schedule, neither WBI nor any WBI Subsidiary or, to the best knowledge of WBI, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Westport is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries, taken as a whole.

                  3.14 PROPERTIES AND INSURANCE.

                       (a) Except as set forth in the WBI Disclosure Schedule, WBI or a WBI Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in WBI's consolidated balance sheet as of December 31, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of WBI and the WBI Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUBCO prior to the date hereof. Except as affected by the transactions contemplated hereby, WBI and Westport as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by WBI and Westport in all material respects as presently occupied, used, possessed and controlled by WBI and Westport.

                       (b) The business operations and all insurable properties and assets of WBI and each WBI Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of WBI, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of WBI adequate for the business engaged in by WBI and the WBI Subsidiaries. As of the date hereof, neither WBI nor any WBI Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond, and to the best of WBI's knowledge, is not in default under any such policy or bond, no coverage thereunder is being disputed, and all material claims thereunder have been filed in a timely fashion. The WBI Disclosure Schedule sets forth in summary form a list of all insurance policies of WBI and the WBI Subsidiaries.

                  3.15 MINUTE BOOKS. The minute books of WBI and Westport contain records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  3.16 ENVIRONMENTAL MATTERS. Except as set forth in the WBI Disclosure Schedule:

                       (a) Neither WBI nor any WBI  Subsidiary  has received any
written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that WBI or such WBI Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of WBI and the WBI Subsidiaries taken as a whole. WBI has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by WBI or any WBI Subsidiary, as OREO or otherwise, or owned or controlled by WBI or any WBI Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries, taken as a whole. None of the Properties is in the State of New Jersey.

                       (b) WBI has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of WBI and the WBI Subsidiaries taken as a whole.

                       (c) To the best of WBI's knowledge, WBI, each WBI Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations requiring the permit or registration.

                       (d) To the knowledge of WBI, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by WBI or any WBI Subsidiary.

                       (e) WBI has no knowledge that any of the Properties meets the statutory criteria of an "Establishment" as that term is defined pursuant to the Connecticut Transfer of Establishments Act, P.A. 95-183 (the "Connecticut Transfer Act").

                  3.17 RESERVES. As of March 31, 1996, each of the allowance for loan losses and the reserve for OREO properties in the WBI Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute each of the loan loss reserve and the reserve for OREO properties complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC and the Connecticut Commissioner.

                  3.18 NO PARACHUTE PAYMENTS. Except as set forth on the WBI Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of WBI or any WBI Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from WBI, an WBI Subsidiary, HUBCO or HUBank which if paid or provided would constitute an "excess parachute payment," as defined in
Section 280G of the Code or regulations promulgated thereunder.

                  3.19 AGREEMENTS WITH BANK REGULATORS. Neither WBI nor any WBI Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUBCO by WBI prior to the date of this Agreement, nor has WBI been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUBCO by WBI prior to the date of this Agreement. Neither WBI nor any WBI Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUBCO by WBI prior to the date of this Agreement.

                  3.20 DISCLOSURE.  No representation  or warranty  contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

                  References herein to the "HUBCO Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by HUBCO to WBI. HUBCO hereby represents and warrants to WBI as follows:

                  4.1  CORPORATE ORGANIZATION.

                       (a) HUBCO is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUBCO has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO or the HUBCO Subsidiaries (defined below), taken as a whole. HUBCO is registered as a bank holding company under the BHCA.

                       (b) Each of the HUBCO Subsidiaries is listed in the HUBCO Disclosure Schedule. For purposes of this Agreement, the term "HUBCO Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUBCO, directly or indirectly, owns at least a 50% stock or other equity interest or for which HUBCO, directly or indirectly, acts as a general partner. Each HUBCO Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. HUBank is a state-chartered commercial bank duly organized and validly existing and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by HUBank are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each HUBCO Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole. The HUBCO Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws of HUBCO as in effect on the date hereof.

                  4.2 CAPITALIZATION. The authorized capital stock of HUBCO consists solely of 50,000,000 common shares, no par value ("HUBCO Common Stock"), and 10,000,000 shares of preferred stock ("HUBCO Authorized Preferred Stock"). As of June 12, 1996, there are 13,626,663 shares of HUBCO Common Stock issued and outstanding, excluding 716,286 shares of treasury stock. From time to time hereafter, subject to the covenant in Section 5.17 below, HUBCO may sell or repurchase shares of HUBCO Common Stock. There are no shares of HUBCO Authorized Preferred Stock outstanding. Except for shares issuable under or arising from the Agreement and Plan of Merger, dated February 5, 1996 (the "Lafayette Agreement"), between HUBCO and Lafayette American Bank and Trust Company ("Lafayette"), the HUBCO 1995 Stock Option Plan, and stock options issued to the former Chief Executive Officer of Urban National Bank (the "HUBCO Stock Option Plans"), there are no shares of HUBCO Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUBCO Common Stock, and all issued and outstanding shares of capital stock of the HUBCO Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUBCO Subsidiaries are owned by HUBCO free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the shares issuable under the HUBCO Stock Option Plans and HUBCO's obligations under the Lafayette Agreement, neither HUBCO nor any HUBCO Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUBCO or any HUBCO Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3  AUTHORITY; NO VIOLATION.

                       (a) Subject to the receipt of all necessary governmental approvals, HUBCO has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUBCO in accordance with its Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUBCO are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUBCO and constitutes the valid and binding obligation of HUBCO, enforceable against HUBCO in accordance with its terms.

                       (b) Neither the execution or delivery of this Agreement by HUBCO, nor the consummation by HUBCO of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUBCO with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or By-laws of HUBCO, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUBCO, any HUBCO Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUBCO under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUBCO is a party, or by which it or any of its properties or assets may be bound or affected, except, with respect to (ii) and
(iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the Secretary of State of New Jersey, the Secretary of State of Connecticut, or other applicable Governmental Entities, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUBCO in connection with
(x) the execution and delivery by HUBCO of this Agreement, and (y) the consummation by HUBCO of the Merger and the other transactions contemplated hereby, except such as are listed in the HUBCO Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of HUBCO. To the best of HUBCO's knowledge, no fact or condition exists which HUBCO has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4  FINANCIAL STATEMENTS.

                       (a) The HUBCO Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUBCO as of December 31, 1994 and 1995, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1993 through 1995, in each case accompanied by the audit report of Arthur Andersen, independent public accountants with respect to HUBCO, and the unaudited consolidated statement of condition of HUBCO as of March 31, 1996 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 1996 and 1995, as reported in HUBCO's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "HUBCO Financial Statements"). The HUBCO Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUBCO as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUBCO for the respective fiscal periods set forth therein.

                       (b) The books and records of HUBCO the HUBCO Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                       (c) Except as and to the extent reflected, disclosed or reserved against in the HUBCO Financial Statements (including the notes thereto), as of March 31, 1996 neither HUBCO nor any of the HUBCO Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUBCO or any of the HUBCO Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUBCO's consolidated statement of condition as of March 31, 1996 or the notes thereto. Except for the transactions contemplated by this Agreement, and other proposed acquisitions by HUBCO since March 31, 1996 reflected in any Form 8-K filed by HUBCO with the SEC, neither HUBCO nor any HUBCO Subsidiary has incurred any liabilities since March 31, 1996 except in the ordinary course of business and consistent with past practice.

                  4.5 BROKER'S AND OTHER FEES. Neither HUBCO nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole since March 31, 1996 and to the best of HUBCO's knowledge, except for any merger related charges arising from or connected with the consummation of the transactions contemplated by the Lafayette Agreement and the effect of the consummation of other publicly announced mergers or acquisitions, not yet consummated (the "Effects of Announced Acquisitions"), no facts or condition exists which HUBCO believes will cause such a material adverse change in the future.

                  4.7  LEGAL  PROCEEDINGS.  Except  as  disclosed  in the  HUBCO
Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUBCO or its Subsidiaries, neither HUBCO nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUBCO's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUBCO or any of its Subsidiaries which, if decided adversely to HUBCO or its Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HUBCO or its
Subsidiaries. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor HUBCO's Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUBCO or its Subsidiaries.

                  4.8  TAX RETURNS.

                       (a) HUBCO and each HUBCO Subsidiary have duly filed all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to WBI in writing). HUBCO and HUBCO's Subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUBCO or HUBCO's Subsidiaries through such date. The HUBCO Disclosure Schedule identifies the federal income tax returns of HUBCO and HUBCO's Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUBCO Disclosure
Schedule identifies the applicable state income tax returns of HUBCO and HUBCO's Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUBCO, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUBCO or HUBCO's Subsidiaries, nor has HUBCO or HUBCO's Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                       (b) Except as set forth in the HUBCO Disclosure Schedule, neither HUBCO nor any Subsidiary of HUBCO (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes with third parties, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUBCO (nor does HUBCO have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.9  EMPLOYEE BENEFIT PLANS.

                       (a) Except as disclosed in the HUBCO Disclosure Schedule and the HUBCO Stock Option Plan, neither HUBCO or its Subsidiaries maintains or contributes to any "employee pension benefit plan" (the "HUBCO Pension Plans"), within the meaning of Section 3(2)(A) of ERISA, "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA (the "HUBCO Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. HUBCO has not, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                       (b) The present value of all accrued benefits, both vested and non-vested, under each of HUBCO's Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such HUBCO Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. The actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                       (c) During the last six years, the PBGC has not asserted any claim for liability against HUBCO or any of its Subsidiaries which has not been paid in full.

                       (d) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUBCO Pension Plan have been paid. All contributions required to be made to each HUBCO Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUBCO which have not been paid have been properly recorded on the books of HUBCO.

                       (e) Except as disclosed in the HUBCO Disclosure Schedule, each of the HUBCO Pension Plans, HUBCO Welfare Plans and each other employee benefit plan and arrangement identified on the HUBCO Disclosure Schedule has, since January 1, 1990, been operated in compliance in all material respects with any applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, if HUBCO maintains any HUBCO Pension Plan, HUBCO has received a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and subsequent legislation and, except as disclosed in the HUBCO Disclosure Schedule, HUBCO is not aware of any fact or circumstance which would disqualify any plan.

                       (f) To the best knowledge of HUBCO, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or
Section 406 of ERISA, has occurred with respect to any of the HUBCO Welfare Plans or HUBCO Pension Plans.

                       (g) No HUBCO Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any of the HUBCO Pension Plans.

                       (h) No "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the HUBCO Pension Plans.

                       (i) There are no material pending or, to the best knowledge of HUBCO, material threatened claims (other than routine claims for benefits) by, on behalf of, or against any of the HUBCO Pension Plans or HUBCO Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUBCO Disclosure Schedule.

                       (j) Except with respect to customary health, life and disability benefits or as disclosed in the HUBCO Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the HUBCO Financial Statements and established under GAAP or otherwise noted on such Financial Statements.

                       (k) With respect to each HUBCO Pension Plan and HUBCO Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of HUBCO or its Subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  4.10 REPORTS. Since January 1, 1994, HUBCO has filed all reports that it was required to file with the SEC under the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1934 Act and the rules and regulations adopted thereunder. As of their respective dates, each such report and each registration statement, proxy statement, form or other document filed by HUBCO with the SEC, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1994, HUBCO and each HUBCO Subsidiary has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

                  4.11 HUBCO INFORMATION. The information relating to HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement-Prospectus, and up to and including the date of the meeting of stockholders of WBI to which such Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.12 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in the HUBCO Disclosure Schedule, each of HUBCO and HUBCO's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUBCO or HUBCO's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUBCO and HUBCO's Subsidiaries taken as a whole) and HUBCO has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.13 CONTRACTS. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor its Subsidiaries, or to the best knowledge of HUBCO, any party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which HUBank or another HUBCO Subsidiary is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole.

                  4.14  PROPERTIES AND INSURANCE.

                       (a) HUBCO and the HUBCO Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUBCO's consolidated balance sheet as of March 31, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUBCO and the HUBCO Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO and the HUBCO Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUBCO or the HUBCO Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUBCO and the HUBCO Subsidiaries.

                       (b) The business operations and all insurable properties and assets of HUBCO and the HUBCO Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUBCO, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUBCO adequate for the business engaged in by HUBCO and the HUBCO Subsidiaries. As of the date hereof, neither HUBCO nor any HUBCO Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.15 FUNDING AND CAPITAL ADEQUACY. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUBCO or its Subsidiaries have agreed to consummate, HUBCO will have sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.16 ENVIRONMENTAL MATTERS. Except as disclosed in the HUBCO Disclosure Schedule, neither HUBCO nor any HUBCO Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUBCO or any HUBCO Subsidiary (either directly, or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries taken as a whole. Except as disclosed in the HUBCO Disclosure Schedule, HUBCO has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUBCO or any HUBCO Subsidiary in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUBCO and the HUBCO Subsidiaries, taken as a whole.

                  4.17 RESERVES. As of March 31, 1996, each of the allowance for loan losses and the reserve for OREO properties in the HUBCO Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute each of the loan loss reserve and the reserve for OREO properties complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC and the New Jersey Department of Banking.

                  4.18 HUBCO STOCK. As of the date hereof, HUBCO has available and reserved shares of HUBCO Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of HUBCO Warrants and Continuing Stock Options and conversion of New HUBCO Preferred Stock subsequent thereto. The HUBCO Stock to be issued hereunder pursuant to the Merger, upon exercise of the HUBCO Warrants and the Continuing Stock Options, and upon the conversion of the New HUBCO Preferred Stock, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUBCO, with no personal liability attaching to the ownership thereof. The HUBCO Stock to be issued hereunder pursuant to the Merger, upon exercise of the HUBCO Warrants and the Continuing Stock Options, and upon the conversion of the New HUBCO Preferred Stock, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations.

                  4.19 AGREEMENTS WITH BANK REGULATORS. Neither HUBCO nor any HUBCO Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to WBI by HUBCO prior to the date of this Agreement, nor has HUBCO been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to WBI by HUBCO prior to the date of this Agreement. Neither HUBCO nor any HUBCO Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to WBI by HUBCO prior to the date of this Agreement.

                  4.20 DISCLOSURE.  No representation  or warranty  contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1 CONDUCT OF THE BUSINESS OF WBI. During the period from the date of this Agreement to the Effective Time, WBI shall, and shall cause Westport to, conduct their respective businesses only in the ordinary course and consistent with prudent banking practice, except for transactions permitted hereunder or with the prior written consent of HUBCO, which consent will not be unreasonably withheld. WBI also shall use its reasonable best efforts to (i) preserve its business organization and that of Westport intact, (ii) keep available to itself and Westport the present services of its employees and those of Westport, and (iii) preserve for itself and HUBCO the goodwill of its customers and those of Westport and others with whom business relationships exist.

                  5.2 NEGATIVE COVENANTS. From the date hereof to the Effective Time, except as otherwise approved by HUBCO in writing, or as set forth in the WBI Disclosure Schedule, or as permitted or required by this Agreement, neither WBI not Westport will:

                       (a)  change  any   provision   of  its   Certificate   of
Incorporation or By-laws or any similar governing documents;

                       (b) change the number of shares of its authorized or issued capital stock (other than upon exercise of stock options or warrants described on the WBI Disclosure Schedule in accordance with the terms thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, from the date hereof to the Effective Time, WBI may declare, set aside or pay cash dividends per share of WBI Common Stock equivalent to the cash dividends per share (i.e., at the same rate as that paid by HUBCO multiplied by the Exchange Ratio) declared, set aside or paid by HUBCO during such period, except that following its July 1996 dividend WBI shall pay such dividends on March 1, June 1, September 1, and December 1 of each year and shall use the same record date as that used by HUBCO;

                       (c) grant any severance or termination pay (other than pursuant to written policies or contracts of WBI in effect on the date hereof and disclosed to HUBCO in the WBI Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees, except in each case as specified in Section 5.2 of the WBI Disclosure Schedule;

                       (d) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of WBI or Westport;

                       (e) make any capital expenditures other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair, and expenditures described in business plans or budgets previously furnished to HUBCO;

                       (f) file any applications or make any contract with respect to branching or site location or relocation;

                       (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any investments in securities other than investments in government or agency bonds having a maturity of less than five years;

                       (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

                       (i) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                       (j) without first conferring with HUBCO, make or commit to make any new loan or other extension of credit in an amount of $1,000,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $1,000,000 or more, or increase by $1,000,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers, except such loan initiations, renewals or increases that are committed as of the date of this Agreement and identified on the WBI Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                       (k) agree to do any of the foregoing.

                  5.3 NO SOLICITATION. WBI and Westport shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUBCO) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving WBI or Westport (an "Acquisition Transaction"). Notwithstanding the foregoing, WBI may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of WBI, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. WBI shall promptly communicate to HUBCO the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of WBI and HUBCO will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, WBI agrees to provide HUBCO, and HUBCO agrees to provide WBI, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending on or after June 30, 1996, WBI will deliver to HUBCO and HUBCO will deliver to WBI their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, WBI will deliver to HUBCO and HUBCO will deliver to WBI their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5  ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

                       (a) WBI and Westport shall permit HUBCO and its representatives, and HUBCO shall permit, and cause each HUBCO Subsidiary to permit, WBI and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUBCO and its representatives, or WBI and its representatives, as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUBCO and its representatives or WBI and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, WBI acknowledges that HUBCO may be involved in discussions concerning other potential acquisitions and HUBCO shall not be obligated to disclose such information to WBI except as such information is disclosed to HUBCO's shareholders generally.

                       (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby, and if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6  REGULATORY MATTERS.

                       (a) For the purposes of holding the Stockholders Meeting (as such term is defined in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUBCO Stock to be issued to WBI stockholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUBCO or WBI (as applicable) with the SEC of a Registration Statement and a combined proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by WBI and HUBCO to the WBI shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus" and the various documents to be filed by HUBCO under the 1933 Act with the SEC to register the HUBCO Stock for sale, including the Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                       (b)  HUBCO  shall  furnish  WBI  with  such   information
concerning HUBCO and its Subsidiaries (including, without limitation, information regarding other transactions which HUBCO is required to disclose) as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUBCO agrees promptly to advise WBI if at any time prior to the Stockholders Meeting, any information provided by HUBCO in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and to provide WBI with the information needed to correct such inaccuracy or omission. HUBCO shall furnish WBI with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to HUBCO and its Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to WBI shareholders.

                       (c) WBI shall furnish HUBCO with such information concerning WBI as is necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to WBI, to comply with Section 5.6(a) hereof. WBI agrees promptly to advise HUBCO if at any time prior to the Stockholders Meeting, any information provided by WBI in the Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and to provide HUBCO with the information needed to correct such inaccuracy or omission. WBI shall furnish HUBCO with such supplemental information as may be necessary in order to cause the Proxy Statement-Prospectus, insofar as it relates to WBI, to comply with Section 5.6(a) after the mailing thereof to WBI shareholders.

                       (d) HUBCO shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUBCO Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. WBI shall promptly furnish HUBCO with such information regarding WBI shareholders as HUBCO requires to enable it to determine what filings are required hereunder. WBI authorizes HUBCO to utilize in such filings the information concerning WBI provided to HUBCO in connection with, or contained in, the Proxy Statement-Prospectus. HUBCO shall furnish WBI's counsel with copies of all such filings and keep WBI advised of the status thereof. HUBCO shall as promptly as practicable file the Registration Statement containing the Proxy Statement-Prospectus with the SEC, and each of HUBCO and WBI shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement-Prospectus.

                       (e) HUBCO shall cause the HUBCO Common Stock issuable pursuant to the Merger to be listed on the NASDAQ at the Effective Time. HUBCO shall cause the HUBCO Common Stock which shall be issuable pursuant to exercise of HUBCO Warrants or Continuing Stock Options or conversion of New HUBCO Preferred Stock to be accepted for listing on the NASDAQ when issued.

                       (f) The parties hereto will cooperate with each other and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB and the Connecticut Commissioner. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

                       (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                       (h) WBI acknowledges that HUBCO is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning WBI may be required to be included in the registration statements, if any, for the sale of securities of HUBCO or in SEC reports in connection with such acquisitions. WBI agrees to provide HUBCO with any information, certificates, documents or other materials about WBI as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUBCO prior to the Effective Time. WBI shall use its reasonable efforts to cause its attorneys and accountants to provide HUBCO and any underwriters for HUBCO with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUBCO shall reimburse WBI for reasonable expenses thus incurred by WBI should this transaction be terminated for any reason other than as described in Section 7.1(f). HUBCO shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding WBI unless WBI shall have consented to such filing, which consent shall not be unreasonably delayed or withheld.

                       (i) The parties hereto acknowledge that the approval of HUBCO's shareholders will not be required under the rules of NASDAQ if the transactions contemplated by the Lafayette Agreement are consummated. The parties further acknowledge and agree that if the Lafayette Agreement is terminated prior to consummation for any reason, then the approval of the shareholders of HUBCO shall be a condition to the Closing hereunder and HUBCO agrees to cause a special shareholder meeting to be held promptly to vote upon the issuance of the HUBCO stock hereunder. In such event the parties agree to use the Proxy Statement-Prospectus as a joint proxy statement to solicit such approval.

                       (j) Between the date of this Agreement and the Effective Time, WBI shall cooperate with HUBCO to reasonably conform WBI's policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, Bank Secrecy Act and FDIC matters, to those of HUBCO as HUBCO may reasonably identify to WBI from time to time.

                  5.7 APPROVAL OF STOCKHOLDERS. WBI will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of WBI (the "Stockholders Meeting") for the purpose of securing the WBI stockholder approval of this Agreement required by law, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if its investment banker withdraws its fairness opinion prior to the Stockholders Meeting, recommend to the stockholders of WBI the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUBCO with respect to each of the foregoing matters.

                  If it becomes necessary under NASDAQ rules or applicable laws to obtain HUBCO shareholder approval, HUBCO shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection therewith, HUBCO shall take all steps necessary to duly call, give notice and convene a meeting of its shareholders for such purpose.

                  5.8  FURTHER ASSURANCES.

                       (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto if the Merger is not consummated.

                       (b)  HUBCO  agrees  that  from  the  date  hereof  to the
Effective Time, except as otherwise approved by WBI in writing or as permitted or required by this Agreement, HUBCO will not, nor will it permit any HUBCO Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement, or (iv) that would, at the time such action is taken, reasonably be expected to: (x) delay or cause a delay of more than 60 days in the receipt of any regulatory approvals or other approvals or consents which are required to be obtained in order to consummate the Merger or (y) materially jeopardize the receipt of such approvals or consents.

                  5.9 PUBLIC ANNOUNCEMENTS. HUBCO and WBI shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUBCO and WBI agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel.

                  5.10 FAILURE TO FULFILL CONDITIONS. In the event that HUBCO or WBI determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to March 31, 1997 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUBCO may enter into with other parties, WBI and HUBCO will promptly inform the other of any facts applicable to WBI or HUBCO, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11  EMPLOYEE MATTERS.

                       (a) Following consummation of the Merger, HUBCO agrees with WBI to honor the existing written contracts with officers and employees of WBI and Westport that are included in the WBI Disclosure Schedule, except as otherwise specified in Section 5.20 and 6.3(e) hereof.

                       (b) Following consummation of the Merger, HUBCO shall make available to all employees and officers of Westport thereafter employed by any of HUBCO's bank subsidiaries (which may include Westport) (the "New Employer") coverage under the benefit plans generally available to HUBank's employees and officers (including pension and health and hospitalization) on the terms and conditions available to HUBank's employees and officers, and shall honor the severance policies of WBI and Westport previously disclosed to HUBCO in writing with respect to persons whose employment is terminated within six months after the Effective Time. After the Effective Time, HUBCO may terminate, merge or change existing WBI and Westport benefit plans to the extent permitted under applicable law. Employees of Westport employed by the New Employer will receive credit for prior employment by Westport for the purposes of determining their eligibility to participate in all employee benefit plans of New Employer. Service completed while employed by Westport will also be taken into account for purposes of determining benefit levels under New Employer's vacation plan, and severance plan (after the initial six month period has lapsed). Credit for prior service will be given for purposes of vesting, but not for benefit accrual under New Employer's pension benefit plans. No pre-existing condition limitation or evidence of insurability shall be imposed under New Employer's group health plans, unless such employee was subject to such a limitation under Westport's group health plan.

                  5.12 DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

                  5.13  TRANSACTION EXPENSES OF WBI AND HUBCO.

                       (a) For planning purposes, WBI shall, within 15 days from the date hereof, provide HUBCO with its estimated budget of transaction-related expenses reasonably anticipated to be payable by WBI in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. WBI shall promptly notify HUBCO if or when it determines that it will expect to exceed its budget; provided, however, that HUBCO acknowledges that WBI shall not be deemed to have breached this Agreement by virtue of its exceeding such budget.

                       (b) Promptly after the execution of this Agreement, WBI shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. WBI shall accrue and/or pay all of such amounts as soon as possible.

                       (c) WBI shall advise HUBCO monthly of all out-of-pocket expenses which WBI has incurred in connection with this transaction.

                       (d) HUBCO, in reasonable consultation with WBI, shall make all arrangements with respect to the printing and mailing of the Proxy Statement.

                  5.14  INDEMNIFICATION.

                       (a) For a period of six years after the Effective Time, HUBCO shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of WBI or Westport or serves or has served at the request of WBI or Westport in any capacity with any other person

(collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of WBI or Westport or serves or has served at the request of WBI or Westport in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against WBI or Westport or any of their respective affiliates, or by any former (but not any present) shareholder of WBI (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of WBI or Westport or of any committee of WBI's or Westport's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUBCO set forth in this Section 5.14, in each case to the fullest extent permitted under any of
(x) applicable law, (y) the Certificate of Incorporation of WBI or Westport, as applicable, or (z) the By-Laws of WBI or Westport, as applicable (and HUBCO shall also advance expenses as incurred to the fullest extent permitted under any thereof).

                       (b) From and after the Effective Time, HUBCO shall assume and honor any obligation of WBI or Westport immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or By-Laws of WBI or Westport as if such obligations were pursuant to a contract or arrangement between HUBCO and such Indemnitees.

                       (c) In the event HUBCO or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUBCO assume the obligations set forth in this Section 5.14.

                       (d) HUBCO shall cause WBI's and Westport's officers and directors to be covered under HUBCO's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of WBI's and Westport's existing officers' and directors' liability insurance policy. However, HUBCO shall only be required to insure such persons upon terms and for coverages substantially similar to WBI's and Westport's existing officers' and directors' liability insurance.

                       (e) Any Indemnitee wishing to claim indemnification under this Section 5.14 shall promptly notify HUBCO upon learning of any Claim, but the failure to so notify shall not relieve HUBCO of any liability it may have to such Indemnitee if such failure does not materially prejudice HUBCO. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUBCO shall have the right to assume the defense thereof and HUBCO shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUBCO elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUBCO and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUBCO shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUBCO shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUBCO shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUBCO shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 BANK MERGER. Notwithstanding that WBI believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, WBI recognizes that HUBCO may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Merger, WBI and HUBCO shall consult and cooperate with each other with respect to (i) conforming, based upon such consultation, WBI's loan, accrual and reserve policies to those policies of HUBCO to the extent appropriate, provided that any required change in WBI's practices in connection with the matters described in this clause (i) need not be effected until the parties receive all necessary governmental approvals and consents to consummate the transactions contemplated hereby, (ii) new extensions of credit or material revisions to existing terms of credits by Westport, in each case where the aggregate exposure exceeds $500,000, and (iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of WBI and Westport to the extent appropriate.

                  5.16 COMPLIANCE WITH ANTITRUST LAWS. Each of HUBCO and WBI shall use its reasonable best efforts to resolve such objections, if any, which may be asserted with respect to the Merger under antitrust laws, including, without limitation, the Hart-Scott-Rodino Act. In the event a suit is threatened or instituted challenging the Merger as violative of antitrust laws, each of HUBCO and WBI shall use its reasonable best efforts to avoid the filing of, resist or resolve such suit. HUBCO and WBI shall use their reasonable best efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts shall include, but not be limited to, the proffer by HUBCO of its willingness to accept an order agreeing to the divestiture, or the holding separate, of any assets of HUBCO or WBI, except to the extent that any such divestitures or holding separate arrangement would have a material adverse effect on HUBCO. The entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of HUBCO or WBI be divested or held separate thereafter shall not be deemed a failure to satisfy the conditions specified in Section 6.1 hereof except to the extent that any divestitures or holding separate arrangement would have a material adverse effect on HUBCO and HUBCO shall not have voluntarily consented to such divestitures or holding separate arrangements. For the purposes of this Section 5.16, the divestiture or the holding separate of a branch or branches of HUBank, the Connecticut Bank or Westport with, in the aggregate, less than $20 million in assets shall not be considered to have a material adverse effect on HUBCO.

                  5.17 POOLING AND TAX-FREE REORGANIZATION TREATMENT. Prior to the date hereof, neither HUBCO or WBI has taken any action or failed to take any action which would disqualify the Merger for pooling of interests accounting treatment. Before the Effective Time, neither HUBCO nor WBI shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUBCO shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.18 COMFORT LETTERS. HUBCO shall cause Arthur Andersen, its independent public accountants, to deliver to WBI, and WBI shall cause Arthur Andersen, its independent public accountants, to deliver to HUBCO and to its officers and directors who sign the Registration Statement for this transaction, a short-form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement-Prospectus for the Stockholders Meeting of WBI, in the form customarily issued by such accountants at such time in transactions of this type.

                  5.19 AFFILIATES. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, WBI shall deliver to HUBCO
(a) a letter identifying all persons who, to the knowledge of WBI, may be deemed to be affiliates of WBI under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of WBI and (b) copies of letter agreements, each substantially in the form of Exhibit 5.19-1, executed by each such person so identified as an affiliate of WBI agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUBCO shall cause its directors and executive officers to enter into letter agreements in the form of
Exhibit 5.19-2 with HUBCO concerning the pooling-of-interests accounting rules. HUBCO hereby agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of HUBCO and WBI as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of Exhibit 5.19-1.

                  5.20 APPOINTMENTS. HUBCO agrees to cause Michael H. Flynn to be appointed at the Effective Time as President and Chief Executive Officer of the Connecticut Bank and immediately after the Effective Time to enter into a new employment agreement with Michael H. Flynn upon terms consistent with this Agreement but otherwise no less favorable to him than his current agreement if, prior to the effective date of the Registration Statement Michael H. Flynn amends in writing his employment agreement so that under no circumstances would WBI, Westport, HUBCO or any HUBCO Subsidiary be required to make any payments or provide any benefits to him (upon, or accelerated by, a change in control, as a consequence of this Agreement or the Merger or otherwise) which, if paid or provided, would constitute an "excess parachute payment" as defined in Section 280G of the Code. HUBCO agrees to cause David A. Rosow to be appointed at the Effective Time as Chairman of the Executive Committee of the HUBCO Board of Directors.

                         ARTICLE VI - CLOSING CONDITIONS

                  6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                       (a) APPROVAL OF STOCKHOLDERS; SEC REGISTRATION. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of WBI and, if necessary under NASDAQ rules or applicable laws, the stockholders of HUBCO. The HUBCO Registration Statement and Proxy Statement-Prospectus shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUBCO Stock and the HUBCO Warrants shall have been qualified in every state where such qualification is required under the applicable state securities laws.

                       (b) REGULATORY FILINGS. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the FRB and the Connecticut Commissioner) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of WBI and Westport, taken as a whole, to HUBCO. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                       (c) SUITS AND PROCEEDINGS. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUBCO or WBI determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                       (d) TAX OPINION.  HUBCO and WBI shall each have  received
an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, or of counsel to WBI reasonably acceptable to HUBCO, reasonably satisfactory in form and substance to WBI and its counsel and to HUBCO, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as counsel may reasonably deem relevant, to the effect that

                            (i) the Merger will be treated  for  federal  income
tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized by WBI; (iii) no gain or loss will be recognized upon the exchange of WBI Stock solely for HUBCO Stock;
(iv) the basis of any HUBCO Stock received in exchange for WBI Stock shall equal the basis of the recipient's WBI Stock surrendered on the exchange, reduced by the amount of cash received, if any, on the exchange, and increased by the amount of the gain recognized, if any, on the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUBCO Stock received in exchange for WBI Stock will include the period during which WBI Stock surrendered on the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                       (e) POOLING OF INTERESTS. HUBCO shall have received a letter, dated the Closing Date, from its accountants, Arthur Andersen, reasonably satisfactory to HUBCO and WBI, to the effect that the Merger shall be qualified to be treated by HUBCO as a pooling-of-interests for accounting purposes.

                  6.2 CONDITIONS TO THE OBLIGATIONS OF HUBCO UNDER THIS AGREEMENT. The obligations of HUBCO under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                       (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF WBI AND WESTPORT. Except for those representations which are made as of a particular date, the representations and warranties of WBI contained in this Agreement shall be true and correct in all material respects on the date of the Closing (the "Closing Date") as though made on and as of the Closing Date. WBI shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the WBI Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the WBI Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the WBI Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                       (b) OPINION OF COUNSEL. HUBCO shall have received an opinion of counsel to WBI, dated the Closing Date, in form and substance reasonably satisfactory to HUBCO, covering the matters customarily covered in opinions of counsel in transactions of this type.

                       (c) CERTIFICATES. WBI shall have furnished HUBCO with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUBCO may reasonably request.

                       (d) CONNECTICUT DEP COMPLIANCE. With respect to any Properties which are Establishments under the Connecticut Transfer Act, prior to the Closing WBI shall have delivered to HUBCO an appropriate Form in form and content acceptable to the DEP and prior to the Closing shall have fully accrued on WBI's books and disclosed to HUBCO the entire anticipated costs associated with any requested or reasonably anticipated clean-up.

                       (e) LEGAL FEES. WBI shall have furnished HUBCO with letters from all attorneys representing WBI and Westport in any matters confirming that all legal fees have been paid in full for services rendered as of the Effective Time.

                       (f) MERGER-RELATED EXPENSES. WBI shall have provided HUBCO with an accounting of all merger-related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger-related expenses of WBI shall be reasonable.

                  6.3 CONDITIONS TO THE OBLIGATIONS OF WBI UNDER THIS AGREEMENT. The obligations of WBI under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                       (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of HUBCO contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. HUBCO shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUBCO Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the HUBCO Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUBCO Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                       (b) OPINION OF COUNSEL TO HUBCO. WBI shall have received an opinion of counsel to HUBCO, dated the Closing Date, in form and substance reasonably satisfactory to WBI, covering the matters customarily covered in opinions of counsel in transactions of this type.

                       (c) FAIRNESS OPINION. WBI shall have received an opinion from O & Co., dated no more than three days prior to the date the Proxy Statement-Prospectus is mailed to WBI's stockholders (and, if it shall become necessary to resolicit proxies thereafter, dated no more than three days prior to the date of any substantive amendment to the Proxy Statement/Prospectus) to the effect that, in its opinion, the consideration to be paid to stockholders of WBI hereunder is fair to such stockholders from a financial point of view ("Fairness Opinion"), and HUBCO shall not have taken any action (including the announcement of any other proposed acquisition) which causes O & Co. to withdraw its Fairness Opinion prior to the Closing.

                       (d) CERTIFICATES. HUBCO shall have furnished WBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as WBI may reasonably request.

                       (e) CERTAIN CONTRACTS. HUBCO shall have specifically acknowledged, accepted and assumed (in a document in form and substance reasonably satisfactory to WBI) any written employment, severance and other compensation contracts between WBI and its officers and directors (including former officers and directors) contained in the WBI Disclosure Schedules in a writing delivered to the officers and directors covered thereby, unless the employment contract is terminated or, if applicable, the employment of the officer by WBI is terminated for any reason prior to the Closing, or if the employment, severance and other contracts have been amended as provided hereunder HUBCO shall assume the amended written contracts.

                       (f) DIRECTORS AND PRESIDENT. Two nominees, designated by WBI and acceptable to HUBCO (which persons shall be Michael H. Flynn and David
A. Rosow, unless HUBCO and WBI shall agree in writing to the contrary), shall be duly appointed by the Board of Directors of HUBCO to HUBCO's Board of Directors, effective at the Effective Time. Provision shall have been made such that four nominees, designated by WBI and acceptable to HUBCO (which persons shall include Michael H. Flynn and David A. Rosow, unless HUBCO and WBI shall agree in writing to the contrary), shall have been appointed as directors of the Surviving Bank (or shall continue as directors of Westport if the Bank Merger is not consummated at the Effective Time). HUBCO shall have caused Michael H. Flynn to be elected President of the Connecticut Bank, subject to the condition of
Section 5.20 hereof. HUBCO shall have caused David A. Rosow to be appointed Chairman of the Executive Committee of the HUBCO Board of Directors.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of WBI:

                       (a) by mutual written consent of the parties hereto;

                       (b) by HUBCO or WBI (i) if the Effective Time shall not have occurred on or prior to March 31, 1997 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the stockholders of WBI is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, or
(iii) if a vote of the stockholders of HUBCO is required by applicable NASDAQ rules, such vote is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose;

                       (c) by HUBCO or WBI upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUBCO upon written notice to WBI if any such application is approved with conditions (other than conditions which are customary in such regulatory approvals) which materially impair the value of WBI and Westport, taken as a whole, to HUBCO;

                       (d) by HUBCO if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of WBI and Westport, taken as a whole, from that disclosed by WBI in WBI's Quarterly Report on Form 10-Q for the three months ended March 31, 1996 (it being understood that those matters disclosed in the WBI Disclosure Schedule shall not be deemed to constitute such a material adverse change) or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of WBI hereunder and such breach shall not have been remedied within 30 days after receipt by WBI of notice in writing from HUBCO to WBI specifying the nature of such breach and requesting that it be remedied;

                       (e) by WBI, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of HUBCO and its Subsidiaries taken as a whole from that disclosed by HUBCO in HUBCO's Quarterly Report on Form 10-Q for the three months ended March 31, 1996 except for the Effects of Announced Acquisitions (it being understood that those matters disclosed in the HUBCO Disclosure Schedule shall not be deemed to constitute such a material adverse change); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO hereunder and such breach shall not have been remedied within 30 days after receipt by HUBCO of notice in writing from WBI specifying the nature of such breach and requesting that it be remedied;

                       (f) by WBI, if WBI's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws and WBI has paid to HUBCO in full the Termination Fee specified hereunder in Section 8.1(c) upon the termination of this Agreement;

                       (g) by HUBCO if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by March 31, 1997;

                       (h) by WBI if the conditions set forth in Section 6.3 are not satisfied and are not capable of being satisfied by March 31, 1997; or

                            (i) by WBI, if (either  before or after its approval
by the stockholders of WBI) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing with the Determination Date, if both of the following conditions are satisfied:

                                 (1) the HUBCO Common Stock Average Price on the
Determination Date shall be less than $16.75; and

                                 (2) (i) the number  obtained  by  dividing  the
HUBCO Common Stock Average Price on such Determination Date by the Starting Date Closing Price (the "HUBCO Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting .075 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

Notwithstanding the foregoing, if WBI elects to exercise its termination right pursuant to this subsection (i), it shall give prompt written notice to HUBCO (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period)). During the seven-day period commencing with its receipt of such notice, HUBCO shall have the option of increasing the consideration to be received by the holders of WBI Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is $16.75 multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Common Stock Average Price, and (ii) a number equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUBCO Ratio. If HUBCO makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to WBI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (i).

                  For purposes of this subsection (i), the following terms shall have the meanings indicated:

                  "HUBCO Common Stock Average Price" means the average of the daily closing sales prices of HUBCO Common Stock as reported on NASDAQ (as reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by HUBCO) for the 20 consecutive full trading days in which such shares are quoted on NASDAQ ending at the close of trading on the Determination Date.

                  "Determination Date" means the date on which the approval of the FRB required for consummation of the Merger shall be received or, if no FRB approval is required, then the date of the approval by the FDIC of the Bank Merger is received.

                  "Index Price" on a given date means the closing price of the NASDAQ Bank Index on such date, as reported in The Wall Street Journal.

                  "Starting Date" means the first NASDAQ trading day immediately following the date of the first public announcement of the entry into this Agreement.

                  7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement by either HUBCO or WBI pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3 AMENDMENT. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of WBI but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of WBI without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4 EXTENSION; WAIVER. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                          ARTICLE VIII - MISCELLANEOUS

                  8.1  EXPENSES.

                       (a) Except as  otherwise  expressly  stated  herein,  all
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, WBI may bear the expenses of Westport.

                       (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                       (c) If

                            (i) this  Agreement is terminated by WBI pursuant to
Section 7.1(f), or

                            (ii) this  Agreement  is  terminated:  (ww) by HUBCO
pursuant to Section  7.1(d)(ii)  because of a breach by WBI of any covenant,  or
(xx) by HUBCO pursuant to Section 7.1(b)(ii) because of an action taken by WBI or WBI's Board of Directors, or (yy) by HUBCO following a withdrawal by O & Co. of its Fairness Opinion prior to the Closing, or (zz) by WBI, other than pursuant to Section 7.1(a), Section 7.1(b)(i) if before October 1, 1996 WBI has satisfied all conditions in Section 6.2 (other than any requirement of WBI stockholder approval or any condition waived by HUBCO), Section 7.1(b)(ii) unless either (A) the failure of the WBI stockholders to approve the Agreement is attributable to an action or omission of WBI or WBI's Board of Directors or
(B) a proposal to effect an Acquisition Transaction was made public before the meeting of stockholders referred to in Section 7.1(b)(ii), Section 7.1(c),
Section 7.1(e), Section 7.1(f), Section 7.1(h) or Section 7.1(i), and

                       (a) after the execution of this Agreement and prior to the date of termination of this Agreement WBI is informed orally or in writing of a proposal to effect an Acquisition Transaction which proposal is not fully withdrawn prior to the date of termination and which proposal is made by a company or person other than HUBCO and its affiliates; and

                       (b) before or within 12 months after the date of the termination of this Agreement (x) WBI shall have entered into an agreement to engage in an Acquisition Transaction with any person other than HUBCO, or (y) the Board of Directors of WBI shall have approved an Acquisition Transaction or shall have recommended that the shareholders of WBI approve or accept any Acquisition Transaction, in each case, other than as contemplated by this Agreement, and

                       (c) an Acquisition Transaction between WBI and another person shall have closed ("Acquisition Transaction Closing") within 24 months after the termination of this Agreement; then WBI or its successor in interest shall pay to HUBCO as a condition to a termination under clause (i) above or under clause (ii) above as a condition to and simultaneous with the Acquisition Transaction Closing, a termination fee (the "Termination Fee") equal to $3,000,000 (THREE MILLION DOLLARS), plus the legal fees and expenses of HUBCO incurred in enforcing its right to the Termination Fee.

                  8.2 SURVIVAL. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.11 and 5.14.

                  8.3 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

                       (a) If to HUBCO, to:
                           HUBCO, Inc.
                           1000 MacArthur Blvd.
                           Mahwah, New Jersey 07430
                           Attn.: Kenneth T. Neilson, Chairman, President and Chief Executive Officer

                           Copy to: 1000 MacArthur Blvd.
                           Mahwah, New Jersey 07430
                           Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                           And copy to:  Pitney, Hardin, Kipp & Szuch
                           (Delivery) 200 Campus Drive
                           Florham Park, New Jersey
                           (Mail) P.O. Box 1945
                           Morristown, New Jersey 07962-1945
                           Attn.: Michael W. Zelenty, Esq.

                       (b) If to WBI or Westport, to:
                           Westport Bancorp, Inc.
                           87 Post Road East
                           Westport, Connecticut 06880
                           Attn.: Michael H. Flynn, President
                           and Chief Executive Officer

                           Copy to: Hogan & Hartson, L.L.P.
                           Columbia Square
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                           Attn.: Stuart G. Stein, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4 PARTIES IN INTEREST; ASSIGNABILITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5 ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.9 KNOWLEDGE. Representations made herein which are qualified by the phrase to the best of WBI's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer, the Chief Financial Officer and the person serving in the capacity of chief lending officer of WBI and thereafter refer to the best knowledge of any senior officer of WBI or any WBI Subsidiary. Representations made herein which are qualified by the phrase to the best of HUBCO's knowledge or similar phrases refer as of the date hereof to the best of the knowledge of the Chairman, President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of HUBCO and thereafter refer to the best knowledge of any senior officer of HUBCO or any HUBCO Subsidiary. Any reference to a person's knowledge or best knowledge shall mean, as of the date of the statement in question, such person's actual knowledge or what such person should have known in the ordinary exercise of that person's duties in the capacity referred to herein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, HUBCO, WBI and Westport have caused this Agreement to be executed by their duly authorized officers and by no less than a majority of the directors of each of them as of the day and year first above written.



ATTEST:                                  HUBCO, INC.




By:/S/D. LYNN VAN BORKULO-NUZZO          By: /S/KENNETH T. NEILSON
   D. Lynn Van Borkulo-Nuzzo,            Kenneth T. Neilson, Chairman,
   Secretary                             President and Chief Executive Officer




ATTEST:                                  WESTPORT BANCORP, INC.




By:/S/JOHN J. HENCHY                     By: /S/MICHAEL H. FLYNN
   John J. Henchy,                       Michael H. Flynn, President
   Secretary                             and Chief Executive Officer




ATTEST:                                  THE WESTPORT BANK & TRUST COMPANY




By:/S/JOHN J. HENCHY                     By:/S/MICHAEL H. FLYNN
   John J. Henchy,                       Michael H. Flynn, President
   Secretary                             and Chief Executive Officer






DIRECTORS OF WESTPORT BANCORP, INC. and
     THE WESTPORT BANK & TRUST COMPANY:






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



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DIRECTORS OF HUBCO, INC.:



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


                    CERTIFICATE OF WBI AND WESTPORT DIRECTORS


                  Reference is made to the Agreement and Plan of Merger, dated June 21, 1996 (the "Agreement"), among HUBCO, Inc., Westport Bancorp, Inc., and The Westport Bank & Trust Company. Capitalized terms used herein have the meanings given to them in the Agreement.

Each of the following persons, being all of the directors of WBI and Westport, agrees to vote or cause to be voted all shares of WBI Stock which are held by such person, or over which such person exercises full voting control (except as trustee or in a fiduciary capacity, or as nominee), in favor of the Merger.



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Dated: June 21, 1996

                                                                    APPENDIX B



                                                                 June 20, 1996

Board of Directors
Westport Bancorp, Inc.
87 Post Road East
Westport, CT 06880


Members of the Board:


         You have requested our opinion as to the fairness, from a financial point of view, of the terms of a proposed Agreement and Plan of Merger dated June 21, 1996 ( the "Merger Agreement"), by and among HUBCO, Inc. ("HUBCO"), Westport Bancorp, Inc. ("Westport") and The Westport Bank and Trust Company ("WBTC"), to the holders of Westport common stock, par value $.01 ("Westport Common Stock"), and the holders of Westport Series A Convertible Preferred Stock, par value $.01 ("Westport Preferred Stock", and collectively, "Westport Shareholders"). Pursuant to the terms of the Merger Agreement, each share of Westport Common Stock will be converted into the right to receive 0.3225 shares of HUBCO common stock, no par value, and each share of Westport Preferred Stock will be converted into the right to receive one share of a new HUBCO Series B Preferred Stock having substantially identical terms as the Westport Preferred Stock, in each case subject to adjustment in certain circumstances as described in the Merger Agreement.

         Ostrowski & Company, Inc., as part of its bank and thrift advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate purposes. We are familiar with Westport, having provided financial advisory services to the Board of Directors since 1994, and we participated in the negotiations leading to the Merger Agreement. We have received and will receive fees from Westport for advisory services, and will receive fees for advisory services in connection with the completion of the transactions contemplated in the proposed Merger Agreement.

         In connection with providing this opinion, we have examined and relied upon, among other things, the Merger Agreement; annual reports to shareholders, proxy statements and related audited financial statements for Westport and HUBCO for each of the three fiscal years ended December 31, 1993, 1994 and 1995; the Joint Proxy Statement-Prospectus dated May 8, 1996 relating to the Agreement and Plan of Merger between Lafayette American Bank and Trust Company and HUBCO; certain unaudited interim financial reports for Westport and HUBCO for the quarter ended March 31, 1996, certain other financial information for Westport and HUBCO, including pro forma financial statements and managements' estimates relating to, among other things, earnings, asset quality, and capital. We have conducted discussions with executive management of both Westport and HUBCO concerning historical financial performance and condition, market area economic conditions, and future business prospects and financial forecasts. We have reviewed stock market prices and trading activity for the common shares of Westport and HUBCO. We have reviewed comparable financial, operating and market data for the banking industry and selected peer groups; compared the terms of the Merger Agreement with other bank merger and acquisition transactions; and have considered such additional financial and other information deemed relevant.

         In preparing our opinion, we have relied upon the accuracy, completeness and fair presentation of all information supplied or otherwise made available to us by, or on behalf of, Westport and HUBCO. We have not independently verified such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Westport or HUBCO, nor have we been furnished any such evaluations or appraisals. With respect to forecasts of expected future financial performance, we have been advised that they reflect the best currently available estimates and judgement of the executive managements of Westport and HUBCO. This opinion is necessarily based upon the information available to us and the market, economic and other conditions, as they exist and can be evaluated, as of the date of this letter.

         This opinion is directed solely to the fairness, from a financial point of view, of the terms of the Merger Agreement to Westport Shareholders and does not constitute a recommendation to any Westport Shareholder as to how such Westport Shareholder should vote with respect to the Merger Agreement.

         In reliance upon and subject to the foregoing, it is our opinion that as of the date hereof, the terms of the Merger Agreement are fair, from a financial point of view, to Westport Shareholders.


                                         Very truly yours,


                                         OSTROWSKI & COMPANY, INC.

                                                                   APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW


          262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of there merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in described in subsection (b) and (c) of this section. As used in this section, the world "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251, 252, 254, 257, 258, 263 or 264 of this title:

               (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreementFooter92496A01081696Footer of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or
(ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsections
(f) or (g) of Section 251 of this title.

               (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                    c.  Cash  in  lieu  of   fractional   shares  or  fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

               (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

          (d) Appraisal rights shall be perfected as follows:

               (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

               (2) If the  merger or  consolidation  was  approved  pursuant  to
Section 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address at it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20-days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereof of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings, and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificate of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

          (i) The  Court  shall  direct  the  payment  of the fair  value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time period provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                 APPENDIX D

                                                                 EXHIBIT 2.1(a)

                                    ARTICLE V

                       SECTION D-SERIES B PREFERRED STOCK


                  (C) The Series B Preferred Stock, shall have a stated value of $100.00 per share, and the shares therefore, when issued for such amount, shall be fully paid and non-assessable. The Series B Preferred Stock shall consist of _______ shares, which number may be increased (but only in connection with a stock split or stock dividend) or decreased from time to time (but not below the number thereof then outstanding) by the Board of Directors. Upon the reacquisition of any of the Series B Preferred Stock, through conversion or otherwise, such reacquired Shares shall be canceled and shall become part of the authorized and unissued Preferred Stock, but shall not be authorized and unissued Series B Preferred Stock. The rights, preferences and limitations of the Series B Preferred Stock are as follows:

                       (a) Rank. The Series B Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution of the Corporation, rank prior to the Common Stock and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding, other than any class or series of equity securities ranking on a parity with the Series B Preferred Stock (the "Parity Stock"), or any class or series of equity securities of the Corporation ranking senior to the Series B Preferred Stock as to rights upon liquidation (the "Senior Stock"). The Series B Preferred Stock shall be junior to all outstanding debt of the Corporation. The Series B Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and classes or series of equity securities ranking junior to the Series B Preferred Stock (the "Junior Stock").

                       (b) Dividends. Holders of record of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Corporation legally available therefore, dividends at a rate to be determined by the Corporation's Board of Directors. All dividends declared on the Series B Preferred Stock shall be declared pro rata per share and shall be noncumulative. All dividends declared shall be payable to holders of record of the Series B Preferred Stock as they appear at the close of business on the stock books of the Corporation on record dates determined by the Board of Directors, not more than 60 calendar days preceding the date on which such dividends are payable.

                       (c) Liquidation Preference. The amount which the holders of shares of Series B Preferred Stock shall be entitled to receive, subject to the rights of creditors, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be $100.00 per share. Upon any such liquidation, dissolution or winding up, the preferential amounts with respect to the Series B Preferred Stock and any Parity Stock shall be distributed pro rata in accordance with the aggregate preferential amounts of the Series B Preferred Stock and such Parity Stock, if any, out of or to the extent of the net assets of the Corporation legally available for such distribution, before any distributions are made with respect to any Junior Stock.

                       (d) Redemption. The Series B Preferred Stock is not subject to any redemption rights on the part of the Corporation, nor shall the holders of the Series B Preferred Stock have the right to require the Corporation to redeem their shares.

                       (e) Conversion.

                            (i) At the  Option of the  Holder.  At the option of
each of the holders of outstanding Series B Preferred Stock, such stock may be converted into the fully paid and nonassessable shares of Common Stock as provided for in this Paragraph (e). As used in this Paragraph (e), Common Stock means (A) the Common Stock, no par value, of the Corporation, as authorized by this Certificate of Incorporation, and (B) any other class of capital stock into which such Common Stock has been changed pursuant to any reclassification or reorganization.

                            (ii) Conversion  Ratio. The Series B Preferred Stock
may be converted into Common Stock at the conversion rate in effect at the "Conversion Date" (as defined below). On and after ________, 199_, the conversion rate shall be 32.25 shares of Common Stock for each share of Series B Preferred Stock converted (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment from time to time, as provided in Subparagraph (iv) of this Paragraph (e).

                            (iii)   Certain   Transactions.   In   case  of  any
consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation, there will be no adjustment of the Conversion Ratio, but each holder of shares of Series B Preferred Stock then outstanding will have the right thereafter to convert such shares into the kind and amount of securities, cash or other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had such shares been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance.

                            (iv) Adjustment of Conversion  Ratio. The Conversion
Ratio is subject to adjustment, upon certain events, including the issuance of Common Stock of the Corporation as a dividend with respect to the outstanding Common Stock, subdivisions or combinations of Common Stock, the issuance to holders of Common Stock generally of rights or warrants to subscribe for Common Stock, or the distribution to holders of Common Stock generally of evidences of indebtedness, assets (excluding dividends in cash out of retained earnings) or rights or warrants to subscribe for securities of the Corporation other than those mentioned above. The adjustments required by this Subparagraph (iv) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible that would otherwise be required shall be made (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Subparagraph
(iii)) unless and until such adjustment, either by itself or with other adjustments not previously made, adds or subtracts at least five percent (5%) to or from the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Subparagraph (iv) and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. Each adjustment in the Conversion Ratio pursuant to this Subparagraph (iv) shall become effective as of either (A) the record date for the payment of such dividend, or (B) the effective date of any such subdivision or combination. Notwithstanding the foregoing, the Conversion Ratio shall not be subject to adjustment to the extent the Corporation issues any Common Stock in connection with (x) the exercise of stock purchase rights pursuant to Warrant Certificates issued __________, 199___ by the Corporation in exchange for warrants previously exchangeable for shares of the common stock of Westport Bancorp, Inc.; and (y) any employee compensation and benefit plans, employee agreements and contracts. No adjustment in the Conversion Ratio for the Series B Preferred Stock shall be made if, at the same time that the Corporation takes an action with respect to the Common Stock that would otherwise require adjustment under this Subparagraph (iv), the Corporation shall take the same action with respect to the Series B Preferred Stock in the same proportion as if each share of Series B Preferred Stock had been converted into shares of Common Stock at the then applicable Conversion Ratio immediately before the record date for the determination of holders of Common Stock entitled to receive the dividends, rights, warrants, or distributions. Whenever the Conversion Ratio is adjusted as provided in this Subparagraph (iv), the Corporation shall promptly file with the Transfer Agent for the Series B Preferred Stock a statement signed by the Chairman of the Board, President or Vice President of the Corporation and by its Treasurer or its Secretary showing in detail the facts requiring such adjustment, and shall exhibit the statement to any holder of Series B Preferred Stock desiring to inspect the statement. In addition, with respect to adjustments made while any Series B Preferred Stock is outstanding, the Corporation shall state to the Transfer Agent and in the next quarterly and annual report to shareholders that an adjustment has been effected and give the adjusted Conversion Ratio. Such quarterly and annual report shall be mailed to all holders of record of the Series B Preferred Stock on the record date used for mailing such quarterly and annual report to holders of Common Stock.

                            (v)  Conversion  Procedure.  The Series B  Preferred
Stock may be converted by (A) surrendering the certificates representing the shares of such Series B Preferred Stock, together with (B) written notice of conversion, and (C) a proper assignment of such certificates to the Corporation or in blank. The notice of conversion shall state the name(s) and address(es) in which the certificates representing the Common Stock issuable upon such conversion shall be issued. The date upon which the certificates representing the shares to be converted, the notice of conversion and the assignment are received by the transfer agent is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver, as specified in the notice of conversion, certificate(s) for the number of full shares of Common Stock (or other shares of capital stock, other securities, cash or other property) issuable upon such conversion, together with any cash instead of fractional shares as provided in Subparagraph
(vi) below. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as a holder of the converted shares of the Series B Preferred Stock shall cease and the person or persons in whose names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                            (vi) Cash Adjustment. No fractional shares of Common
Stock (or other shares of stock or other securities) or scrip representing fractional shares shall be issued upon conversion of the Series B Preferred Stock. Instead, the Corporation shall pay a cash adjustment in an amount equal to the same fraction of the current market price per share of the Common Stock (or other shares of capital stock or other securities) at the Conversion Date. As used in this Subparagraph (vi), the term "current market price" at any time means the daily average closing price for a period of thirty business days ending on the business day before the date for which such price is to be determined. The closing price for each business day will be either (A) the last sale price as quoted on the principal national securities exchange upon which the Common Stock (or other capital stock or securities) is listed or admitted to trading, or, (B) if the Common Stock (or other capital stock or securities) is not so listed or admitted, the average of the closing bid and asked prices as quoted on the National Association of Securities Dealers Automated Quotation System. If, for any reason, such closing prices cannot reasonably be determined, then the current market price will be determined by any reasonable method selected by the Board of Directors of the Corporation.

                            (vii)  Corporation to Reserve Stock for  Conversion.
As long as any Series B Preferred Stock remains outstanding, the Corporation shall reserve out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series B Preferred Stock.

                       (f) Voting Rights.

                            (i)  Number of Votes.  Holders of shares of Series B
Preferred Stock shall vote together as a class with holders of the Common Stock for the election of directors and all other matters as to which holders of the Common Stock shall be entitled to vote. Each share of Series B Preferred Stock shall be entitled to 32.25 votes, which represents a number of votes equal to the number of shares of Common Stock into which the Series B Preferred Stock is convertible and which number is subject to adjustment pursuant to Subparagraph
(e)(iv).

                            (ii)  Additional  Voting  Rights.  In addition,  the
approval of a majority of the outstanding shares of Series B Preferred Stock, voted together as a class, shall be required in order to amend the Certificate of Incorporation of the Corporation to affect adversely the rights of the holders of the Series B Preferred Stock or to take any action which would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Series B Preferred Stock. Subject to the foregoing, the Corporation's Certificate of Incorporation may be amended to increase the number of authorized shares of Parity Stock or Junior Stock without the vote by class of the holders of the outstanding Series B Preferred Stock.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (i) LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS. Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such persons' duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

         (ii) INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (A) were in breach of his duty of loyalty to the corporation or its shareholders, (B) were not in good faith or involved a knowing violation of law or (C) resulted in receipt by such person of an improper personal benefit.

         (iii) INSURANCE. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.


ITEM 21.

A.  Exhibits

Exhibit
Number    Description

2 Agreement and Plan of Merger, dated June 21, 1996, by and among HUBCO, Inc. ("HUBCO") and Westport Bancorp, Inc. ("WESTPORT") and The Westport Bank & Trust Company ("WBTC") (included as Appendix A to the Proxy Statement).*

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Form of Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)     Consent of Arthur Andersen LLP. (Westport)

23(b)     Consent of Arthur Andersen LLP. (HUBCO)

23(c)     Consent of Arthur Andersen, LLP. (Lafayette)

23(d)     Consent of Ostrowski & Company, Inc.

23(e) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

99 Form of Proxy Card to be utilized by the Board of Directors of Westport.


B.  Financial Schedules

          All schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.   Reports, Opinions or Appraisals

          Fairness Opinion of Ostrowski & Company, Inc. is included as Appendix B to the Proxy Statement-Prospectus.

ITEM 22.  UNDERTAKINGS

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 22nd day of August, 1996.

                                                    HUBCO, Inc.


                                                    By: KENNETH T. NEILSON
                                                       -------------------
                                                        Kenneth T. Neilson,
                                                        Chairman, President and
                                                        Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                        Title                      Date

KENNETH T. NEILSON
- ----------------------    Chairman, President and Director   August 22, 1996
(Kenneth T. Neilson)        (Chief Executive Officer)

ROBERT J. BURKE
- ---------------------
(Robert J. Burke)                    Director                August 22, 1996

DONALD P. CALCAGNINI
- ---------------------                Director                August 19, 1996
(Donald P. Calcagnini

JOAN DAVID
- ----------------------               Director                August 22, 1996
(Joan David)

THOMAS R. FARLEY
- ----------------------               Director                August 22, 1996
(Thomas R. Farley)

ROBERT B. GOLDSTEIN
- ----------------------               Director                August 19, 1996
(Robert B. Goldstein)

BRYANT MALCOLM
- ---------------------
(Bryant Malcolm)                     Director                August 22, 1996


- ----------------------               Director                August --, 1996
(W. Peter McBride)

CHARLES F.X. POGGI
- ---------------------                Director                August 22, 1996
(Charles F.X. Poggi)

S E. SCHIERLOH
- --------------------                 Director                August 22, 1996
(James E. Schierloh)

JOHN TATIGIAN
- --------------------                 Director                August 19, 1996
(John Tatigian)

SR. GRACE FRANCES STRAUBER
- ---------------------------          Director                August 22, 1996
 (Sister Grace Frances Strauber)

RICHARD LINHART
- --------------------------   Treasurer and Chief Financial   August 22, 1996
(Richard Linhart)             Officer (Principal Financial
                                        Officer)
CHRISTINA L. MAIER           Assistant Treasurer (Principal  August 22, 1996
- ---------------------------       Accounting Officer)
(Christina L. Maier)

                                INDEX TO EXHIBITS


Exhibit                          Description                             Page
Number
2        Agreement and Plan of Merger, dated June 21, 1996, by and         *
         among HUBCO, Inc. ("HUBCO") and Westport Bancorp, Inc.
         ("WESTPORT") and The Westport Bank & Trust Company ("WBTC") (included as Appendix A to the Proxy Statement).

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Form of Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)    Consent of Arthur Andersen LLP.  (Westport)

23(b)    Consent of Arthur Andersen LLP.  (HUBCO)

23(c)    Consent of Arthur Andersen LLP.  (Lafayette)

23(d)    Consent of Ostrowski & Company, Inc.

23(e)    Consent of Pitney, Hardin, Kipp & Szuch (included in
         Exhibits 5 and 8 hereto).

99       Form of Proxy Card to be utilized by the Board of Directors of Westport.
- ---------------------------------

*    Included elsewhere in this registration statement.